Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

REALTY INCOME CORPORATION,

TAU ACQUISITION LLC

and

AMERICAN REALTY CAPITAL TRUST, INC.

Dated as of September 6, 2012

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2012 (this “Agreement”), is made by and among Realty Income Corporation, a Maryland corporation (“Parent”), Tau Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and American Reality Capital Trust, Inc., a Maryland corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto wish to effect a business combination transaction in which the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock, $0.01 par value per share (the “Company Common Stock”), of the Company will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the DLLCA;

WHEREAS, the Company Board and the Parent Board have each separately approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Company Board has directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders and has resolved to recommend that the Company’s stockholders vote to approve the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Parent Board has directed that the issuance of shares of Parent Common Stock (as defined herein) in connection with the Merger be submitted for consideration at a meeting of Parent’s stockholders and has resolved to recommend that Parent’s stockholders vote to approve such issuance;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, William M. Kahane, President and Chief Executive Officer of the Company, and Nicholas S. Schorsch, Chairman of the Company Board, have each executed and delivered to Parent a Stockholder Voting Agreement pursuant to which each of Messrs. Kahane and Schorsch has agreed to vote to approve the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, each of the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.

(a)                                  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Company than those contained in the Company Confidentiality Agreement or the Parent Confidentially Agreement (except for such changes necessary for the Company to comply with its obligations under this Agreement).

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, LTIP unit or profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent).

“Company Confidentiality Agreement” shall mean the letter agreement, dated August 12, 2012, as amended from time to time, from the Company to Parent and confirmed and agreed to by Parent.

“Company Employee” shall mean each employee of the Company and/or any Company Subsidiary.

“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Company Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

“Company Option” shall mean any option to purchase shares of Company Common Stock under the Company’s 2007 Non-Employee Director Stock Option Plan or otherwise.

“Company Restricted Stock” shall mean any shares of Company Common Stock granted pursuant to the Company’s Employee and Director Incentive Restricted Share Plan, as amended, and are subject to restrictions on transfer and/or forfeiture.

“Company Stock Plans” shall mean the Company’s 2007 Non-Employee Director Stock Option Plan and the Company’s Employee and Director Incentive Restricted Share Plan.

“Company Stockholder Meeting” shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by the Company, (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by the Company or of which the Company or any Company Subsidiary is a general partner, manager, managing member or the equivalent, including the Operating Partnership, and (c) all of the joint ventures listed on Section 1.1 of the Company Disclosure Letter.

“Confidentiality Agreements” shall mean the Company Confidentiality Agreement and the Parent Confidentiality Agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“Environmental Law” shall mean any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Amount” shall mean $4,000,000.

“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fractional Share Consideration” shall mean the aggregate amount paid with respect to fractional shares in accordance with Section 3.7.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder:  the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Incentive Listing Fee Note Agreement” means that certain Incentive Listing Fee Note Agreement, dated as of September 6, 2012, by and among the Operating Partnership, the Company and AR Capital, LLC.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director, partner, member, trustee or agent of the Company or served on behalf of the Company as an officer, director, partner, member or trustee of any of the Company Subsidiaries.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“knowledge” shall mean the actual knowledge of the following officers and employees of the Company and Parent, as applicable, after inquiry reasonable under the circumstances:  (i) for the Company:  each person identified as an executive officer of the Company in the Company’s 2012 Proxy Statement; and (ii) for Parent:  each person identified as an executive officer of Parent in Parent’s 2012 Proxy Statement.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“LTIP Unit” shall mean a Partnership Unit designated as an LTIP Unit under the Partnership Agreement.

“MGCL” shall mean the Maryland General Corporation Law.

“NASDAQ” shall mean the NASDAQ Stock Market.

“NYSE” shall mean the New York Stock Exchange.

“Omnibus OPP Agreement Amendments” shall mean the Omnibus Amendment to 2012 Outperformance Award Agreements and Release, dated as of September 6, 2012, by and among the Operating Partnership, and each of William M. Kahane and Nicholas S. Schorsch.

“OP Unit” shall mean a Partnership Unit designated by the Company as an OP Unit under the Partnership Agreement.

“OPP Agreements” means the 2012 Outperformance Award Agreements listed on Section 4.10(a) of the Company Disclosure Letter.

“Operating Partnership” shall mean Tau Operating Partnership LP, a Delaware limited partnership.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Parent Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, LTIP unit or profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be maintained or contributed to, by Parent, Merger Sub or any Parent Subsidiary or with respect to which Parent, Merger Sub or any Parent Subsidiary may have any obligation or liability (whether actual or contingent).

“Parent Confidentiality Agreement” shall mean the letter agreement, dated August 12, 2012, as amended from time to time, from Parent to the Company and confirmed and agreed to by the Company.

“Parent Lease” shall mean each lease and sublease that was in effect as of August 31, 2012 and to which Parent, Merger Sub or the other Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of Parent, Merger Sub and the other Parent Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Parent Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the commercial real estate

REIT industry in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

“Parent Material Contract” shall mean each contract or agreement in effect as of the date of this Agreement to which Parent or any Parent Subsidiary is a party (specifically excluding (i) any contract or agreement that will no longer be in effect following the Closing and (ii) any contract or agreement that is, or at the Closing will be, terminable-at-will (as defined below) or terminable upon not more than ninety (90) days’ notice by Parent or any Parent Subsidiary without penalty) that is required to be filed as an exhibit to the Parent SEC Filings pursuant to Items 601(b)(2), (4), (9) and (10) of Regulation S-K promulgated by the SEC.  A contract or agreement is “terminable-at-will”, as that expression is used in this definition, if it expressly provides that it is terminable-at-will, regardless of whether any covenant of good faith and fair dealing may be implied as a matter of law in connection with the termination thereof.

“Parent Stockholder Meeting” shall mean the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement and adjournment thereof.

“Parent Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Parent, and (b) any partnership, limited liability company or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Parent or of which Parent or any Parent Subsidiary is a general partner, manager, managing member or the equivalent.

“Parent Title Insurance Policy” shall mean each policy of title insurance insuring Parent’s or the applicable Parent Subsidiary’s (or the applicable predecessor’s) title to or leasehold interest in Parent Properties, subject to the matters and printed exceptions set forth in the Parent Title Insurance Policies.

“Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of March 1, 2012, as amended, modified or supplemented from time to time.

“Partnership Unit” shall have the meaning set forth in the Partnership Agreement.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subordinated Incentive Listing Fee Note” means the promissory note that will be co-issued by the Company and the Operating Partnership in favor of AR Capital, LLC on October 9, 2012, in accordance with the terms of the Incentive Listing Fee Note Agreement.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, gross income, property, sales, use, transfer, capital stock, payroll, employment, unemployment, alternative or add on minimum, estimated and net worth, and taxes in the nature of excise, withholding, backup withholding and value added taxes, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Termination Payment” shall mean the Expense Amount or the sum of the Termination Fee and the Expense Amount, as applicable and payable pursuant to Section 8.3.

“Third Party” shall mean any Person or group of Persons other than Parent, Merger Sub and their respective Affiliates.

“VWAP of Parent Common Stock” shall mean the volume weighted average price of Parent Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

(b)                                 The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acceptable Confidentiality Agreement	Section 1.1(a)
Action	Section 1.1(a)
Additional Acquisitions	Section 6.21
Adverse Recommendation Change	Section 6.5(d)
Affiliate	Section 1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(a)
Annual Incentive Plan	Section 6.23
Articles of Merger	Section 2.3(a)
Book-Entry Share	Section 3.1(b)
Business Day	Section 1.1(a)
Certificate	Section 3.1(b)
Certificate of Merger	Section 2.3(a)

Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(a)
Company	Preamble
Company Acquisition Proposal	Section 6.5(h)(i)
Company Benefit Plan	Section 1.1(a)
Company Board	Section 4.3(a)
Company Bylaws	Section 4.2
Company Charter	Section 4.2
Company Common Stock	Recitals
Company Confidentiality Agreement	Section 1.1(a)
Company Disclosure Letter	Article IV
Company Employee	Section 1.1(a)
Company Insurance Policies	Section 4.18
Company Leases	Section 4.16(h)
Company Material Adverse Effect	Section 1.1(a)
Company Material Contract	Section 4.12(a)
Company Option	Section 1.1(a)
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)
Company Preferred Stock	Section 4.3(a)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company Recommendation	Section 4.4(a)
Company Restricted Stock	Section 1.1(a)
Company SEC Filings	Section 4.7(a)
Company Stock Plans	Section 1.1(a)
Company Stockholder Approval	Section 4.21
Company Stockholder Meeting	Section 1.1(a)
Company Subsidiary	Section 1.1(a)
Company Subsidiary Partnership	Section 4.17(h)
Company Tax Protection Agreements	Section 4.17(h)
Company Tax Representation Letter	Section 6.1(b)
Company Third Party	Section 4.16(l)
Company Title Insurance Policy	Section 4.16(n)
Confidentiality Agreements	Section 1.1(a)
control	Section 1.1(a)
D&O Insurance	Section 6.9(c)
Delaware Secretary	Section 1.1(a)
DLLCA	Section 1.1(a)
Effective Time	Section 2.3(a)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)

Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(b)
Expense Amount	Section 1.1(a)
Expenses	Section 1.1(a)
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 1.1(a)
GAAP	Section 1.1(a)
Goldman Sachs	Section 4.19
Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Incentive Listing Fee Note Agreement	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Inquiry	Section 6.5(a)
Intellectual Property	Section 1.1(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
Joint Proxy Statement	Section 4.5(b)
Joint Venture Unwind Transactions	Section 6.22
JV Sale Properties	Section 6.22
knowledge	Section 1.1(a)
Law	Section 1.1(a)
Letter of Transmittal	Section 3.2(c)(i)
Lien	Section 1.1(a)
LTIP Unit	Section 1.1(a)
Material Company Leases	Section 4.16(i)
Material Parent Leases	Section 5.16(g)
Merger	Recitals
Merger Consideration	Section 3.1(b)
Merger Sub	Preamble
Merger Sub Interests	Section 3.1(c)
MGCL	Section 1.1(a)
NASDAQ	Section 1.1(a)
Notice of Superior Proposal	Section 6.5(e)
NYSE	Section 1.1(a)
Omnibus OPP Agreement Amendments	Section 1.1(a)
OP Unit	Section 1.1(a)
Operating Partnership	Section 1.1(a)
OPP Agreements	Section 1.1(a)
Order	Section 1.1(a)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Benefit Plan	Section 1.1(a)
Parent Board	Section 5.4(a)

Parent Bylaws	Section 5.2
Parent Charter	Section 5.2
Parent Common Stock	Section 3.1(b)
Parent Confidentiality Agreement	Section 1.1(a)
Parent Disclosure Letter	Article V
Parent Insurance Policies	Section 5.18
Parent Lease	Section 1.1(a)
Parent Material Adverse Effect	Section 1.1(a)
Parent Material Contract	Section 1.1(a)
Parent Permits	Section 5.6(a)
Parent Permitted Liens	Section 5.16(a)
Parent Preferred Stock	Section 5.3(a)
Parent Properties	Section 5.16(a)
Parent Property	Section 5.16(a)
Parent Recommendation	Section 5.4(a)
Parent SEC Filings	Section 5.7(a)
Parent Stock	Section 5.3(a)
Parent Stock Plans	Section 5.3(a)
Parent Stockholder Approval	Section 5.19
Parent Stockholder Meeting	Section 1.1(a)
Parent Subsidiary	Section 1.1(a)
Parent Subsidiary Partnership	Section 5.17(h)
Parent Tax Protection Agreements	Section 5.17(h)
Parent Tax Representation Letter	Section 6.2(b)
Parent Third Party	Section 5.16(j)
Parent Title Insurance Policy	Section 1.1(a)
Partnership Agreement	Section 1.1(a)
Partnership Unit	Section 1.1(a)
Pending Acquisition	Section 6.21
Person	Section 1.1(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 8.3(d)
REIT	Section 4.17(b)
Representative	Section 1.1(a)
Sarbanes-Oxley Act	Section 1.1(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Short-Period Returns	Section 6.12(b)
Subordinated Incentive Listing Fee Note	Section 1.1(a)
Superior Proposal	Section 6.5(h)(ii)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.20
Tax	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)

Taxes	Section 1.1(a)
Termination Fee	Section 8.3(a)(i)
Termination Fee Payee	Section 8.3(d)
Termination Fee Payor	Section 8.3(d)
Termination Payment	Section 1.1(a)
Third Party	Section 1.1(a)
Transfer Taxes	Section 8.7
VWAP of Parent Common Stock	Section 1.1(a)

ARTICLE II

THE MERGER

Section 2.1                                      Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Tau Acquisition LLC” as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware.  The Merger shall have the effects specified in the MGCL and the DLLCA.

Section 2.2                                      Closing.  The closing of the Merger (the “Closing”) shall occur on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  The Closing shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California, 92626, or at such other place as agreed to by the parties hereto.

Section 2.3                                      Effective Time.

(a)                                  Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or DLLCA in connection with the Merger.  The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such other date and time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b)                                 The Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 2.4                                      Organizational Documents.  Subject to Section 6.9, at the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 2.5                                      Tax Consequences.  It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE III

EFFECT OF THE MERGER

Section 3.1                                      Effect on Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(a)                                  Cancellation of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or by any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(b)                                 Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall automatically be converted into the right to receive 0.2874 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share of Parent (the “Parent Common Stock”), subject to adjustment as provided in Section 3.1(d) (the “Merger Consideration”).  All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.2, including the right, if any, to receive, pursuant to Section 3.7, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(b), together with the amounts, if any, payable pursuant to Section 3.2(d).

(c)                                  Treatment of Merger Sub Membership Interests.  All membership interests of Merger Sub (the “Merger Sub Interests”), issued and outstanding immediately prior to the Effective Time shall remain as membership interests of the Surviving Entity.

(d)                                 Adjustments.  Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii) and Section 6.1(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or make a dividend or other distribution in shares of Company Common Stock (including any dividend or other distribution of securities convertible into Company Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of Parent or Merger Sub hereunder), the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.  Without limiting the other provisions of this Agreement and subject to Section 6.2(c)(ii) and Section 6.2(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in shares of Parent Common Stock (including any dividend or other distribution of securities convertible into Parent Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Exchange Ratio shall be ratably adjusted to reflect any such change.

Section 3.2                                      Exchange Fund; Exchange Agent.

(a)                                  As soon as practicable following the date of this Agreement and in any event not less than five (5) days prior to dissemination of the Joint Proxy Statement, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b) and Section 3.7.  On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) certificates representing the shares of Parent Common Stock sufficient to pay the Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.2(d) (such certificates representing shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d) out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Certificate of Merger.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b)                                 Share Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock.  From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

(c)                                  Exchange Procedures.

(i)                                     As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate (A) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other customary provisions as the Company and Parent may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, together with any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d) (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates may be surrendered by hand delivery or otherwise or (2) the Merger Consideration in exchange therefor, together with any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d), may be collected by check or wire transfer to the surrendering holder).

(ii)                                  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article III plus a check or wire transfer representing the amount of cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.1(b) and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d), to be mailed or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger

Consideration as contemplated by this Article III.  No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(iii)                               As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent (A) to issue to each holder of Book-Entry Shares that number of uncertificated shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 3.1(b) in respect of such Book-Entry Shares, and (B) to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(d) and any other amount such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.1(b), in each case without such holder being required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent, and such Book-Entry Shares shall then be canceled.  No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration payable in respect of the Book-Entry Shares.

(iv)                              In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.2(c)  shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d)                                 Dividends with Respect to Parent Common Stock.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i)  the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(e)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

(f)                                    No Liability.  None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.3                                      Equity Awards.

(a)                                  Company Options.  At the Effective Time, each then outstanding Company Option, whether or not exercisable at the Effective Time, shall, by virtue of the transactions contemplated by this Agreement and without any action on the part of the holders thereof, be deemed subject to a cashless exercise and the holder of each Company Option shall be deemed to receive by virtue of such deemed cashless exercise a number of shares of Company Common Stock equal to (i) the number of shares of Company Common Stock subject to each Company Option, less (ii) the number of shares of Company Common Stock equal in value to the aggregate exercise price of each Company Option, assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing.  Immediately following such deemed cashless exercise, the net number of shares of Company Common Stock deemed issued in connection with the deemed cashless exercise of each Company Option hereunder shall be converted into the right of the holder of the corresponding Company Option to receive the Merger Consideration payable with respect to the Company Common Stock in accordance with Section 3.1(b) of this Agreement.

(b)                                 Company Restricted Stock.  Immediately prior to the Effective Time, any then-outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing).  All shares of Company Common Stock then-outstanding as a result of the full vesting of the shares of Company Restricted Stock and the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(c)                                  Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 3.3.

Section 3.4                                      Withholding Rights.  Parent, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by Parent, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as applicable.

Section 3.5                                      Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.6                                      Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.7                                      Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock.

Section 3.8                                      LTIP Units.  Parent and the Company acknowledge that at the Effective Time all outstanding LTIP Units shall be fully vested and that the capital accounts of the holders of such LTIP Units shall be adjusted as provided in clause (iii) of Section 6.20 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), or (b) as disclosed in publicly available Company SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1                                      Organization and Qualification; Subsidiaries.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Company Subsidiary that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, including a list of each Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for income tax purposes), directly or indirectly, by the Company in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for income tax purposes) by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income tax purposes of each Company Subsidiary.

(d)                                 Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Company Subsidiaries, loans to any Taxable REIT Subsidiary of the Company and investments in bank time deposits and money market accounts).

Section 4.2                                      Organizational Documents.  The Company has made available to Parent complete and correct copies of (i) the Company’s charter (the “Company Charter”) and the Company’s bylaws, as amended to date (the “Company Bylaws”), and (ii) the organizational documents of each Company Subsidiary, each as in effect on the date hereof, except for the limited liability company agreements of the Company Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, each of which is in substantially similar form as limited liability company agreements for the other Company Subsidiaries that have been provided to Parent, and the Company agrees to use reasonable best efforts to deliver such limited liability company agreements to Parent as promptly as practicable following the date hereof.

Section 4.3                                      Capital Structure.

(a)                                  The authorized capital stock of the Company consists of 240,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”).  At the close of business on September 6, 2012, (i) 158,478,679 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 97,951 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Stock Plans, and (iv) 27,000 shares of Company Common Stock were available for grant under the Company Stock Plans.  All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote.  Section 4.3(a) of the Company Disclosure Letter sets forth (x) for each Company Option outstanding as of the date of this Agreement (A) the name of the Company Option holder, (B) the number of shares of Company Common Stock issuable upon the exercise of such Company Option, (C) the exercise price of such Company Option, (D) the date of grant of such Company Option, and (E) to the extent unvested, the remaining vesting schedule for such Company Option; and (y) for each holder of LTIP Units outstanding as of the date of this Agreement, (A) the name of the holder of the LTIP Unit award, (B) the number of outstanding LTIP Units, and (C) the date of grant of such LTIP Unit.  Section 4.3(a) of the Company Disclosure Letter, together with that certain letter agreement between the Company and Parent dated August 29, 2012, which the Company has delivered to Parent on a confidential basis, set forth for each holder of Company Restricted Stock outstanding as of the date of this Agreement (A) the name with respect to the holder of Company Restricted Stock, (B) the number of shares of outstanding Company Restricted Stock, (C) the date of grant of such Company Restricted Stock, and (D) the vesting schedule for such Company Restricted Stock.  There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to the Company Common Stock or units in the Operating Partnership granted under the Company Benefit Plans or otherwise other than the Company Options, Company Restricted Stock, OP Units and LTIP Units disclosed on Section 4.3(a) of the Company Disclosure Letter.  Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s board of directors (the “Company Board”), or a committee thereof, and any required stockholder approval by the necessary number of votes or written consents, and each Company Option, Company Restricted Stock and LTIP Unit grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law.  The per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable grant date.  Immediately prior to the Closing, the Company will provide to Parent a complete and correct list that contains the information required to be provided in Section 4.3(a) of the Company Disclosure Letter, and with respect to Company Restricted Stock an updated confidential letter agreement containing the same terms as the confidential letter agreement, dated August 29, 2012 (provided that Parent acknowledges and agrees to the terms of such confidential letter agreement), that is correct and complete as of the Closing Date.

(b)                                 All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  Except as set forth in Section 4.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(c)                                  Except as set forth in this Section 4.3 or in Section 4.3(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking.  Except as set forth in Section 4.3(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock or other equity securities of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Stock Plans in the event the grantees fail to satisfy withholding Tax obligations).  Neither the Company nor any Company Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.

(d)                                 All dividends or other distributions on the shares of Company Common Stock and Company Preferred Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4                                      Authority.

(a)                                  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, subject, with respect to the Merger, to receipt of the Company Stockholder Approval, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary.  The Company Board, at a duly held meeting, has, by unanimous vote of the entire Company Board, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby, (ii) directed that the Merger and the other transactions contemplated hereby be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Merger and the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b)                                 This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5                                      No Conflict; Required Filings and Consents.

(a)                                  Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter or Company Bylaws or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Articles of Merger and the acceptance for record by SDAT of the Articles of Merger pursuant to the MGCL, (iv) the due filing of the Certificate of Merger with the Delaware Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6                                      Permits; Compliance With Law.

(a)                                  Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 or Section 4.16, which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has received any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.10, Section 4.11, Section 4.14, Section 4.15 or Section 4.17), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14 or Section 4.16), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7                                      SEC Filings; Financial Statements.

(a)                                  The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2010 (collectively, the “Company SEC Filings”).  Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)                                 Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)                                  The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls.  The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that:  (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.  Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d)                                 Except as and to the extent disclosed or reserved against on the Company’s most recent balance sheet (or, in the notes thereto) included in the Company SEC Filings, none of the Company or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.1 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Company Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)                                  Except as set forth in Section 4.7(e) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since January 1, 2010 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed.  The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2010 through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement.  None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

Section 4.8                                      Disclosure Documents.

(a)                                  None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the

SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)                                 The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.9                                      Absence of Certain Changes or Events.  Between January 1, 2012 and the date hereof, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter, the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course.  Between January 1, 2009 and the date hereof, there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.10                                Employee Benefit Plans

(a)                                  Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan.  The Company has delivered or made available to Parent a true, correct and complete copy of each material Company Benefit Plan and, with respect thereto, if applicable, (i) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (ii) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS, (iii) the most recent actuarial report or other financial statement, (iv) the most recent determination letter or opinion letter, if any, issued by the IRS, and any pending request for such a letter, with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code and (v) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(b)                                 Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent, Merger Sub or any of their respective subsidiaries.

(c)                                  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been established and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.

(d)                                 Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, nothing has occurred that could adversely affect the qualified status of any such Company Benefit Plan.

(e)                                  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan, except for any such transactions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)                                    There is no pending or, to the knowledge of the Company, threatened Action against the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans, or against any fiduciary of the Company Benefit Plans with respect to the Company Benefit Plans (other than routine claims for benefits and appeals of such claims), except for any such Actions that, that individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g)                                 No Company Benefit Plan is, and none of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with:  (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(h)                                 Except to the extent required by applicable Law and except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 4.10(h) of the Company Disclosure Letter, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person:  medical, disability or life insurance benefits.  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company, each Company Subsidiary and each of their respective ERISA

Affiliates is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(i)                                     Except as set forth in Section 4.10(i) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event:  (i) result in any payment becoming due to any Company Employee or other service provider of the Company or any Company Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary or the amount of compensation due to any Company Employee or other service provider of the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits.  Section 4.10(i) of the Company Disclosure Letter sets forth the estimated maximum amount or value of each such payment or number of vested shares.

(j)                                     Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or other compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(k)                                  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(l)                                     Neither the Company nor any Company Subsidiary is a party to or has any obligation under any Contract or Company Benefit Plan to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(m)                               Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each individual providing services to the Company, the Company Subsidiaries and their respective ERISA Affiliates has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Company Benefit Plans.

(n)                                 Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program or other arrangement providing compensation or benefits to any services provider (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.

Section 4.11                                Labor and Other Employment Matters.

(a)                                  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration.

(b)                                 Neither the Company nor any Company Subsidiary is a party or subject to any labor union or collective bargaining agreement, and, to the Company’s knowledge, none of the Company’s or any Company Subsidiary’s personnel are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Company Employees.  There are no pending or, to the knowledge of the Company, threatened labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs against the Company or any Company Subsidiary, nor has such event or labor difficulty occurred within the past three (3) years.

(c)                                  There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any Company Subsidiary by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.12                                Material Contracts.

(a)                                  Except for contracts listed in Section 4.12 of the Company Disclosure Letter or filed as exhibits to the Company SEC Filings, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)                                     is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii)                                  obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $250,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

(iii)                               contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the

Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;

(iv)                              is an agreement which obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or Company Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Company Subsidiary that is not wholly owned, directly or indirectly, by the Company provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Company Subsidiary of the Company or another Company Subsidiary thereunder;

(v)                                 constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $500,000;

(vi)                              would prohibit or materially delay the consummation of the Merger as contemplated by this Agreement;

(vii)                           requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Company Property) with a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

(viii)                        constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix)                                sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of the Company or any Company Subsidiary; or

(x)                                   constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $250,000.

Each contract listed on Section 4.12 of the Company Disclosure Letter to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract”.

(b)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof.  None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13                                Litigation.  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 4.13 of the Company Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against the Company or any Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 4.14                                Environmental Matters.

(a)                                  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 4.14 of the Company Disclosure Letter or in any Phase I or Phase II report made available to Parent prior to the date hereof:

(i)                                     The Company and each Company Subsidiary are in compliance with all Environmental Laws.

(ii)                                  The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)                               Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved.  There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law.

(iv)                              Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(v)                                 Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi)                              Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

(vii)                           There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Action under Environmental Law.

(b)                                 This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.15                                Intellectual Property.

(a)                                  Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company.

(b)                                 Except as set forth in Section 4.15(b) of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary.  The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(c)                                  This Section 4.15 contains the exclusive representations and warranties of the Company with respect to intellectual property matters.

Section 4.16                                Properties.

(a)                                  Section 4.16(a) (Part I) of the Company Disclosure Letter sets forth a list of the common name of each facility and real property owned, leased (as lessee or sublessee), including ground leased, by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”).  Section 4.16(a) (Part II) of the Company Disclosure Letter sets forth a list of the common name of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary after the date of this Agreement.  Except as set forth in Section 4.16(a) (Part II) of the Company Disclosure Letter, there are no real properties that the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

(b)                                 The Company or a Company Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iii) any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 4.16(l) of the Company Disclosure Letter, or Company Leases or ground leases or air rights affecting any Company Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Company Property or the continued use and operation of the Company Property as currently used and operated.

(c)                                  The Company Properties (x) are supplied with utilities and other services reasonably required for their continued operation as they are now being operated, (y) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (z) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used.

(d)                                 To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e)                                  Neither the Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f)                                    No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g)                                 Except as set forth in Section 4.16(g) of the Company Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Company Property or, to the knowledge of the Company, any Company Property leased by the Company or any Company Subsidiary, and neither the Company nor any Company

Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

(h)                                 Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, dated September 2012, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, and the schedules with respect to the Company Properties subject to triple-net leases, which schedules have previously been made available to Parent, correctly reference each lease or sublease that was in effect in September 2012 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Company Leases”).  Section 4.16(h) of the Company Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Company Lease.

(i)                                     True and complete in all material respects copies of (i) all ground leases affecting the interest of the Company or any Company Subsidiary in the Company Properties and (ii) all Company Leases (the “Material Company Leases”), in each case in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Parent.  Except as set forth on Section 4.16(i) of the Company Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, (3) no tenant under a Company Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from the Company or any Company Subsidiary in excess of $250,000 in the aggregate, (4) neither the Company nor any Company Subsidiary is in receipt of any rent under any Company Lease paid more than thirty (30) days before such rent is due and payable, and (5) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(j)                                     Except as set forth on Section 4.16(j) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to the Company and the Company Subsidiaries, considered as a whole.

(k)                                  Except as set forth in Section 4.16(k) of the Company Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(l)                                     Except for Company Permitted Liens or as set forth in Section 4.16(l) of the Company Disclosure Letter and as set forth in contracts provided to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, or the Company Subsidiary’s, ownership, ground lease or right to use a Company Property subject to a Material Company Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

(m)                               Except as set forth in Section 4.16(m) of the Company Disclosure Letter or pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(n)                                 The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”).  A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent.  No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

(o)                                 To the knowledge of Company, Section 4.16(o) of the Company Disclosure Letter lists each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(p)                                 The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material

Adverse Effect.  None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Section 4.16(p) of the Company Disclosure Letter sets forth all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(q)                                 Section 4.16(q) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of facilities currently managed by each such party.

Section 4.17                                Taxes.

(a)                                  The Company and each Company Subsidiary has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b)                                 The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2008 through December 31, 2011 (and, for purposes of Section 7.2(a),  through December 31, 2012, if the Closing Date occurs in the taxable year ended December 31, 2013), has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2012 (and, for purposes of Section 7.2(a), January 1, 2013, if the Closing Date occurs in the taxable year ended December 31, 2013) to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing.  No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(c)                                  (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Company’s knowledge, threatened with regard to any material Taxes or material Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) none of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return, and (v) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)                                 Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(e)                                  Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)                                    Since its inception, (i) the Company and the Company Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(g)                                 The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                                 Except as set forth in Section 4.17(h) of the Company Disclosure Letter, there are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements.  As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.  As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(i)                                     There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)                                     Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k)                                  There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l)                                     Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m)                               Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n)                                 As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o)                                 Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p)                                 No written power of attorney that has been granted by the Company or any of the Company Subsidiaries (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 4.18                                Insurance.  The Company has made available to Parent copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in the Company’s possession providing coverage for all Company Properties (the “Company Insurance Policies”).  The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Company Lease.  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer.  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies.  To the knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect.  No written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19                                Opinion of Financial Advisor.  The Company Board has received the oral opinion of Goldman, Sachs & Co. (“Goldman Sachs”) (to be confirmed in writing) to the effect that, as of the date of this Agreement and subject to the assumptions and limitations set forth in Goldman Sachs’ written opinion, the Exchange Ratio is fair from a financial point of view to the holders (other than Parent and its Affiliates) of shares of Company Common Stock.

Section 4.20                                Takeover Statutes.  The Company Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL.  The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger.  No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.21                                Vote Required.  The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 4.22                                Brokers.  No broker, finder or investment banker (other than Goldman Sachs) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.23                                Investment Company Act.  Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24                                Affiliate Transactions.  Except as set forth in Section 4.24 of the Company Disclosure Letter or in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25                                No Existing Discussions.  As of the date hereof, the Company is not in breach of its obligations set forth in the letter agreement, dated August 19, 2012, between Parent and the Company.

Section 4.26                                No Other Representations or Warranties.  Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter that has been prepared by Parent and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein), or (b) as disclosed in publicly available Parent SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1                                      Organization and Qualification; Subsidiaries.

(a)                                  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  Each Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)                                 None of Parent, Merger Sub or any Parent Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term investment securities).

Section 5.2                                      Organizational Documents.  Parent has made available to the Company complete and correct copies of (i) Parent’s charter (the “Parent Charter”), and bylaws, as amended to date (the “Parent Bylaws”), (ii) Merger Sub’s certificate of formation and limited liability company agreement, and (iii) the organizational documents of each Parent Subsidiary, each as in effect on the date hereof.

Section 5.3                                      Capital Structure.

(a)                                  The authorized capital stock of Parent consists of 370,100,000 shares of Parent Common Stock and 69,900,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Stock”).  At the close of business on September 6, 2012, (i) 133,452,878 shares of Parent Common Stock were issued and outstanding, (ii) 25,150,000 shares of Parent Preferred Stock were issued and outstanding, and (iii) 3,051,183 shares of Parent Common Stock were reserved for issuance under Parent’s 2003 Incentive Award Plan and Parent’s 2012 Incentive Award Plan (together, the “Parent Stock Plans”).  All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued as the Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.  No class of capital stock is entitled to preemptive rights.  Except as disclosed in Section 5.3(a) of the Parent Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.

(b)                                 All of the Merger Sub Interests are owned by Parent.  All of the Merger Sub Interests are duly authorized and validly issued, and are not entitled to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub Interests may vote.

(c)                                  All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.

(d)                                 Except as set forth in this Section 5.3 or with respect to the Parent Stock Plans, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Stock or Merger Sub Interests or other equity securities, rights, options, stock or unit appreciation rights, phantom stock or units, dividend equivalents or similar rights or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent, Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding contractual obligations of Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Stock, or other equity securities or interests of Parent, Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Stock Plans).  Neither Parent, Merger Sub nor any other Parent Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Merger Sub Interests or capital stock of Parent, or equity interests in any of the other Parent Subsidiaries.

(e)                                  All dividends or other distributions on the shares of Parent Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4                                      Authority.

(a)                                  Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and limited liability company action, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub, as applicable, are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, subject, with respect to the issuance of Parent Common Stock in connection with the Merger, to receipt of the Parent Stockholder Approval and, with respect to the Merger, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary.  Parent’s board of directors (the “Parent Board”), at a duly held meeting, has (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby, (ii) directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted for consideration at the Parent Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b)                                 This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5                                      No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub will not, (i) assuming receipt of the Parent Stockholder Approval, conflict with or violate any provision of (A) the Parent Charter or Parent Bylaws, Merger Sub’s certificate of formation or limited liability company agreement or (B) any equivalent organizational or governing documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent

Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Merger Sub or any other Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger and the acceptance for record by SDAT of the Articles of Merger pursuant to the MGCL, (iv) the due filing of the Certificate of Merger with the Delaware Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6                                      Permits; Compliance With Law.

(a)                                  Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14 or Section 5.16, which are addressed solely in those Sections, Parent, Merger Sub and each other Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent, Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 None of Parent, Merger Sub or any other Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound (except for Laws addressed in Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 5.17), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.14 or Section 5.16), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7                                      SEC Filings; Financial Statements.

(a)                                  Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2010 (collectively, the “Parent SEC Filings”).  Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, neither Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)                                 Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)                                  The records, systems, controls, data and information of Parent and the Parent Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls.  Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that:  (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing.  Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.  Since the enactment of the Sarbanes-Oxley Act, none of Parent, Merger Sub or any other Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d)                                 Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or, in the notes thereto) included in the Parent SEC Filings, none of Parent or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.2 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Parent SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Parent Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)                                  To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings since January 1, 2010 which remains unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed.  Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2010 through the date of this Agreement relating to the Parent SEC Filings and all written responses of Parent thereto through the date of this Agreement.  None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

Section 5.8                                      Disclosure Documents.

(a)                                  None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)                                 The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 5.9                                      Absence of Certain Changes or Events.  Between January 1, 2012 and the date hereof, except as contemplated by this Agreement or set forth on Section 5.9 of the Parent Disclosure Letter, Parent, Merger Sub and each other Parent Subsidiary has conducted its business in all material respects in the ordinary course.  Between January 1, 2009 and the date hereof, there has not been any Parent Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.10                                Employee Benefit Plans.

(a)                                  Section 5.10(a) of the Parent Disclosure Letter sets forth a true and complete list of each material Parent Benefit Plan.  Parent has delivered or made available to the Company a true, correct and complete copy of each material Parent Benefit Plan and, with respect thereto, if applicable, (i) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (ii) the most recent annual report

(Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS, (iii) the most recent actuarial report or other financial statement, (iv) the most recent determination letter or opinion letter, if any, issued by the IRS, and any pending request for such a letter, with respect to any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code, and (v) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(b)                                 Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been established and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.

(c)                                  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to Parent’s knowledge, nothing has occurred that could adversely affect the qualified status of any such Parent Benefit Plan.

(d)                                 There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan, except for any such transactions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)                                  There is no pending or, to the knowledge of Parent, threatened Action against the Parent Benefit Plans, the assets of any of the trusts under such Parent Benefit Plans, or against any fiduciary of the Parent Benefit Plans with respect to the Parent Benefit Plans (other than routine claims for benefits and appeals of such claims), except for any such Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f)                                    No Parent Benefit Plan is, and none of Parent, Merger Sub, any Parent Subsidiary or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with:  (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(g)                                 Except to the extent required by applicable Law and except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any Person:  medical, disability or life insurance benefits.  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent, Merger Sub, each Parent Subsidiary and each of their respective ERISA Affiliates is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(h)                                 Except as set forth in Section 5.10(h) of the Parent Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event:  (i) result in any payment becoming due to any employee or other service provider of Parent, Merger Sub or any Parent Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by Parent, Merger Sub or any Parent Subsidiary or the amount of compensation due to any employee or other service provider of Parent, Merger Sub or any Parent Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits.

(i)                                     Except as, individually or in the aggregate, have had and would not reasonably be expected to have a Parent Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Parent Benefit Plan or other compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(j)                                     Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(k)                                  None of Parent, Merger Sub or any Parent Subsidiary is a party to or has any obligation under any Contract or Parent Benefit Plan to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(l)                                     Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each individual providing services to Parent, Merger Sub, any Parent Subsidiary or any of their respective ERISA Affiliates has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Parent Benefit Plans.

(m)                               Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, Merger Sub or any Parent Subsidiary has sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program or other arrangement providing compensation or benefits to any services provider (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.

Section 5.11                                Labor and Other Employment Matters.

(a)                                  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect Parent, Merger Sub and each Parent Subsidiary is in compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration.

(b)                                 None of Parent, Merger Sub or any Parent Subsidiary is a party or subject to any labor union or collective bargaining agreement, and, to Parent’s knowledge, none of Parent’s, Merger Sub’s or any Parent Subsidiary’s personnel are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the employees of Parent, Merger Sub or any Parent Subsidiary.  There are no pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any Parent Subsidiary, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years.

(c)                                  There are no pending or, to the knowledge of Parent, threatened material investigations, audits, complaints or proceedings against Parent, Merger Sub or any Parent Subsidiary by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that would be reasonably expected to have a Parent Material Adverse Effect.

Section 5.12                                Material Contracts.  All Parent Material Contracts have been filed as exhibits to the Parent SEC Filings made through and including the date of this Agreement.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof.  None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.13                                Litigation.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against Parent, Merger Sub or any other Parent Subsidiary, and (b) none of Parent, Merger Sub or any other Parent Subsidiary, nor any of Parent or any Parent Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 5.14                                Environmental Matters.

(a)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)                                     Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

(ii)                                  Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)                               Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Parent or any Parent Subsidiary which remains unresolved.  There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(iv)                              Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(v)                                 Neither Parent nor any Parent Subsidiary has assumed, by contract or, to the knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi)                              Neither Parent nor any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.

(vii)                           There is no site to which Parent or any Parent Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of Parent, is or may become the subject of any Action under Environmental Law.

(b)                                 This Section 5.14 contains the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

Section 5.15                                Intellectual Property.

(a)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Merger Sub and the other Parent Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent, Merger Sub or any other Parent Subsidiary, and (iv) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual Property owned by Parent, Merger Sub or any other Parent Subsidiary.  Parent, Merger Sub and the other Parent Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b)                                 This Section 5.15 contains the exclusive representations and warranties of Parent and Merger Sub with respect to intellectual property matters.

Section 5.16                                Properties.

(a)                                  Parent or a Parent Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the real properties reflected as an asset on the most recent balance sheet of Parent included in the Parent SEC Documents (each a “Parent Property” and collectively the “Parent Properties”), in each case, free and clear of Liens, except for Parent Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (iii) any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 5.16(j) of the Parent Disclosure Letter, Parent Leases or ground leases or air rights affecting any Parent Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on existing title policies, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Parent Property or the continued use and operation of the Parent Property as currently used and operated.

(b)                                 The Parent Properties (x) are supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (z) are, to the knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.

(c)                                  To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d)                                 None of Parent, Merger Sub or any of the other Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e)                                  No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and none of Parent, Merger Sub or any other Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for each of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f)                                    Except as set forth in Section 5.16(f) of the Parent Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a

Parent Material Adverse Effect, (i) no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any Parent Property and (ii) none of Parent, Merger Sub or any other Parent Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties, or (B) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property.

(g)                                 True and complete in all material respects copies of all ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and all leases and subleases to which Parent or the other Parent Subsidiaries are parties that are required to be filed as exhibits to the Parent SEC Filings pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (the “Material Parent Leases”) in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to the Company.  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (1) none of Parent, Merger Sub or any other Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent, Merger Sub or any other Parent Subsidiary, or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, (3) no tenant under a Material Parent Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from Parent, Merger Sub or any other Parent Subsidiary in excess of $1,000,000 in the aggregate, (4) none of Parent, Merger Sub or any other Parent Subsidiary is in receipt of any rent under any Parent Lease paid more than thirty (30) days before such rent is due and payable, and (5) to the knowledge of Parent, each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent, Merger Sub or any other Parent Subsidiary and with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(h)                                 Except as set forth on Section 5.16(h) of the Parent Disclosure Letter, there are no Tax abatements or exemptions specifically affecting Parent Properties, and Parent and the Parent Subsidiaries have not received any written notice of (and Parent and the Parent Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i)                                     Except as set forth in Section 5.16(i) of the Parent Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(j)                                     Except for Parent Permitted Liens, as set forth in Section 5.16(j) of the Parent Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent’s, or the Parent Subsidiary’s, ownership, ground lease or right to use a Parent Property subject to a Material Parent Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a “Parent Third Party”).

(k)                                  No written claim has been made against any Parent Title Insurance Policy, which individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

(l)                                     Parent, Merger Sub and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  None of Parent’s, Merger Sub’s or any other Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.17                                Taxes.

(a)                                  Parent, Merger Sub and each other Parent Subsidiary has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent, Merger Sub and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b)                                 Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 1994 through December 31, 2011 (and, for purposes of Section 7.3(a), through December 31, 2012, if the Closing Date occurs in the taxable year ending December 31, 2013), has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2012 (and, for purposes of Section 7.3(a), January 1, 2013, if the Closing Date occurs in the taxable year ending December 31, 2013) to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2012 (and, for purposes of Section 7.3(a), December 31, 2013, if the Closing Date occurs in the taxable year ending December 31, 2013); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing.  No Parent Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(c)                                  (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to Parent’s knowledge, threatened with regard to any material Taxes or material Tax Returns of Parent, Merger Sub or any other Parent Subsidiary; (ii) no deficiency for Taxes of Parent, Merger Sub or any other Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) none of Parent, Merger Sub or any other Parent Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) none of Parent, Merger Sub or any other Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return, and (v) none of Parent, Merger Sub or any of the other Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)                                 Each Parent Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(e)                                  None of Parent, Merger Sub or any other Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)                                    Since its inception, (i) Parent, Merger Sub and the other Parent Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid, and (ii) none of Parent, Merger Sub or any other Parent Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent, Merger Sub or the other Parent Subsidiaries.

(g)                                 Parent, Merger Sub and the other Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                                 There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of Parent threatened to raise, a material claim against Parent, Merger Sub or any other Parent Subsidiary for any breach of any Parent Tax Protection Agreements.  As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent, Merger Sub or any other Parent Subsidiary is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent, Merger Sub or the other Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.  As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

(i)                                     There are no Tax Liens upon any property or assets of Parent, Merger Sub or any other Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)                                     Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k)                                  There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l)                                     Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m)                               Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n)                                 As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o)                                 Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p)                                 No written power of attorney that has been granted by Parent, Merger Sub or any other Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 5.18                                Insurance.  Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent, Merger Sub or any other Parent Subsidiary pending under the material insurance policies (including title insurance policies) and the material fidelity bonds or other insurance service contracts in Parent’s possession providing coverage for all material Parent Properties (the “Parent Insurance Policies”) that has been denied or disputed by the insurer.  Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies.  To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19                                Vote Required.  The affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock (provided that the total vote cast represents over fifty percent (50%) in interest of all Parent Common Stock) at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Merger (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of Parent or Merger Sub necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby, including the issuance of Parent Common Stock in connection with the Merger.

Section 5.20                                Brokers.  No broker, finder or investment banker (other than Bank of America Merrill Lynch, Eastdil Secured, LLC and Wells Fargo Securities, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any other Parent Subsidiary.

Section 5.21                                Investment Company Act.  None of Parent, Merger Sub or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.22                                Sufficient Funds.  Parent has available, and Parent will provide Merger Sub at the Effective Time, sufficient cash or lines of credit available to pay the Fractional Share Consideration, any and all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and any related fees and expenses.

Section 5.23                                Ownership of Merger Sub; No Prior Activities.

(a)                                  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the interests of Merger Sub are owned, directly or indirectly, by Parent.

(b)                                 Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.24                                Ownership of Company Common Stock.  None of Parent, Merger Sub or any other Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.

Section 5.25                                Affiliate Transactions.  Except as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.26                                No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1                                      Conduct of Business by the Company.

(a)                                  The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(c) of the Company Disclosure Letter, the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or the Company Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, maintain all Company Insurance Policies, and maintain the status of the Company as a REIT.

(b)                                 The Company shall (i) use its commercially reasonable best efforts to obtain the opinions of counsel referred to in Section 7.2(e) and Section 7.2(f), (ii) deliver to Proskauer Rose LLP an officer’s certificate dated as of the Closing Date and signed by an officer of the Company and the Operating Partnership, containing representations of the Company and the Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.2(e) and (iii) deliver to Latham & Watkins LLP and Proskauer Rose LLP officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance as set forth in Exhibit A, with such changes as are mutually agreeable to Parent and the Company (a “Company Tax Representation Letter”), containing representations of the Company as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.2(f), respectively, and Proskauer Rose LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.3(f), respectively.

(c)                                  Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or 6.1(c) of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i)                                     amend or propose to amend the Company Charter or Company Bylaws (or such equivalent organizational or governing documents of any Company Subsidiary);

(ii)                                  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary;

(iii)                               declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular monthly dividends, for full monthly periods in accordance with past practice and not for any interim period prior to the Effective Time, at a rate not to exceed $0.0596 per share of Company Common Stock, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, and (C) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(c)(iii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

(iv)                              redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option in connection with the exercise of Company Options, (B) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Stock Plans, including, without limitation, the vesting of Company Restricted Stock in accordance with Section 3.3(b) of this Agreement, (C) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the termination of service of holders of Company Options, and (D) in connection with the Joint Venture Unwind Transactions listed on Section 1.1 of the Company Disclosure Letter as contemplated by Section 6.22;

(v)                                 except for transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, or as otherwise contemplated in Section 6.1(c)(vi) or in connection with the Joint Venture Unwind Transactions listed on Section 1.1 of the Company Disclosure Letter as contemplated by Section 6.22, issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other equity interests, provided, however, that the Company may issue shares of Company Common Stock (A) upon the vesting of any Company Restricted Stock or the exercise of any Company Option outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(c)(vi), and (B) pursuant to the Company Benefit Plans to the extent required under the terms of such Company Benefit Plans as in effect as of the date of this Agreement;

(vi)                              except to the extent required under any existing Company Benefit Plan and set forth on Section 6.1(c)(vi) of the Company Disclosure Letter, grant, confer, award, or modify the terms of any Company Options, Company Restricted Stock, LTIP Units, convertible securities, or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or take any action not required under any existing Company Benefit Plan and set forth on Section 6.1(c)(vi) of the Company Disclosure Letter or not contemplated by this Agreement (including, without limitation, Section 3.3 of this Agreement) to cause to be exercisable any otherwise unexercisable Company Option;

(vii)                           acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $100,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary, or (B) the Pending Acquisitions;

(viii)                        sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) pursuant to an obligation arising under any agreement referenced in Section 4.16(l) of the Company Disclosure Letter, (B) in connection with the Joint Venture Unwind Transactions listed on Section 1.1 of the Company Disclosure Letter as contemplated by Section 6.22, (C) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not be material to any Company Property or any assets of the Company or any Company Subsidiary, and (D) pledges or encumbrances of direct or indirect equity interests in entities from time to time under the Company’s existing revolving credit facility and/or term facility that (1) acquire properties that are the subject of Pending Acquisitions, or (2) are not currently included in the Company’s borrowing base under the Company’s existing revolving credit facility and/or term facility and are set forth on Section 6.1(c)(viii) of the Company Disclosure Letter;

(ix)                                incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except Indebtedness incurred under the Company’s existing revolving credit facility and/or term facility pursuant to the Company’s budget set forth on Section 6.1(c)(ix) of the Company Disclosure Letter;

(x)                                   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, and (B) loans or advances required to be made under any of the Company Leases or ground leases affecting the Company Properties;

(xi)                                enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing

Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is as required or necessitated by this Agreement or transactions contemplated hereby; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent or (C) as may be reasonably necessary to comply with the terms of this Agreement;

(xii)                             enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Company Lease), except for entering into any new lease or renewing any Company Lease where the aggregate payments under any such new lease or Company Lease are less than $250,000;

(xiii)                          waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xiv)                         settle or compromise (A) any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of the Company Subsidiaries, including relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.7, in each case, in an amount in excess of $100,000 individually;

(xv)                            (A) hire or terminate any officer or director of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary, (B), increase in any manner the amount, rate or terms of compensation or benefits of any of its directors, officers or employees, except as may be required under any existing Company Benefit Plans, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit not contemplated by any Company Benefit Plan to any director, officer, employee or consultant of the Company or any Company Subsidiary, whether past or present, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or Company Benefit Plan or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, (F) grant any awards under any Company Stock Plan, bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(xvi)                         fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xvii)                      enter into any new line of business;

(xviii)                   fail to duly and timely file all material reports and other material documents required to be filed with NASDAQ or any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xix)                           enter into any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case (A) if required by Law or (B) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)                              take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxi)                           adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Company Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(c)(vii) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Merger;

(xxii)                        initiate or consent to any zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Company Property, other than in connection with any eminent domain or condemnation proceedings regarding which the Company has provided prompt notice to Parent;

(xxiii)                     form any new funds or joint ventures;

(xxiv)                    except (A) pursuant to the Company’s budget set forth on Section 6.1(c)(ix) of the Company Disclosure Letter and (B) for the expansion of a Company Property pursuant to expansion rights requested by the applicable tenant pursuant to the terms of the applicable Company Lease after prior notice to Parent, make or commit to make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

(xxv)                       amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with Goldman Sachs in a manner adverse to the Company, any Company Subsidiary or Parent or engage other financial advisers in connection with the transactions contemplated by this Agreement; or

(xxvi)                    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

provided that none of the foregoing provisions of this Section 6.1 shall in any way restrict the ability of the Company or any of the Company Subsidiaries to (1) prepay the Subordinated Incentive Listing Fee Note in accordance with its terms, (2) consummate the Pending Acquisitions (including by incurring Indebtedness) or the Additional Acquisitions in compliance with Section 6.21, (3) consummate the Joint Venture Unwind Transactions (including by incurring Indebtedness), or (4) effect the transactions contemplated by Section 6.20, including the amendment of the Partnership Agreement of the Operating Partnership and the conversion of the rights of the limited partners in the Operating Partnership to redeem or exchange his or its OP Units as described in this Agreement and including entering into or amending agreements preliminarily effecting the transactions contemplated in Section 6.20, including the Partnership Agreement, the Contribution Agreement, any agreement relating to the transfer of LTIP Units, the guaranty of indebtedness and the related tax indemnity agreement of the Operating Partnership.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

Section 6.2                                      Conduct of Business by Parent and Merger Sub.

(a)                                  Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, Parent shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent’s or the Parent Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, and maintain the status of Parent as a REIT.

(b)                                 Parent shall (i) use its commercially reasonable best efforts to obtain the opinions of counsel referred to in Section 7.3(e) and Section 7.3(f), (ii) deliver to Latham & Watkins LLP an officer’s certificate dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render the opinion described in Section 7.3(e), and (iii) deliver to Proskauer Rose LLP and Latham & Watkins LLP officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance as set forth in Exhibit B, with such changes as are mutually agreeable to the Company and Parent (a “Parent Tax Representation Letter”), containing representations of Parent as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.3(f), respectively, and Latham & Watkins LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.2(f), respectively.

(c)                                  Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any of the Parent Subsidiaries to, do any of the following:

(i)                                     amend or propose to amend the Parent Charter or Parent Bylaws (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company);

(ii)                                  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent, Merger Sub or any other Parent Subsidiary;

(iii)                               except (A) for transactions among Parent and one or more wholly owned Parent Subsidiaries or among one or more wholly owned Parent Subsidiaries, (B) in the ordinary course of business consistent with past practice and (C) for issuances of Parent Common Stock equal to up to 20% of the outstanding Parent Common Stock as of the date hereof, issue, sell, pledge, dispose, encumber or grant any shares of Parent’s or any of Parents Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent’s or any of Parent Subsidiaries’ capital stock or other equity interests, provided, however, that Parent may issue shares of Parent Common Stock pursuant to the Parent Benefit Plans to the extent required under the terms of such Parent Benefit Plans as in effect as of the date of this Agreement;

(iv)                              acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(v)                                 take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Parent to fail to qualify as a REIT, (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be or (C) Merger Sub to be treated as other than an entity disregarded from Parent for federal income tax purposes;

(vi)                              make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(vii)                           adopt a complete or partial liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement; or

(viii)                        authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to continue to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise.

Section 6.3                                      Preparation of Form S-4 and Joint Proxy Statement; Stockholder Meetings.

(a)                                  As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus.  Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or

Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger.  Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement.  The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party or any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).  Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent.  Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a).  For purposes of Section 4.8, Section 5.8 and this Section 6.3, any information concerning or related to the

Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c)                                  As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting.  The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act.  The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.5(d).  Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(d)                                 As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting.  Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act.  Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval.  Notwithstanding the foregoing provisions of this Section 6.3(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the Merger to its stockholders for a vote on the approval thereof.

(e)                                  The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 6.4                                      Access to Information; Confidentiality.

(a)                                  During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to, afford to the other party and to the Representatives of such other party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request.  Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).  Each of the Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder.  Prior to the Effective Time, each of Parent and Merger Sub shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with the employees of the Company or any Company Subsidiary (other than those employees set forth on Section 6.4(a) of the Company Disclosure Letter) or other parties with which the Company or any Company Subsidiary has a business relationship regarding the business of the Company and the Company Subsidiaries or this Agreement and the transactions contemplated hereby without the prior written consent of the Company.

(b)                                 Each of the Company and Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

(c)                                  Each of the Company and Parent agree to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

Section 6.5                                      Company Acquisition Proposals.

(a)                                  Subject to the other provisions of this Section 6.5, during the Interim Period, the Company agrees that it shall not, and shall cause each of the Company Subsidiaries not to, and shall not authorize and shall use reasonable best efforts to cause its and their officers and directors, managers or equivalent, and other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (an “Inquiry”), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate in any way any effort by, any Third Party in furtherance of any Company Acquisition Proposal or Inquiry, (iii) approve or recommend a Company Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to a Company Acquisition Proposal (an “Alternative Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.

(b)                                 Notwithstanding anything to the contrary in this Section 6.5, at any time prior to obtaining the Company Stockholder Approval, the Company may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Company Acquisition Proposal by a Third Party made after the date of this Agreement (that did not result from a breach of this Section 6.5) (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making a Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Company or the Company Subsidiaries that is provided to such Third Party shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub prior to or substantially at the same time that such information is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii):  (x) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that in each of the foregoing clauses (i) and (ii), such Company Acquisition Proposal was not solicited in violation of Section 6.5.

(c)                                  The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Company Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Company Acquisition Proposal.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Company Acquisition Proposal, request or Inquiry and the material terms and conditions of any Company Acquisition Proposals, Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence).  The Company shall also promptly, and in any event within 24 hours, notify Parent orally and in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.5(c) and keep Parent informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

(d)                                 Except as permitted by this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation in the Joint Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Company Acquisition Proposal within ten (10) Business Days of the request of Parent and/or reaffirm the Company Recommendation within ten (10) Business Days of the request of Parent (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.5(d), an “Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5).  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board shall be permitted to effect an Adverse Recommendation Change if the Company Board (x) has received an unsolicited bona fide Company Acquisition Proposal (that did not result from a breach of this Section 6.5) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.5(e), and such Company Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, and in such case the Company may (i) terminate this Agreement pursuant to Section 8.1(c)(ii), (ii) make an Adverse Recommendation Change and/or (iii) approve or recommend such Superior Proposal to the Company’s stockholders and, in the case of a termination, the Company may immediately prior to or concurrently with such termination of this Agreement, enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, that in the event of any such termination, the Company complies with its obligation to pay the Termination Payment pursuant to Section 8.3(a)).

(e)           The Company Board shall not be entitled to effect an Adverse Recommendation Change pursuant to Section 6.5(d) unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party), (ii) during the five (5) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the five (5) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.  Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.5(e); provided, however, that references to the five (5) Business Day period above shall then be deemed to be references to a three (3) Business Day period.

(f)            Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any applicable Company Acquisition Proposal or an express reaffirmation of the Company Recommendation to the Company’s stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

(g)           The Company shall, and shall cause each of the Company Subsidiaries, and its and their officers and directors, managers or equivalent, and other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Company Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary.  The Company shall use all reasonable efforts to cause all Third Parties who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding a Company Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that the Company is entitled to have such information returned or destroyed).

(h)           For purposes of this Agreement:

(i)            “Company Acquisition Proposal” shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of the Company Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of the Company or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company; provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

(ii)           “Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of this Agreement proposed by Parent and Merger Sub in response to such proposal or otherwise, to be (A) more favorable to the Company and the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement and (B) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Section 6.6             Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause the Company Subsidiaries and the Parent

Subsidiaries, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)           In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to give) any notices to Third Parties, and each of Parent and the Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.6(a) that are necessary, proper or advisable to consummate the Merger.  Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.  To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges.  To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.  Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.6(b) shall not be a condition to the obligations of Parent and Merger Sub to consummate the Merger.

(c)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger, none of the Company, Parent, any of the Company Subsidiaries, any of the Parent Subsidiaries or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person.  The parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.7             Notification of Certain Matters; Transaction Litigation.

(a)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided, further, that the failure to provide such prompt notice under this Section 6.7(b) pursuant to clause (i) above shall not constitute a breach of a covenant for purposes of Section 7.2(b).

(c)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement.  The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the

Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.8             Public Announcements.  The Company, Parent and Merger Sub shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto.  If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 6.5.

Section 6.9             Directors’ and Officers’ Indemnification and Insurance.

(a)           From and after the Effective Time, the Surviving Entity shall provide exculpation,  indemnification and advancement of expenses for each Indemnitee, which is at least as favorable in scope and amount to such Indemnitee as the exculpation,  indemnification and advancement of expenses provided to such Indemnitee by the Company and the Company Subsidiaries immediately prior to the Effective Time in the Company Charter and the Company Bylaws or each of the Company Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents), as in effect on the date of this Agreement; provided that such exculpation,  indemnification and advancement of expenses covers actions at or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b)           Without limiting the provisions of Section 6.9(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to):  (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, member, trustee, employee or agent of the Company or any of the Company Subsidiaries, or (y) this Agreement or any of the transactions contemplated hereby, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.  Notwithstanding anything to the contrary set forth in this Agreement,

Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c)           Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the annual premium in the aggregate does not exceed 125% of the annual aggregate premium(s) under the Company’s existing policies.  If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable in the aggregate than the existing policy of the Company (which may be provided under Parent’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)           The Indemnitees to whom this Section 6.9 applies are intended to be third-party beneficiaries of this Section 6.9.  The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives.  Parent shall pay all reasonable expenses, including attorneys’

fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e)           The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such Person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee or any employee with the Company or any of the Company Subsidiaries listed in Section 4.12 the Company Disclosure Letter.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

(f)            Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives.  In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9.  The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.9.

Section 6.10           Termination of Certain Obligations.  Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall (a) take all actions necessary to terminate the employment of each Company Employee, effective as of immediately preceding the Effective Time, with the Company, the Company Subsidiaries and each of their respective Affiliates, including for purposes of all Company Benefit Plans, and (b) terminate and discharge all obligations of the Company and any Company Subsidiary with respect to each lease or other agreement set forth in Section 6.10 of the Company Disclosure Letter.

Section 6.11           Office Leases; Personal Property.  Prior to the Closing (a) the Company and each Company Subsidiary shall be released from each of the office leases set forth on Section 6.11(a) of the Company Disclosure Letter, and (b) the tangible property set forth on Section 6.11(b) of the Company Disclosure Letter shall be transferred by the Company to AR Capital, LLC in consideration of $1.00 pursuant to a customary bill of sale or assignment and assumption agreement but otherwise shall be on an “as-is,” “where-is” and “with-all-faults” basis with no representations, warranties or indemnities whatsoever, and as a result of such assignment, neither Parent nor the Surviving Entity shall have any interest in any such property and shall be released from any leases or other obligations with respect thereto.

Section 6.12           Certain Tax Matters.

(a)           Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to therein.  None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)           Parent shall prepare, or cause to be prepared, and file, or cause to be filed, any income Tax Returns of the Operating Partnership for the short taxable year ending on the Closing Date (the “Short-Period Returns”).  Such Short Period Returns shall be prepared consistent with past practice taking into account any amendments to the Partnership Agreement subsequent to the filing of the income Tax Returns for the Operating Partnership for the prior taxable year, to the extent Parent reasonably determines such preparation is reasonably consistent with the Code.  Parent shall provide to AR Capital, LLC a copy of such Short Period Returns within forty-five (45) days prior to the filing of such Short Period Returns for AR Capital, LLC’s review and comment.  Within twenty (20) days of receipt of such Short Period Returns AR Capital, LLC shall provide any comments to such Short Period Returns, and Parent shall incorporate such comments that it reasonably determines are consistent with the Code and provide AR Capital, LLC with a copy of the final Short Period Returns.

Section 6.13           Dividends.  In the event that a distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

Section 6.14           Merger Sub.  Parent and Merger Sub shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 6.15           Section 16 Matters.  Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.15, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16           Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.17           Voting of Shares.  Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Merger.  The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Stockholder Meeting, if any, in favor of the issuance of shares of Parent Common Stock in connection with the Merger.

Section 6.18           Incentive and Management Payments.

(a)           Notwithstanding anything to the contrary set forth herein, Parent and Merger Sub acknowledge and agree that the Subordinated Incentive Listing Fee Note will be issued in accordance with the terms of the Incentive Listing Fee Note Agreement and that the Subordinated Incentive Listing Fee Note will be prepaid by the Company in full prior to the Closing.

(b)           The parties acknowledge and agree that the OPP Agreements have been amended prior to the date hereof as set forth in the Omnibus OPP Agreement Amendments.  The obligations under the OPP Agreements, as amended by the Omnibus OPP Agreement Amendments, will be assumed by the Operating Partnership in accordance with the terms of the Partnership Agreement of the Operating Partnership, as Partnership Agreement will be amended at the Effective Time pursuant to Section 6.20.

Section 6.19           Derivatives.  Following the date hereof, the Company and Parent shall cooperate in good faith to determinate what actions, if any, should be taken to terminate prior to the Closing any Indebtedness of the Company or any Company Subsidiary with respect to any derivative instrument or transaction, including any cap, option, swap, collar, forward or hedge.

Section 6.20           Operating Partnership.

(a)           As of the Effective Time, Parent agrees to (i) cause the Operating Partnership to enter into a “Tax Matters Agreement” with certain of the limited partners of the Operating Partnership in form and substance as set forth in Exhibit C, (ii) guarantee the obligations of the Operating Partnership under the Tax Matters Agreement, (iii) amend the Partnership Agreement of the Operating Partnership in form and substance as set forth in Exhibit D (the “Parent OP Agreement”), (iv) the “book-up” of the capital accounts of the holders of LTIP Units in connection with the contribution of cash to the Operating Partnership pursuant to the Contribution Agreement, dated as of August 30, 2012, between the Company, the Operating Partnership and the Additional Limited Partner, so that, to the extent possible, the Economic Capital Account Balances of the LTIP Unit holders are equal to the OP Unit Economic Balance.  Parent hereby gives its consent to permit holders of LTIP Units, to the extent not reduced as described in Section 6.20(b), to convert such LTIP Units into OP Units to the extent the LTIP

Units qualify for conversion under the terms of the Partnership Agreement.  Any defined terms used in this Section 6.20(a) not otherwise defined in this Agreement shall have the same meaning ascribed to such terms in the Partnership Agreement.  Such OP Units shall be common OP Units or preferred OP Units, as described in the Parent OP Agreement.

(b)           As of the Effective Time, in accordance with the terms of the Omnibus OPP Agreement Amendments, the aggregate number of issued and outstanding LTIP Units will be reduced to an aggregate of 1,651,312 LTIP Units.  Each right of a limited partner in the Operating Partnership to redeem or exchange his or its OP Units for Company Common Stock (or cash equivalents thereof) pursuant to the Partnership Agreement outstanding immediately prior to the Effective Time shall be automatically converted into the right to redeem or exchange such OP Units for a number of shares of Parent Common Stock (or cash equivalents thereof) equal to the number of shares of Company Common Stock that such limited partner would have received if the redemption or exchange occurred immediately prior to the Effective Time and each LTIP Unit after taking into account the Omnibus OPP Agreement Amendments shall be automatically converted into such number of LTIP Units that, assuming a one-for-one exchange of LTIP Units for OP Units, would have given the LTIP Unitholder the right to redeem or exchange his or its LTIP Units (assuming a prior conversion of such LTIP Units for an equal number of OP Units) for a number of shares of Parent Common Stock (or cash equivalents thereof) equal to the number of shares of Company Common Stock that such LTIP Unitholder (assuming a prior conversion of such LTIP Units for an equal number of OP Units) would have received if the redemption or exchange occurred immediately prior to the Effective Time.  For avoidance of doubt, from and after the Effective Time, each common OP Unit shall be redeemable or exchangeable for one share of Parent Common Stock and each LTIP Unit (after taking into account the Omnibus OPP Agreement Amendments) will, subject to the terms of the amended Operating Partnership Agreement, as set forth in clause (a) above, be convertible into one OP Unit.  Notwithstanding the foregoing, any exchange of common OP units in for Parent stock or cash equivalents thereof shall be subject to the limitations set forth in the Parent OP Agreement (including with respect to the limited partner’s capital account balance).

Section 6.21           Pending Acquisitions.  The Company shall use its (a) reasonable best efforts to consummate each of the pending acquisitions contemplated by the agreements listed on Section 6.1(c)(vii)(Part I) of the Company Disclosure Letter (collectively, the “Pending Acquisitions”), and (b) reasonable efforts to consummate any of the acquisitions contemplated by the agreements listed on Section 6.1(c)(vii)(Part II) of the Company Disclosure Letter (collectively, the “Additional Acquisitions”), in each case on or prior to the Closing Date and on the terms and subject to the conditions set forth in such agreements as of the date hereof, as the same may be amended in accordance with their terms; provided, however, that the Company’s obligations under this Section 6.21 shall not require the Company to consummate any Pending Acquisitions or Additional Acquisitions if doing so would not be in the best interests of the Company.

Section 6.22           Joint Ventures.  Subject to the Parent complying with its obligations as set forth in the following sentence of this Section 6.22 and subject to the final proviso of this sentence, the Company shall, and shall cause each applicable Company Subsidiary to, use its reasonable best efforts to eliminate the minority interests in the joint ventures (collectively, the “Joint Venture Unwind Transactions”) set forth in Section 1.1 of the Company Disclosure Letter;

provided, however, with respect to the joint ventures listed as items three through and including eight of Section 1.1 of the Company Disclosure Letter, if the Company and the applicable Company Subsidiaries are unable to eliminate the minority interests in one or more of such joint ventures by acquiring or redeeming such minority interests, the Company agrees to use its reasonable best efforts to sell, or cause its applicable Subsidiary to sell, and Parent agrees to, and shall cause a Parent Subsidiary to, purchase, the properties held by each such joint venture where the applicable minority interests have not been so eliminated (the “JV Sale Properties”) at the price set forth opposite the name of each such JV Sale Property in Section 6.22 of the Company Disclosure Letter, the closing of which shall occur concurrently with the Effective Time; provided, further, however, any such sale of the JV Sale Property owned by the joint venture listed as item four on Section 1.1 of the Company Disclosure Letter shall be subject to a right of first offer to acquire the applicable Company Subsidiary’s interest in such joint venture in accordance with the terms of the organizational documents of such joint venture.  Subject to the Parent complying with its obligations as set forth in the preceding sentence in this Section 6.22, the Company shall use its reasonable best efforts to effectuate the Joint Venture Unwind Transactions at an aggregate net cost to the Company (without regard to closing costs and closing adjustments) and/or the applicable Company Subsidiaries (after taking into account any property sale proceeds that would be distributed to the Company and/or the applicable Company Subsidiaries in respect of its interests in the applicable joint ventures) not to exceed $21,500,000 without the prior consent of Parent (not to be unreasonably withheld, conditioned or delayed). To the extent any JV Sale Properties will be sold by a Company Subsidiary to Parent or a Parent Subsidiary in accordance with this Section 6.22, (i) the Company shall, and it shall cause the applicable Company Subsidiary to, and (ii) the Parent shall, and it shall cause the applicable Parent Subsidiary to, enter into a Purchase and Sale Agreement, substantially in the form attached as Section 6.22 to the Company Disclosure Letter, which Purchase and Sale Agreement shall govern the other terms and conditions of such sale.

Section 6.23           Termination of Annual Incentive Compensation Plan.  Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions (including plan amendments) necessary or appropriate to terminate, without any payment or payments thereunder in excess of $3,000,000 in the aggregate, the Company’s Annual Incentive Compensation Plan (the “Annual Incentive Plan”), effective no later than immediately prior to the Effective Time.  The Company acknowledges and agrees that upon the termination of the Annual Incentive Plan, other than as set forth in the Omnibus OPP Agreement Amendments, no past or current Annual Incentive Plan participant shall be entitled to any payment, right, title or interest with respect to any amounts under the Annual Incentive Plan, including without limitation in connection with the termination of the Annual Incentive Plan.

Section 6.24           Termination of Plan Participation.  Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate each Company Benefit Plan that is designated in Section 4.10(a) of the Company Disclosure Letter as an “Equity Plan” or “Health and Welfare Plan,” effective no later than immediately prior to the Effective Time.

Section 6.25           Substitution of Guaranties.  Promptly following the Effective Time, Parent shall use reasonable efforts, at no cost to Parent or the Surviving Entity, to substitute or replace the guaranties provided by Nicholas S. Schorsch and William M. Kahane under the agreements listed as items 4 and 5 on Section 4.24 on the Company Disclosure Letter with guaranties or other commitments acceptable to the counterparties thereunder.

ARTICLE VII

CONDITIONS

Section 7.1             Conditions to the Obligations of Each Party.  The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a)           Stockholder Approvals.  Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)           No Restraints.  No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Merger or otherwise restrains, enjoins, prevents, prohibiting or making illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

(c)           Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d)           Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 7.2             Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure) (except for the first two sentences), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisor), Section 4.20 (Takeover Statute), Section 4.21 (Vote Required), Section 4.22 (Brokers) and Section 4.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)           Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)           REIT Opinion.  Parent shall have received a written opinion of Proskauer Rose LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2008, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company and the Operating Partnership and provided pursuant to Section 6.1(b).

(f)            Section 368 Opinion.  Parent shall have received the written opinion of its counsel, Latham & Watkins LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit E, and with such changes as are mutually agreeable to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may rely upon the Company Tax Representation Letter, Parent Tax Representation Letter and Merger Sub Tax Representation Letter. The condition set forth in this Section 7.2(f) shall not be waivable after receipt of the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(g)           Consents.  The Company shall have obtained all consents, authorizations, approvals and releases set forth on Section 7.2(g) of the Company Disclosure Letter.

Section 7.3             Conditions to the Obligations of the Company.  The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties set forth in Section 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), Section 5.19 (Vote Required), Section 5.20 (Brokers) and Section 5.21 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)           Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e)           REIT Opinion.  The Company shall have received a written opinion of Latham & Watkins LLP, or other counsel reasonably acceptable to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year that ended on December 31, 1994, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Parent and provided pursuant to Section 6.2(b).

(f)            Section 368 Opinion.  The Company shall have received a written opinion of its counsel, Proskauer Rose LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit F, and with such changes as are mutually agreeable to the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may rely upon the Company Tax Representation

Letter, Parent Tax Representation Letter and Merger Sub Tax Representation Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1             Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (except as otherwise expressly noted), as follows:

(a)           by mutual written agreement of each of Parent and the Company; or

(b)           by either Parent or the Company, if:

(i)            the Effective Time shall not have occurred on or before March 6, 2013 (the “Outside Date”); provided, however, the Outside Date will automatically be extended to April 8, 2013 if as of March 6, 2013 all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, other than the condition contained in Section 7.2(g); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or

(ii)           any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement, including pursuant to Section 6.6; or

(iii)          the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger and the other transactions contemplated hereby have been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement; or

(iv)          the Parent Stockholder Approval shall not have been obtained at a duly held Parent Stockholder Meeting (including any adjournment or postponement thereof) at which the issuance of Parent Common Stock in connection with the Merger has been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Parent if the failure to obtain such Parent Stockholder Approval was primarily due to Parent’s failure to perform any of its obligations under this Agreement; or

(c)           by the Company:

(i)            if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii)           at any time prior to the receipt of the Company Stockholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(d); provided, that such termination shall be null and void unless the Company shall concurrently pay the Termination Payment in accordance with Section 8.3.

(d)           by Parent, if:

(i)            the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii)           (x) the Company Board shall have made an Adverse Recommendation Change, (y) the Company shall have materially breached any of its obligations under Section 6.3 or Section 6.5 or (z) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5), provided that the right to terminate under Section 8.1(d)(ii)(x) and (y) shall not be available after the receipt of the Company Stockholder Approval.

Section 8.2             Effect of Termination.  In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company Subsidiaries, Parent Subsidiaries or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement; and (b) the Confidentiality Agreements, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1.  If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.3             Termination Fee.

(a)           If, but only if, the Agreement is terminated:

(i)            by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) and (A) in the case of a termination pursuant to Section 8.1(b)(i), the Parent Stockholder Approval shall have been obtained and the Company Stockholder Approval shall not have been obtained prior to such termination, (B) in any such case the Company (x) receives or has received a Company Acquisition Proposal after the date of this Agreement, which proposal has been publicly announced and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Company Acquisition Proposal, and (C) in the case of termination pursuant to Section 8.1(b)(iii), such Company Acquisition Proposal has been withdrawn prior to the date of the Company Stockholder Meeting (or any adjournment thereof), then the Company shall pay, or cause to be paid, to Parent a fee equal to $51,000,000 (the “Termination Fee”) plus, if not previously paid pursuant to Section 8.3(a)(ii) below, the Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Company Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii)           by either the Company or Parent pursuant to Section 8.1(b)(iii), the Company shall pay, or cause to be paid, to Parent the Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(iii)          by either the Company or Parent pursuant to Section 8.1(b)(iv), then Parent shall pay, or cause to be paid, to the Company the Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination; or

(iv)          by either the Company or Parent pursuant to Section 8.1(b)(iii), and the Company receives or has received a Company Acquisition Proposal after the date of this Agreement, which proposal has been publicly announced and not withdrawn prior to the date of the Company Stockholder Meeting and the Company Board did not make an Adverse Recommendation Change, if the Company subsequently enters into an acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement or other similar definitive agreement with respect to a Company Acquisition Proposal within twelve (12) months of the termination of this Agreement, the Company shall pay, or cause to be paid, to Parent the Termination Fee plus, if not previously paid pursuant to Section 8.3(a)(ii) above, the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of entering into any such definitive agreement; provided, however, that for purposes of this Section 8.3(a)(iv), the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

(v)           by the Company pursuant to Section 8.1(c)(ii) then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent as a condition to the effectiveness of such termination; or

(vi)          by Parent pursuant to Section 8.1(d)(ii) , then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i)            under no circumstances shall the Company or Parent be required to pay the Termination Fee or Expense Amount, as applicable, earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

(ii)           under no circumstances shall the Company or Parent be required to pay the Termination Fee or Expense Amount, as applicable, on more than one occasion.

(c)           Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Payment is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d)           (i)  If one party to this Agreement (the “Termination Fee Payor”) is required to pay another party to this Agreement (the “Termination Fee Payee”) a Termination Payment, such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d).  In the event that the Termination Fee Payor is obligated to pay the Termination Fee Payee the Termination Payment, the amount payable to the Termination Fee Payee in any tax year of the Termination Fee Payee shall not exceed the lesser of (i) the Termination Payment of the Termination Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Fee Payee without causing the Termination Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Fee Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Fee Payee’s independent accountants, plus (B) in the event the Termination Fee Payee receives either (x) a letter from the Termination Fee Payee’s counsel indicating that the Termination Fee Payee has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from the Termination Fee Payee’s outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Termination Payment less the amount payable under clause (A) above.

(ii)           To secure the Termination Fee Payor’s obligation to pay these amounts, the Termination Fee Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by the Termination Fee Payor on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Termination Fee Payor, the Termination Fee Payee and the escrow agent.  The payment or deposit into escrow of the Termination Payment pursuant to this Section 8.3(d) shall be made at the time the Termination Fee Payor is obligated to pay the Termination Fee Payee such amount pursuant to Section 8.3 by wire transfer.  The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to the Termination Fee Payee unless the escrow agent receives any one or combination of the following:  (i) a letter from the Termination Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Fee Payee without causing the Termination Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Fee Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying

Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Fee Payee, or (ii) a letter from the Termination Fee Payee’s counsel indicating that (A) the Termination Fee Payee received a ruling from the IRS holding that the receipt by the Termination Fee Payee of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Fee Payee of the Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to the Termination Fee Payee.  The Termination Fee Payor agrees to amend this Section 8.3(d) at the reasonable request of the Termination Fee Payee in order to (i) maximize the portion of the Termination Payment that may be distributed to the Termination Fee Payee hereunder without causing the Termination Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Termination Fee Payee’s chances of securing a favorable ruling described in this Section 8.3(d) or (iii) assist the Termination Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(d).  Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d), provided that the obligation of the Termination Fee Payor to pay the unpaid portion of the Termination Payment shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.

Section 8.4             Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or Parent without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5             Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6             Fees and Expenses.  Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

Section 8.7             Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.  From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1             Non-Survival of Representations and Warranties.  None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time.  This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.  The Confidentiality Agreements will survive termination of this Agreement in accordance with their terms.

Section 9.2             Notices.  Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m.  (Pacific time) shall be deemed to have been received at 9:00 a.m. (Pacific time) on the next Business Day), or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Realty Income Corporation

600 La Terraza Blvd.

Escondido, CA 92025

Phone: (760) 741-2111

Fax: (760) 741-2235

Attention:              Chief Executive Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor

Costa Mesa, California 92626
Phone:  (714) 540-1235
Fax:  (714) 755-8290
Attention:              William J. Cernius, Esq.

Paul D. Tosetti, Esq.

if to the Company prior to the Closing:

American Realty Capital Trust, Inc.

405 Park Avenue

14th Floor

New York, NY 10022

Phone: (646) 937-6900

Fax: (646) 861-7738 and (646) 861-7812

Attention:              William M. Kahane

Brian D. Jones

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036
Phone:  (212) 969-3186
Fax:  (212) 969-2900
Attention:              Peter M. Fass, Esq.

Steven L. Lichtenfeld, Esq.

Daniel I. Ganitsky, Esq.

Section 9.3             Interpretation; Certain Definitions.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter.  When a reference is made in this Agreement to an Article, Section, Appendix or Exhibit, such reference shall be to an Article or Section of, or an Appendix or Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws.  References to a Person are also to its successors and permitted assigns.  All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5             Assignment; Delegation.  Other than to the Surviving Entity, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 9.6             Entire Agreement.  This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreements, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7             No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.9 and Section 6.18 (which shall be to the benefit of the parties referred to in such sections).  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8            Specific Performance.  The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9            Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10          Governing Law.  This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 9.11          Consent to Jurisdiction.

(a)           Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Maryland state or federal court.

(b)           Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court.  Each of Parent, Merger Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.  EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

REALTY INCOME CORPORATION

By:	/s/ Michael R. Pfeiffer
	Name:	Michael R. Pfeiffer
	Title:	Executive Vice President, General Counsel and Secretary

TAU ACQUISITION LLC

By:	Realty Income Corporation, its sole member

By:	/s/ Michael R. Pfeiffer
	Name:	Michael R. Pfeiffer
	Title:	Executive Vice President, General Counsel and Secretary

AMERICAN REALTY CAPITAL TRUST, INC.

By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF COMPANY TAX

REPRESENTATION LETTER

American Realty Capital Trust, Inc.

OFFICER’S CERTIFICATE

The undersigned officer of American Realty Capital Trust, Inc., a Maryland corporation (“ARCT”), in connection with the opinions as to certain tax matters to be delivered by Proskauer Rose LLP and Latham & Watkins LLP, pursuant to Sections 7.3(f) and 7.2(f), respectively, of the Agreement and Plan of Merger (the “Merger Agreement”)* dated as of September 6, 2012, by and among ARCT, Realty Income Corporation, a Maryland corporation (“Realty”), and Tau Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Realty Income (“Merger Sub”), and recognizing that said counsel will rely on this Officer’s Certificate in delivering their opinions, hereby certifies and represents that (i) the facts that relate to the Merger and related transactions, as described in the Merger Agreement and the Form S-4 filed in connection with the Merger, including the Joint Proxy Statement contained therein, each as amended or supplemented through the date hereof, are true, correct, and complete in all material respects, and (ii) the following statements and representations stated herein are true, correct, and complete:

1.             The Merger will be consummated in compliance with the material terms and conditions of the Merger Agreement and in accordance with applicable state corporation and limited liability company laws.  The Merger Agreement, the Form S-4 and the other documents described in the Form S-4 represent the entire understanding of ARCT with respect to the Merger. None of the terms and conditions contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 have been or will be waived or modified and each of the representations relating to the Merger and contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 is true, correct and complete in all material respects.   The terms of the Merger Agreement and all other agreements entered into in connection therewith are the result of arm’s length negotiations. ARCT has bona fide business reasons for engaging in the Merger, in particular, to combine the business operations of Realty Income and ARCT.

2.             The fair market value of the Realty Income Common Stock (together with any cash paid in lieu of fractional shares, the “Merger Consideration”) received by each ARCT shareholder will be approximately equal to the fair market value of the ARCT Common Stock surrendered by such ARCT shareholder in the Merger.

3.             Commencing with its taxable year ended December 31, 2008, ARCT has been organized and has operated in conformity with the requirements for qualification and taxation as a

* Terms used herein shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the applicable federal income tax law and regulations.  Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.  Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended.

real estate investment trust within the meaning of Section 856 for all taxable periods ending before the Merger.  ARCT intends to continue to so qualify for its taxable year that will end with the Merger.

4.             Pursuant to the Merger, no holder of ARCT Common Stock will receive in exchange for ARCT Common Stock, directly or indirectly, any consideration other than the Merger Consideration.  No ARCT shareholder will retain any rights in the ARCT Common Stock transferred to Realty Income or cancelled pursuant to the Merger.  To the best knowledge of ARCT, neither Realty Income nor any person related (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Realty Income has acquired ARCT Common Stock with consideration other than Realty Income Common Stock either directly or through any transaction, agreement or arrangement with any other person.  Neither ARCT nor any person related (as defined in Treasury Regulation Section 1.368-1(e)(4) but without regard to Treasury Regulation Section 1.368-1(e)(4)(i)(A)) to ARCT has acquired ARCT Common Stock prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part.  No distribution has been made with respect to ARCT Common Stock (other than normal, regular, dividend distributions made pursuant to the historic dividend paying practice of ARCT), either directly or through any transaction, agreement or arrangement with any other person, except for distributions described in Section 857 as required for ARCT’s continued treatment as a REIT (and in order to avoid any income or excise tax imposed on ARCT).  For purposes of this representation, “redeem,” “purchase,” or “acquire” will include a redemption, purchase, or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which have the economic effect of a transfer of the burdens, benefits, or other aspects of ownership. ARCT has not made any distributions with respect to its stock prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part, other than regular, normal dividends or distributions made to all holders of ARCT Common Stock on the relevant record date with respect to such dividends or distributions.  To the knowledge of ARCT, Realty Income has no plan or intention to, after the Merger, make a dividend or other distribution with respect to Realty Income Common Stock to holders of Realty Income Common Stock who are former stockholders of ARCT other than regular, normal dividends or distributions made to all holders of ARCT Common Stock on the relevant record date with respect to such dividends or distributions.

5.             To the knowledge of ARCT, none of the ARCT stockholders will cause their shares of Realty Income Common Stock issued in the Merger to be redeemed or reacquired by Realty Income, or caused any person related to Realty Income (within the meaning of Treasury Regulation Section 1.368-1(e)(4)) or any person acting as an intermediary for Realty Income or such related person to acquire such shares.  For purposes of this representation, the term “redeem,” “reacquire,” or “acquire” includes a redemption, reacquisition, or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which have the economic effect of a transfer of the burdens, benefits, or other aspects of ownership.

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6.             No equity interests, or other rights or interests that could be treated as equity interests for U.S. federal income tax purposes, in ARCT are outstanding except for ARCT Common Stock.

7.             The liabilities of ARCT assumed by Merger Sub (as determined under Section 357(d)) and the liabilities to which the transferred assets of ARCT are subject were incurred by ARCT in the ordinary course of its business.

8.             ARCT conducts a “historic business” for purposes of Treasury Regulation Section 1.368-1(d), and no assets of ARCT have been sold, transferred, or otherwise disposed of that would prevent Realty Income from continuing such “historic business” or from using a “significant portion” of ARCT’s “historic business assets” in a business following the Merger (as such terms are used in Treasury Regulation Section 1.368-1(d)).

9.             Except (i) as otherwise provided in Section 8.3 of the Merger Agreement, (ii) as otherwise provided in that certain side letter dated September 6, 2012 by and among Realty Income, AR Capital, LLC and Nicholas S. Schorsch, and (iii)  for certain fees for printing, filing and distribution services relating to the Form S-4 and Joint Proxy Statement, which Realty Income and ARCT have agreed to share equally, Realty Income, Merger Sub, ARCT, and the shareholders of ARCT will each pay their respective expenses, if any, incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

10.           There is no intercorporate indebtedness existing between Realty Income (or any of its subsidiaries, including Merger Sub), on the one hand, and ARCT (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount.

11.           ARCT is not under the jurisdiction of a court in a “title 11 or similar case” within the meaning of Section 368(a)(3)(A).

12.           Immediately prior to the Effective Time, the fair market value of the assets of ARCT will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

13.           The payment of cash, if any, in lieu of fractional shares of Realty Income Common Stock is solely for the purpose of avoiding the expense and inconvenience to Realty Income of issuing fractional shares and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Merger to ARCT shareholders instead of issuing fractional shares of Realty Income Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to ARCT shareholders in exchange for their shares of ARCT Common Stock.  The fractional share interests of each ARCT shareholder will be aggregated, and no ARCT shareholder, with the possible exception of shareholders whose holdings are in multiple accounts, held under separate names, held jointly or with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Realty Income Common Stock.

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14.           None of the payments received (or to be received) by any shareholder-employee or shareholder-independent contractor of ARCT that are designated as compensation will be separate consideration for, or allocable to, any ARCT Common Stock held by such shareholder-employee or shareholder-independent contractor; none of the shares of Realty Income Common Stock received by any shareholder-employees or shareholder-independent contractor was (or will be) separate consideration for, or allocable to, any employment, consulting or similar arrangement or agreement; and the compensation paid (or to be paid) to any shareholder-employees or shareholder-independent contractor was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s length for similar services.  No portion of the Merger Consideration will be received by a ARCT shareholder as a creditor, employee, or in any other capacity other than as a ARCT shareholder.

15.           The Merger Agreement and the transactions contemplated therein represent the full and complete agreement among Realty Income, Merger Sub and the ARCT regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to or contemplated in the Merger Agreement.

16.           ARCT is an “investment company” as defined in Section 368(a)(2)(F)(iii) and Section 368(a)(2)(F)(iv).  ARCT meets the requirements of Section 368(a)(2)(F)(i) because it is a REIT.

17.           The Merger is effected pursuant to Maryland and Delaware statutes as a result of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of ARCT become the assets and liabilities of Merger Sub and (ii) ARCT’s separate legal existence ceases.

18.           ARCT will not take any position on any federal, state or local income or franchise tax return, or any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) and the Treasury Regulations promulgated thereunder.

19.           The undersigned is authorized to make all of the representations set forth herein on behalf of ARCT.

[Signature Page Follows]

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ARCT understands that Proskauer Rose LLP, as special counsel to ARCT, and Latham & Watkins LLP, as special counsel to Realty Income, will rely, without further inquiry, on this Officer’s Certificate in rendering their opinions concerning the treatment of the Merger as a reorganization within the meaning of Section 368(a), and hereby commits to inform said counsel if, for any reason, any of the foregoing representations or statements ceases to be true, correct or complete prior to the Effective Time.  ARCT also recognizes that the opinions delivered by Proskauer Rose LLP and Latham & Watkins LLP will not address any tax consequences of the Merger or any action in connection therewith except as expressly set forth in the letters containing such opinions

IN WITNESS WHEREOF, I have, on behalf of ARCT, caused this Officer’s Certificate to be executed on this            day of                       , 2012.

American Realty Capital Trust, Inc.

By:
Name:
Title:

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EXHIBIT B

FORM OF PARENT TAX

REPRESENTATION LETTER

Realty Income Corporation

OFFICER’S CERTIFICATE

The undersigned officer of Realty Income Corporation, a Maryland corporation (“Realty Income”), in connection with the opinions as to certain tax matters to be delivered by Proskauer Rose LLP and Latham & Watkins LLP pursuant to Sections 7.3(f) and 7.2(f), respectively, of the Agreement and Plan of Merger (the “Merger Agreement”)* dated as of September 6, 2012, by and among American Realty Capital Trust, Inc., a Maryland corporation (“ARCT”), Realty Income and Tau Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Realty Income (“Merger Sub”), and recognizing that said counsel will rely on this Officer’s Certificate in delivering their opinions, hereby certifies and represents that (i) the facts that relate to the Merger and related transactions, as described in the Merger Agreement and the Form S-4 filed in connection with the Merger, including the Joint Proxy Statement contained therein, each as amended or supplemented through the date hereof, are true, correct, and complete in all material respects, and (ii) the following statements and representations stated herein are true, correct, and complete:

1.             The Merger will be consummated in compliance with the material terms and conditions of the Merger Agreement and in accordance with applicable state corporation and limited liability company laws.  The Merger Agreement, the Form S-4 and the other documents described in the Form S-4 represent the entire understanding of Realty Income with respect to the Merger.  None of the terms and conditions contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 have been or will be waived or modified and each of the representations relating to the Merger and contained in the Merger Agreement, the Form S-4 and the other documents described in the Form S-4 is true, correct and complete in all material respects.  The terms of the Merger Agreement and all other agreements entered into in connection therewith are the result of arm’s length negotiations.  Realty Income has bona fide business reasons for engaging in the Merger, in particular, to combine the business operations of Realty Income and ARCT. In addition, the shares issued to ARCT’s shareholders in the Merger will be issued by Realty Income.

2.             The fair market value of the Realty Income Common Stock (together with any cash paid in lieu of fractional shares, the “Merger Consideration”) received by each ARCT shareholder will be approximately equal to the fair market value of the ARCT Common Stock surrendered by such ARCT shareholder in the Merger.  No ARCT shareholder will retain

* Terms used herein shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the applicable federal income tax law and regulations.  Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.  Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended.

any rights in the ARCT stock transferred to Realty Income or cancelled pursuant to the Merger.

3.             Commencing with its taxable year ended December 31, 1994, Realty Income has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) within the meaning of Section 856 for all taxable periods ending before the Merger.  Realty Income intends to continue to so qualify for the taxable period which includes the Merger.

4.             Pursuant to the Merger, no holder of ARCT Common Stock will receive in exchange for ARCT Common Stock, directly or indirectly, any consideration other than the Merger Consideration.  Neither Realty Income nor a person related to Realty Income as defined in Treasury Regulation Section 1.368-1(e)(4) (an “Realty Income Related Person”) will acquire ARCT Common Stock for consideration other than the Merger Consideration issued in connection with the Merger.  Realty Income has no current plan or intention to redeem or reacquire any shares of Realty Income Common Stock issued in the Merger.  Realty Income has not acquired any ARCT Common Stock in connection with the Merger, and no Realty Income Related Person and no person acting as an intermediary for Realty Income or such related person (i) has acquired any ARCT Common Stock or (ii) has a plan or intention to acquire any Realty Income Common Stock issued in the Merger.  For purposes of this representation, “redeem,” “reacquire,” or “acquire” will include a redemption, reacquisition or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which have the economic effect of a transfer of the burdens, benefits, or other aspects of ownership.  To the knowledge of Realty Income, prior to and in connection with the Merger or otherwise as part of a plan of which the Merger is a part, no dividend or other distribution has been or will be made with respect to ARCT Common Stock, other than regular, normal dividends or distributions made to all holders of ARCT Common Stock on the relevant record date with respect to such dividends or distributions.  Realty Income has no plan or intention to, after the Merger, make a dividend or other distribution with respect to Realty Income Common Stock to holders of Realty Income Common Stock who are former stockholders of ARCT other than regular, normal dividends or distributions made to all holders of ARCT Common Stock on the relevant record date with respect to such dividends or distributions.

5.             Neither Realty Income nor Merger Sub has any plan or intention to sell or otherwise dispose of the assets of ARCT except for dispositions made in the ordinary course of business or transfers and successive transfers permitted under Treasury Regulation Section 1.368-2(k)(1).

6.             Merger Sub was formed by Realty Income for the sole purpose of participating in the Merger, and prior to the Merger, Merger Sub did not own any material assets, have any liabilities or assets subject to any liabilities, or conduct any business activities.  Merger Sub will be, at all times from the date of its formation until and including the Effective Time, disregarded as an entity separate from Realty Income for United States federal income tax purposes. There is no plan for Merger Sub to issue additional interests of its equity to any person other than Realty Income or for Realty Income to sell the equity interests of Merger Sub that it currently holds.

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7.             Neither Realty Income nor any Realty Income Related Person has any plan or intention to redeem or otherwise reacquire (or cause to be redeemed or reacquired) any of the Realty Income stock issued in the Merger (except for possible purchases of such shares that may be made by Realty Income on the open market as part of a repurchase program, which purchases and program satisfy the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701).  For purposes of this representation, the term “redeem,” “reacquire,” or “acquire” includes a redemption, reacquisition or acquisition, as the case may be, actually or in substance, including through derivative transactions such as collars or put protection arrangements, which have the economic effect of a transfer of the burdens, benefits, or other aspects of ownership.

8.             Realty Income is in the same line of business as ARCT for purposes of Treasury Regulation Section 1.368-1(d)(2).  Following the Merger, Realty Income, or a member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the “historic business” of ARCT or use a “significant portion” of ARCT’s “historic business assets” in a business, as such terms are defined in Treasury Regulation Section 1.368-1(d).  For purposes of the foregoing representation, Realty Income will be treated as owning its proportionate share of ARCT’s business assets used in a business of any partnership in which members of Realty Income’s “qualified group” either own a “significant interest” or have “active and substantial management functions as a partner with respect to that partnership business” (as described in Treasury Regulation Section 1.368-1(d)(4)(iii)(B)).

9.             Except (i) as otherwise provided in Section 8.3 of the Merger Agreement, (ii) as otherwise provided in that certain side letter dated September 6, 2012 by and among Realty Income, AR Capital, LLC and Nicholas S. Schorsch, and (iii)  for certain fees for printing, filing and distribution services relating to the Form S-4 and Joint Proxy Statement, which Realty Income and ARCT have agreed to share equally, Realty Income, Merger Sub, ARCT, and the shareholders of ARCT will each pay their respective expenses, if any, incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

10.           There is no intercorporate indebtedness existing between Realty Income (or any of its subsidiaries, including Merger Sub), on the one hand, and ARCT (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount.  Realty Income will not assume any liability of any of ARCT’s shareholders in connection with the Merger.

11.           Prior to the Merger, neither Realty Income nor any corporation affiliated with Realty Income owned, directly or indirectly, nor had Realty Income or any such affiliated corporation owned, directly or indirectly, during the five years preceding the Effective Time, any shares of stock of ARCT or securities, options, warrants or instruments giving the holder thereof the right to acquire ARCT stock or other securities issued by ARCT.

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12.           Immediately prior to the Effective Time, the fair market value of the assets of ARCT will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

13.           The payment of cash, if any, in lieu of fractional shares of Realty Income Common Stock is solely for the purpose of avoiding the expense and inconvenience to Realty Income of issuing fractional shares and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Merger to ARCT shareholders instead of issuing fractional shares of Realty Income Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to ARCT shareholders in exchange for their shares of ARCT Common Stock.  The fractional share interests of each ARCT shareholder will be aggregated, and no ARCT shareholder, with the possible exception of shareholders whose holdings are in multiple accounts, held under separate names, held jointly or held with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Realty Income Common Stock.

14.           None of the payments received (or to be received) by any shareholder-employee or shareholder-independent contractor of ARCT that are designated as compensation will be separate consideration for, or allocable to, any ARCT Common Stock held by such shareholder-employee or shareholder-independent contractor; none of the shares of Realty Income Common Stock received by any shareholder-employees or shareholder-independent contractor was (or will be) separate consideration for, or allocable to, any employment, consulting or similar arrangement or agreement; and the compensation paid (or to be paid) to any shareholder-employees or shareholder-independent contractor was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s length for similar services.  No portion of the Merger Consideration will be received by a ARCT shareholder as a creditor, employee, or in any other capacity other than as a ARCT shareholder.

15.           Realty Income will satisfy the information reporting requirements of Treasury Regulation Section 1.368-3 with respect to the Merger.

16.           The Merger Agreement and the transactions contemplated therein represent the full and complete agreement among Realty Income, Merger Sub and the ARCT regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to or contemplated in the Merger Agreement.

17.           Realty Income is an “investment company” as defined in Section 368(a)(2)(F)(iii) and Section 368(a)(2)(F)(iv).  Realty Income meets the requirements of Section 368(a)(2)(F)(i) because it is a REIT.

18.           The Merger will be effected pursuant to Maryland and Delaware statutes as a result of which the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of ARCT become the assets and liabilities of Merger Sub and (ii) ARCT’s separate legal existence ceases.

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19.           Realty Income, Merger Sub and, after the Merger, the Surviving Company will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) and the Treasury Regulations promulgated thereunder.

20.           The undersigned are authorized to make all of the representations set forth herein on behalf of Realty Income and Merger Sub.

[Signature Page Follows]

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Realty Income and Merger Sub understand that Proskauer Rose LLP, as special counsel to ARCT, and Latham & Watkins LLP, as special counsel to Realty Income, will rely, without further inquiry, on this Officer’s Certificate in rendering their opinions concerning the treatment of the Merger as a reorganization within the meaning of Section 368(a), and hereby commit to inform said counsel if, for any reason, any of the foregoing representations or statements ceases to be true, correct or complete prior to the Effective Time. Realty Income and Merger Sub also recognize that the opinions delivered by Proskauer Rose LLP and Latham & Watkins LLP will not address any tax consequences of the Merger or any action in connection therewith except as expressly set forth in the letters containing such opinions.

IN WITNESS WHEREOF, I have, on behalf of Realty Income, caused this Officer’s Certificate to be executed on this            day of                          2012.

REALTY INCOME CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, I have, on behalf of TAU Acquisition LLC, caused this Officer’s Certificate to be executed on this            day of                          2012.

TAU ACQUISITION LLC

By:
Name:
Title:

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EXHIBIT C

FORM OF

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [ • ], 201    , by and among Realty Income Corporation, a Maryland corporation (the “REIT”), for the sole purpose of agreeing to the provisions of Section 3.13, American Realty Capital Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and ARC Real Estate Partners, LLC, a limited liability company organized under the laws of the State of Delaware (the “Special LP”).

RECITALS

WHEREAS, the REIT wishes to effect a business combination transaction in which American Realty Capital Trust, Inc. a Maryland corporation (the “Company”), will be merged (the “Merger”) with and into Tau Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of REIT (the “Merger Sub”), with Merger Sub being the surviving entity in the Merger and becoming the general partner of the Operating Partnership; and

WHEREAS, as a condition to engaging in the Merger, and as an inducement to do so, the parties hereto wish to enter into this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

For purposes of this Agreement the following terms shall apply:

Section 1.1            “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Section 1.2            “Agreement” has the meaning set forth in the preamble.

Section 1.3            “Approved Liability” means either:

(a)           A liability of the Operating Partnership (or of an entity whose separate existence from the Operating Partnership is disregarded for Federal income tax purposes) with respect to which all of the following requirements are satisfied:

(i)            the liability is secured by real property or other assets owned directly or indirectly by the Operating Partnership (or by an entity whose separate existence from the Operating Partnership is disregarded for Federal income tax purposes);

(ii)           other than guaranties by REIT or its Affiliates, no other person has executed any guaranties with respect to such liability;

(iii)          other than as a result of any Guaranty by the Special LP, the liability would constitute “qualified nonrecourse financing” as defined in Section 465(b)(6) of the Code with respect to the Special LP;

(iv)          on the date on which the Operating Partnership designates such liability as an Approved Liability, the fair market value (as reasonably determined in good faith by the Operating Partnership) of the collateral is at least 1.667 times the outstanding principal amount (including any accrued and unpaid interest) of the liability and any other Approved Liabilities secured by such collateral at that time; and

(v)           the lender is not REIT or one or more of its Affiliates.

(b)           A liability of the Operating Partnership:

(i)            that is not secured by any of the assets of the Operating Partnership and is a general, recourse obligation of the Operating Partnership, and

(ii)           for which the lender is not the REIT or one or more of its Affiliates .

Section 1.4            “Capital Account” means the capital account of the Special LP in the Operating Partnership, as determined under the OP Agreement and consistent with Section 704(b) of the Code.

Section 1.5            “Chargeback” means the allocation of net income or gain of the Operating Partnership, including gain deemed to arise from a “book-up” of the Special LP’s Capital Account, to the Special LP which fully charges back the Fee Allocation and restores the Special LP’s Capital Account balance to at least $13,000,000.

Section 1.6            “Chargeback Date” means the date on which the Chargeback has occurred in full pursuant to the terms of the OP Agreement.

Section 1.7            “Closing Date” means the date on which the Merger closed.

Section 1.8            “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.9            “Debt Notification Event” means, with respect to an Approved Liability, any transaction in which such liability shall be refinanced or otherwise repaid (excluding for this purpose, scheduled payments of principal occurring prior to the maturity date of such liability).

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Section 1.10          “DRO” means the obligation of the Special LP to contribute cash to the capital of the Operating Partnership upon a liquidation of the Operating Partnership or the Special LP’s interest therein, in an amount equal to the deficit balance, if any, in the Special LP’s Capital Account and as determined from time to time.

Section 1.11          “Fee Allocation” means the special allocation to the Special LP of the deduction for that certain incentive listing fee paid by the Operating Partnership to AR Capital, LLC, on or about October [ ], 2012, pursuant to the Subordinated Incentive Listing Fee Note.

Section 1.12          “Fee Allocation Opinion” means that certain reasoned opinion rendered by Herrick Feinstein LLP, or another law firm selected by the Special LP and reasonably acceptable to the Operating Partnership, concluding that the Fee Allocation to the Special LP is, more likely than not, permitted as a matter of federal income tax law.  Such opinion is summarized in Exhibit B.

Section 1.13          “Fee Allocation Opinion Certificate” means any factual certificate(s), provided by the Special LP, to support the Fee Allocation Opinion.  The representations to be set forth in such certificate are summarized in Exhibit B.

Section 1.14          “Final Determination” means (i) a settlement, compromise or other agreement with the relevant taxing authority, or a procedurally later event, such as a closing agreement with the relevant taxing authority, or an agreement that constitutes a “determination” under Section 1313(a) of the Code or similar provision of state or local law, (ii) a deficiency notice with respect to which the period for filing a petition with the United States Tax Court or the relevant state tribunal has expired, (iii) a decision regarding the tax consequences to the Operating Partnership, its partners or their Affiliates, by any federal or state court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired; or (iv) a decision regarding the tax consequences to the Operating Partnership, its partners or their Affiliates, by any other taxing authority with a similar effect on such parties.

Section 1.15          “Guaranty” means the form of Guaranty of Collectability attached as Exhibit A hereto.

Section 1.16          “Guarantied Liability” means any Approved Liability that is guaranteed, in whole or in part, by the Special LP in accordance with this Agreement.

Section 1.17          “Guaranty Opportunity” has the meaning set forth in Section 2.4(b).

Section 1.18          “Indemnity Agreement” means that certain Indemnity Agreement by and among the Special LP Holders as set forth therein in favor of the Special LP in the form attached as Exhibit C.

Section 1.19          “Make Whole Amount” means: with respect to each Protected Partner, to the extent that it recognizes ordinary income as a result of a breach by the Operating Partnership of the provisions of Section 2.1, Section 2.3(a) (including with respect to the

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exchange therein); Section 2.3(b) (including with respect to gain resulting from the reduction in the DRO) or Section 2.4 hereof, the sum of (i) the product of (x) the ordinary income and short term capital gain recognized by such Protected Partner by reason of such breach, multiplied by (y) twenty percent (20%), plus (ii) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on the Protected Partner as a result of the receipt by the Special LP of a payment under Section 2.2, Section 2.3 or Section 2.4.

Section 1.20          “Make Whole Tax Rate” means, with respect to each Protected Partner, to the extent the Special LP is entitled to receive a payment of the Make Whole Amount, the highest combined statutory Federal, state and local tax rate in respect of the income or gain that gave rise to such payment, taking into account the character of the income and gain in the hands of the Protected Partner (reduced, in the case of Federal taxes, by the deduction allowed for income taxes paid to a state or locality), for the taxable year in which the payment of the Make Whole Amount occurred.

Section 1.21          “Net Value” means the fair market value of the Operating Partnership’s assets less its liabilities, as determined in good faith by Merger Sub.

Section 1.22          “OP Agreement” means the Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

Section 1.23          “Operating Partnership” has the meaning set forth in the preamble.

Section 1.24          “Pass Through Entity” means an entity treated as a partnership, grantor trust, or S corporation for Federal income tax purposes.

Section 1.25          “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

Section 1.26          “Protected Partner” means the Special LP and, solely for purposes of computing the Make Whole Amount to be paid with respect to the Special LP, any person who (y) holds an interest in the Special LP, either directly or through one or more Pass Through Entities, and (z) is required to include all or a portion of the income of the Special LP in its own gross income.

Section 1.27          “Qualified Appraiser” has the meaning set forth in Section 2.4(c)

Section 1.28          “Required Liability Amount” means an amount equal to 103% of the Fee Allocation; provided, however, that to the extent the Chargeback has partially occurred and the Guarantied Liability is being repaid in whole or in part, the Required Liability Amount shall be reduced to 103% of the excess of the Fee Allocation over the aggregate amount of any Chargeback that has previously occurred.

Section 1.29          “REIT” has the meaning set forth in the preamble.

Section 1.30          “Section 2.4 Notice” has the meaning set forth in Section 2.4(c).

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Section 1.31          “Special LP Holder” means the owners of interests in the Special LP, which have indemnified the Special LP with respect to its obligations under any Guarantee and under the DRO pursuant to an indemnity agreement substantially in the form attached as Exhibit C.

Section 1.32          “Subordinated Incentive Listing Fee Note” means the promissory note co-issued by the Company and the Operating Partnership in favor of AR Capital, LLC, a Delaware limited liability company on or about October 9, 2012, in accordance with the terms of that certain Incentive Listing Fee Note Agreement, dated as of September [ • ], 2012, by and among the Operating Partnership, the Company and AR Capital, LLC.

Section 1.33          “Tax Protection Period” means the period commencing on the Closing Date and ending on the earlier of (i) the Chargeback Date and (ii) the twentieth (20th) anniversary of the Closing Date.

Section 1.34          “Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

TAX PROTECTIONS

Section 2.1            Special Allocation.

(a)           Absent a Final Determination to the contrary, and provided the conditions set forth in Section 2.1(b) have been and continue to be satisfied, the Operating Partnership agrees to report the Fee Allocation in its federal and state income tax returns for its 2012 taxable year.

(b)           Section 2.1(a) shall not apply unless, and only so long as, all of the following conditions have been satisfied:

(i)            Prior to or concurrently with the payment of the fee giving rise to the Fee Allocation, the Fee Allocation Opinion was rendered and a copy of such opinion and the Fee Allocation Opinion Certificate, were promptly provided to Merger Sub (along with permission for Merger Sub to share such opinion with its tax advisors).  The form and substance of the Fee Allocation Opinion shall be reasonably acceptable to the Special LP and Merger Sub.

(ii)           Concurrently with the delivery of the Fee Allocation Opinion, the Special LP consented to the reliance, by KPMG on the factual representations set forth in the Fee Allocation Opinion Certificate, for purposes of preparing the income and other applicable tax returns of the Operating Partnership and its Affiliates.  The form and substance of the Fee Allocation Opinion Certificate shall be reasonably acceptable to the Special LP and Merger Sub.

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(iii)          Prior to or concurrently with the payment of the fee giving rise to the Fee Allocation, the Special LP entered into a Guaranty of liabilities of the Operating Partnership in an amount not less than the Fee Allocation, such Guarantee was concurrently provided to the lender and has not been rejected, and continues to be in effect.  To the extent Merger Sub or its affiliates are liable (as a guarantor or otherwise) for the debt that was guaranteed by the Special LP, the Special LP has agreed to indemnify such other party subject to the limits on the Special LP’s obligations to make a payment as set forth in the Guaranty.

(iv)          Prior to or concurrently with the payment of the fee giving rise to the Fee Allocation, the Special LP has entered into the DRO, in a form reasonably agreed upon by the Special LP and Merger Sub, and such DRO continues to be in effect.

(v)           Prior to or concurrently with the payment of the fee giving rise to the Fee Allocation, the Special LP Holders have entered into the Indemnity Agreement, and such agreement continues to be in effect.

(vi)          Prior to the payment of the fee giving rise to the Fee Allocation, the Special LP owns units of interest in the Operating Partnership (whether denominated as “Class A Common Units” or “LTIP Units,” but excluding any preferred units, and hereafter referred to as “Units”) with a Capital Account balance at such time of at least $13,000,000, and except as provided in Section 2.1(vii), the Special LP continues to own such Units free and clear of any encumbrances.  Such Units are not transferable (and may not be pledged as security for a loan) by the Special LP, or exchangeable for Company shares (or the cash equivalent) pursuant to the terms of the OP Agreement, prior to the Chargeback Date.  The documents implementing such terms shall be in a form reasonably agreed upon by the Special LP and Merger Sub.

(vii)         [To the extent the Special LP forfeits any Units, the Special LP will promptly acquire an equal number of new Class A Common Units in exchange for a contribution of cash to the Operating Partnership based on the then fair market value of the shares of the Company or REIT, as applicable.](1)

Section 2.2            Indemnification for Failure to Specially Allocate.

(a)           In the event the Operating Partnership breaches its obligation to make the Fee Allocation in Section 2.1(a), the Operating Partnership shall promptly pay the Special LP an amount of cash equal to the estimated Make Whole Amount applicable to such breach.  If it is later determined that the true Make Whole Amount applicable to the Special LP exceeds the estimated Make Whole Amount, then the Operating Partnership shall pay such excess to the Special LP promptly after such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then the Special LP shall promptly refund such excess to the Operating Partnership, but only to the extent such excess was actually received by the Special LP or its direct or indirect owners.

(1)                                 To be deleted if there is no such risk of forfeiture.

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(b)           Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of the Special LP under Section 2.1(a) shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in this Section 2.2, and the Special LP shall not be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.1(a). Furthermore, the Operating Partnership makes no representation or warranty to the Special LP concerning the treatment or effect of the Fee Allocation, and bears no responsibility for any tax liability of the Special LP or Affiliate thereof that is attributable to a reallocation through a Final Determination of the Fee Allocation (other than a reallocation that results from any act or omission taken by REIT or one of its Affiliates in violation of Section 2.1 of this Agreement).

Section 2.3            Liquidation and Net Worth Maintenance.

(a)           If the REIT or its successor (or an affiliate of REIT or its successor) causes the Operating Partnership to liquidate prior to the expiration of the Tax Protection Period, immediately prior to such liquidation, the Units held by the Special LP shall treated as exchanged for a number of shares of the REIT or the cash equivalent, as set forth in the OP Agreement, and the Special LP shall not have a DRO in connection with such exchange or liquidation.

(b)           (i) The Operating Partnership will not make any distributions of cash or other property to Merger Sub or its Affiliates to the extent that, after such distribution, the Net Value would be less than $750 million.

(ii) To the extent the Operating Partnership makes a distribution in violation of the above limitation, any future DRO of the Special LP shall be reduced to the extent attributable to such violation.

(iii) If the Special LP disagrees with Merger Sub’s determination of Net Value, it may demand by written notice to the Merger Sub to engage in an appraisal process as follows:  Merger Sub and the Special LP shall each pick a Qualified Appraiser to value the Operating Partnership’s assets and liabilities and determine their Net Value.  If the lower of the two appraisals is at least 90% of the higher appraisal, then the Net Value of the Operating Partnership shall equal the average of the two appraisals.  If the lower of the two appraisals is less than 90% of the higher appraisal, then (A) the two Qualified Appraisers shall select a third Qualified Appraiser to determine the Net Value the Operating Partnership, (B) such third Appraiser shall select from the two existing appraisals the one that is closer to the third Qualified Appraiser’s determination of the Net Value of the Operating Partnership, and (iii) the Net Value of the Operating Partnership shall be equal to the amount of such selected appraisal that is closest to the third Qualified Appraiser’s determination.  Such appraisal process shall be conducted at the expense of the Special LP.  As used herein, “Qualified Appraiser” shall mean (A) an individual and/or firm that is not, as of the date of appointment, and has not been within four (5) years prior to such date, employed by such party or any of its affiliates, either directly or as a consultant, in connection with any other matter, (B) be a Member of the Appraisal Institute (or any successor organization thereto) and (iii) have been active over the five (5) year period ending on the date of such appointment in the appraisal of assets and liabilities comparable to the assets and liabilities of the Operating Partnership.

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(iv)  In the event the Net Value determined pursuant to the above appraisal process is less than $750m, and if the Net Value does not increase (through property contributions to the Operating Partnership or otherwise) within 30 days after the date of such determination, any future DRO of the Special LP shall be reduced to the extent attributable to such violation.

(c)           In the event the REIT or its successor (or an affiliate of REIT or its successor) causes the Operating Partnership to liquidate under Section 2.3(a), or there is a reduction in the Special LP’s DRO under Section 2.3(b), the Operating Partnership shall promptly pay the Special LP an amount of cash equal to the estimated Make Whole Amount applicable to such breach.  If it is later determined that the true Make Whole Amount applicable to the Special LP exceeds the estimated Make Whole Amount, then the Operating Partnership shall pay such excess to the Special LP promptly after such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then the Special LP shall promptly refund such excess to the Operating Partnership, but only to the extent such excess was actually received by the Special LP or its direct or indirect owners.

Section 2.4            Approved Liability Maintenance and Guaranty.

(a)           During the Tax Protection Period, the Operating Partnership shall: (1) maintain on a continuous basis an amount of Approved Liabilities at least equal to the Required Liability Amount; and (2) prior to the repayment of any Guarantied Liabilities, provide the Special LP, promptly upon request, with a description of the nature and amount of any Approved Liabilities that are available to be guaranteed by the Special LP pursuant to Section 2.4(b) of this Agreement.  For the avoidance of doubt, and notwithstanding any other provision of this Agreement, the Operating Partnership shall not be required to maintain any amount of Approved Liabilities in excess of the Required Liability Amount.

(b)           (i) During the Tax Protection Period, the Operating Partnership shall provide the Special LP with the opportunity to provide one or more “bottom dollar” guaranties, substantially in the form of a Guaranty, or otherwise in a form and manner that is reasonably acceptable to the Special LP and Merger Sub, of one or more Approved Liabilities in an amount up to the Required Liability Amount (each such opportunity and each opportunity required by Section 2.4(c), a “Guaranty Opportunity.”  The Operating Partnership shall have the discretion to identify the Approved Liability or Approved Liabilities that shall be made available for guaranty by the Special LP.  The Special LP shall bear the costs incurred by it in connection with the execution of any Guaranty to which it is a party. To the extent the Special LP executes a Guaranty, the Operating Partnership shall deliver a copy of such guaranty to the lender under the Guarantied Liability promptly after receiving such copy from the Special LP.

(c)           During the Tax Protection Period, the Operating Partnership shall not allow a Debt Notification Event to occur unless the Operating Partnership provides at least [forty-five (45) days’] written notice (a “Section 2.4 Notice”) to the Special LP.  The Section 2.4 Notice shall describe the Debt Notification Event and designate one or more Approved Liabilities that may be guaranteed by the Special LP pursuant to Section 2.4(b) of this Agreement in an amount equal to the amount of the refinanced or repaid Approved Liability that was guaranteed by the Special LP immediately prior to the date of the refinancing or repayment.

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If the Special LP desires to execute a guaranty following the receipt of a Section 2.4 Notice, it shall provide the Operating Partnership with notice thereof within [twenty-two (22)] days after the date of the Section 2.4 Notice.

(d)                                 Provided the Operating Partnership satisfies its obligations under Section 2.4(a), (b) and (c) of this Agreement, it shall have no liability to the Special LP under Section 2.4(e) for breach of Section 2.4, whether or not the Special LP accepts its Guaranty Opportunity.  Furthermore, the Operating Partnership makes no representation or warranty to the Special LP concerning the treatment or effect of any guaranty under Federal, state, local, or foreign tax law, and bears no responsibility for any tax liability of the Special LP or Affiliate thereof that is attributable to a reallocation, by a Final Determination, of debt subject to a guaranty (other than a reallocation that results from any act or omission taken by the Operating Partnership or one of its Affiliates in violation of this Section 2.4 or an act or omission that is indemnifiable under Section 2.4(e) of this Agreement).

(e)                                  If the Operating Partnership shall fail to comply with any provision of this Section 2.4, the Operating Partnership shall pay, promptly after such failure, a Make Whole Payment to the Special LP as a result of such failure equal to the estimated Make Whole Amount applicable to such failure.  If it is determined that the true Make Whole Amount applicable to the Special LP exceeds the estimated Make Whole Amount applicable to the Special LP, then the Operating Partnership shall pay such excess to the Special LP promptly after the date of such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then the Special LP shall pay such excess to the Operating Partnership promptly after the date of such determination, but only to the extent such excess was actually received by the Special LP.

(f)                                   If the Operating Partnership’s failure to comply with any provision of this Section 2.4 results in the Special LP having the opportunity to Guaranty Approved Liabilities which are less than the Required Liability Amount, then the Special LP shall be permitted to exchange for a number of shares of the REIT or the cash equivalent, as set forth in the OP Agreement, a number of Units which is proportionate to the shortfall in Guaranty Approved Liabilities.  Furthermore, in the case of any such exchange, the Special LP’s DRO shall be proportionately reduced, based on the number of Units so exchanged.

(g)                                  Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of the Special LP for a breach or violation of the covenants set forth in Section 2.4 shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in Section 2.4(e) and the adjustments described in Section 2.4(f), and the Special LP shall not be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.4.

Section 2.5                                    Gross Asset Value Adjustment.  The Special LP may request that the Operating Partnership undertake a transaction that is expected to result in the adjustment to the “Gross Asset Value” (as defined in the OP Agreement) of the assets of the Operating Partnership.  In such case, the Operating Partnership shall be entitled to select such transaction in its sole and absolute discretion, but shall engage in such transaction within forty-five days after its receipt of such request.

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Section 2.6                                    Dispute Resolution.  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by Section 9.11 and 9.12 of the Merger Agreement.

ARTICLE III

GENERAL PROVISIONS

Section 3.1                                    Notices.  All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement, with a copy to Merger Sub, if any notice is given prior to the Closing Date.

Section 3.2                                    Titles and Captions.  All Article or Section titles or captions in this Agreement are for convenience only.  They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 3.3                                    Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 3.4                                    Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.5                                    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 3.6                                    Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 3.7                                    Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

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Section 3.8                                    Applicable Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to the principles of conflicts of law.

Section 3.9                                    Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

Section 3.10                             Entire Agreement.  This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

Section 3.11                             REIT Guaranty.

The REIT guaranties in full the payment obligations of the Operating Partnership hereunder.  The REIT is entering into this agreement solely for the purpose of providing such guaranty.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT:

Realty Income Corporation
a Maryland corporation

By:
Name:
Title:

OPERATING PARTNERSHIP:

American Realty Capital Operating Partnership, L.P.
a Delaware limited partnership

By:	Tau Acquisition LLC
a Delaware LLC,
Its General Partner

By:
Name:
Title :

SPECIAL LP:

By:	ARC Real Estate Partners, LLC
a Delaware limited liability company

By:
Name:
Title :

SIGNATURE PAGE TO TAX PROTECTION AGREEMENT

EXHIBIT A

FORM OF GUARANTY OF COLLECTABILITY

[See Attached]

EXHIBIT B

SUMMARY OF FEE ALLOCATION OPINION AND

FEE ALLOCATION OPINION CERTIFICATE

EXHIBIT C

FORM OF INDEMNITY AGREEMENT

[See Attached]

EXHIBIT D

FORM OF PARENT OP AGREEMENT

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

TAU OPERATING PARTNERSHIP, L.P.

TABLE OF CONTENTS

Article I. DEFINED TERMS		2

Article II. FORMATION OF PARTNERSHIP		16

2.01	Formation of the Partnership	16
2.02	Name	16
2.03	Registered Office and Agent; Principal Office	16
2.04	Term and Dissolution	16
2.05	Filing of Certificate and Perfection of Limited Partnership	17
2.06	Certificates Describing Partnership Units	18

Article III. BUSINESS OF THE PARTNERSHIP		18

3.01	General Purpose	18

Article IV. CAPITAL CONTRIBUTIONS AND ACCOUNTS		19

4.01	Capital Contributions	19
4.02	Additional Capital Contributions and Issuances of Additional Partnership Units	19
4.03	Additional Limited Partners	19
4.04	Partnership Units	19
4.05	Additional Funding	20
4.06	Capital Accounts	20
4.07	Percentage Interests	21
4.08	No Interest on Contributions	21
4.09	Return of Capital Contributions	21
4.10	No Third-Party Beneficiary	21

Article V. PROFITS AND LOSSES; DISTRIBUTIONS		22

5.01	Allocation of Net Income and Net Loss	22
5.02	Distribution of Cash	26
5.03	Reserved	27
5.04	No Right to Distributions in Kind	27
5.05	Limitations on Distributions	27
5.06	Distributions Upon Liquidation	27
5.07	Substantial Economic Effect	29

Article VI. RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER		29

6.01	Management of the Partnership	29
6.02	Delegation of Authority	32
6.03	Indemnification and Exculpation of Indemnitees	32
6.04	Liability of the General Partner	33
6.05	Partnership Obligations	34

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6.06	Outside Activities	35
6.07	Employment or Retention of Affiliates	35
6.08	Company and General Partner Activities	36
6.09	Title to Partnership Assets	36

Article VII. CHANGES IN THE COMPANY OR THE GENERAL PARTNER		36

7.01	Transfer of the General Partner’s Partnership Interest	36
7.02	Merger of Company	36
7.03	Admission of a Substitute or Additional General Partner	38
7.04	Effect of Bankruptcy, Withdrawal, Death or Dissolution of General Partner	39
7.05	Removal of General Partner	39

Article VIII. RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS		40

8.01	Management of the Partnership	40
8.02	Power of Attorney	40
8.03	Limitation on Liability of Limited Partners	41
8.04	Common Unit Redemption Right	41
8.05	Preferred Unit Redemption Right	43
8.06	Redemption of Units at General Partner’s Option	45

Article IX. TRANSFERS OF PARTNERSHIP INTERESTS		45

9.01	Purchase for Investment	45
9.02	Restrictions on Transfer of Partnership Units	45
9.03	Admission of Substitute Limited Partner	47
9.04	Rights of Assignees of Partnership Units	48
9.05	Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner	48
9.06	Joint Ownership of Partnership Units	48

Article X. BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS		49

10.01	Books and Records	49
10.02	Custody of Partnership Funds; Bank Accounts	49
10.03	Fiscal and Taxable Year	49
10.04	Annual Tax Information and Report	49
10.05	Tax Matters Partner; Tax Elections; Special Basis Adjustments	49
10.06	Reports to Limited Partners	51

Article XI. AMENDMENT OF AGREEMENT; MERGER		51

11.01	Amendment of Agreement	51
11.02	Merger of Partnership	51

Article XII. GENERAL PROVISIONS		52

12.01	Notices	52
12.02	Survival of Rights	52
12.03	Additional Documents	52
12.04	Severability	52
12.05	Entire Agreement	52
12.06	Pronouns and Plurals	52
12.07	Headings	52
12.08	Counterparts	52
12.09	Governing Law	52

Article XIII. GUARANTEE BY REALTY INCOME		53

13.01	Guarantee	53
13.02	Certain Waivers	53
13.03	Guarantee Absolute	53
13.04	Additional Waivers	53
13.05	No Waiver by Limited Partner	54

EXHIBITS

EXHIBIT A	—	Partners, Capital Contributions and Percentage Interests

EXHIBIT B-1	—	Notice of Exercise of Common Unit Redemption Right

EXHIBIT B-2	—	Notice of Exercise of Preferred Unit Redemption Right

EXHIBIT C-1	—	Certification of Non-Foreign Status (For Redeeming Common Limited Partners or Redeeming Preferred Limited Partners that are Entities)

EXHIBIT C-2	—	Certification of Non-Foreign Status (For Redeeming Common Limited Partners or Redeeming Preferred Limited Partners that are Individuals)

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

TAU OPERATING PARTNERSHIP, L.P.

RECITALS

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of TAU OPERATING PARTNERSHIP, L.P. heretofore known as American Realty Capital Operating Partnership, L.P. (the “Partnership”), dated as of [ • ], 2012 and to be effective as of the Effective Date (as defined below), is entered into among [Merger Sub], a Maryland corporation (in its capacity as general partner of the Partnership, together with its successors and permitted assigns that are admitted to the Partnership as a general partner of the Partnership in accordance with the terms hereof, the “General Partner”), as successor to American Realty Capital Trust, Inc., a Maryland corporation (the “Previous General Partner”), the Persons whose names are set forth on Exhibit A attached hereto, as limited partners, and Realty Income Corporation, a Maryland corporation (the “Company”), for the sole purpose of agreeing to the provisions in Sections 7.02 and 8.04 and Article XIII hereof.

WHEREAS, the Partnership was originally formed as a limited partnership pursuant to and in accordance with the Act, by filing a Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware on August 17, 2007 (as amended on August 21, 2007 and as further amended on June 2, 2008).

WHEREAS, the Previous General Partner and the Initial Limited Partner entered into the Amended and Restated Agreement of Limited Partnership, dated as of March 1, 2012, as amended by that certain First Amendment to Amended and Restated Agreement of Limited Partnership dated as of [ • ], 2012, (collectively, the “First Restated Agreement”).

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of September [ • ], 2012, by and among the Company, the General Partner and the Previous General Partner, the Previous General Partner will merge with and into the General Partner, with the General Partner as the surviving entity succeeding to all of the Previous General Partner’s right, title and interest in its Partnership Interests by operation of law and as a result of such transaction (the “Merger”).

WHEREAS, immediately prior to the date of the closing of the Merger (the “Effective Date”), Nicholas Schorsch (“Schorsch”), as a limited partner, held 131,760 LTIP Units, as defined in the First Restated Agreement (the “LTIP Units”), William Kahane (“Kahane”), as a limited partner held 36,843 LTIP Units, ARC Real Estate Partners, LLC (“AREP”), as a limited partner, held 305,984 LTIP Units and 18,908 OP Units, as defined in the First Restated Agreement (the “OP Units”), American Realty Capital Advisors, LLC (“ARCA”), as a limited partner held 6 OP Units and the Previous General Partner held 45,546,772 OP Units.

WHEREAS, effective as of Effective Date the LTIP Units held by each of Schorsch and Kahane will be converted into Preferred Units, the OP Units held by the Previous General Partner will be converted into Class B Common Units and the OP Units held by AREP and

ARCA will be converted into Class A Common Units, in each case as more particularly set forth in Section 4.04(b) hereof.

WHEREAS, effective as of the Effective Date, this Agreement is being amended and restated as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as of the Effective Date, the First Restated Agreement is hereby amended, restated, superseded and replaced in its entirety and the parties hereto agree as follows:

ARTICLE I.
DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Funds” has the meaning set forth in Section 4.05 hereof.

“Additional Limited Partner” means a Person who is admitted to the Partnership as a limited partner pursuant to the Act and Section 4.03 hereof and who is shown on the books and records of the Partnership.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

(a)                                  credit to such Capital Account any portion of such negative balance which such Partner (i) is obligated to restore or treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)                                 debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership year or other applicable period.

“Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) costs and expenses incurred by the Company, the General Partner or the Partnership relating to any redemption of Partnership Interests and (iii)

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administrative costs and expenses of the General Partner or the Company, including any salaries or other payments to directors, officers or employees of the General Partner or the Company, and any accounting and legal expenses of the General Partner or the Company, in each case attributable to the Partnership’s Properties.

“Affected Gain” has the meaning set forth in Section 5.01(e)(ii).

“Affiliate” means, (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and Persons serving in similar capacities who are not otherwise an Affiliate of such Person).  For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or partnership interests or otherwise.

“Agreed Value” means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner.  The names and addresses of the Partners, number of Partnership Units issued to each Partner, and the Agreed Value of non-cash Capital Contributions as of the date of contribution is set forth on Exhibit A, as it may be amended or restated from time to time.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“ARCA” has the meaning set forth in the Recitals of this Agreement.

“AREP” has the meaning set forth in the Recitals of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Call Notice” means a written notice to the holders of Class A Common Units or Preferred Units informing them of the General Partner’s election to call their Class A Common Units pursuant to Section 8.06(a) or their Preferred Units pursuant to Section 8.06(b).

“Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a)                                  to each Partner’s Capital Account there shall be credited:

(i)                                     such Partner’s Capital Contributions;

(ii)                                  such Partner’s distributive share of Net Income, Liquidating Gain, Net Property Gain and any items in the nature of income or gain which are

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specially allocated to such Partner pursuant to Sections 5.01(b), 5.01(c) and 5.01(d); and

(iii)                               the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

(b)                                 to each Partner’s Capital Account there shall be debited:

(i)                                     the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;

(ii)                                  such Partner’s distributive share of Net Loss and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Sections 5.01(b) and 5.01(c); and

(iii)                               the amount (without duplication) of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

(c)                                  In determining the amount of any liability for purposes of subsections (a)(i) and (b)(i) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

(d)                                 if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement (which Transfer does not result in the termination of the Partnership for federal income tax purposes), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations promulgated under Section 704 of the Code, and shall be interpreted and applied in a manner consistent with such Regulations.  If the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, however, that all allocations of Partnership income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification.  The General Partner may, in its sole discretion, (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Contribution” means the total amount of cash, cash equivalents, and the Agreed Value of any Property (less any liabilities assumed with respect to such Property) or

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other asset contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of the Agreement.  Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.

“Certificate” means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.02 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.

“Change of Control” means, as to the Company, the occurrence of any of the following:

(a)                                  any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any Subsidiaries of the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of Affiliate of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common shares of the Company, or (E) any person or group as used in Rule 13d-1 (b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing at least 35% of the combined voting power or common shares of the Company;

(b)                                 during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors or whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the Board of Directors then still in office cease for any reason to constitute at least a majority thereof;

(c)                                  there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(d)                                 there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or

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substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common shares of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

“Chargeback Allocation” means the special allocation of Liquidating Gain and/or Net Property Gain to AREP pursuant to Section 5.01(d).

“Charter” means the Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time, as in effect from time to time.

“Class A Common Unit” has the meaning set forth in Section 4.04(a).

“Class B Common Unit” has the meaning set forth in Section 4.04(a).

“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time.  Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Call Window” has the meaning set forth in Section 8.06(a).

“Common Cash Amount” means an amount of cash per Class A Common Unit equal to the Value of the Common REIT Shares Amount on the earlier of (i) the date of receipt by the Partnership and the Company of a Notice of Redemption or (ii) the date of mailing by the General Partner of a Call Notice pursuant to Section 8.06(a).

“Common REIT Shares Amount” means the number of REIT Shares equal to the product of (X) the number of Class A Common Units offered for redemption by a Redeeming Common Limited Partner or called for redemption by the General Partner pursuant to Section 8.06(a), multiplied by (Y) the Conversion Factor as adjusted to and including the Specified Redemption Date; provided that in the event the Company issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the holders of REIT Shares to subscribe for or purchase additional REIT Shares, or any other securities or property (collectively, the “Rights”), and such Rights have not expired at the Specified Redemption Date, then the Common REIT Shares Amount shall also include such Rights issuable to a holder of the Common REIT Shares Amount on the record date fixed for purposes of determining the holders of REIT Shares entitled to Rights.

“Common Unit Redemption Amount” means either the Common Cash Amount or the Common REIT Shares Amount, as selected by the Partnership pursuant to Section 8.04(a) or the General Partner pursuant to Section 8.04(b) hereof.

“Common Unit Redemption Right” has the meaning set forth in Section 8.04(a) hereof.

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“Consent of the Class A Limited Partners” means the consent or approval of Limited Partners holding a majority of the outstanding Class A Common Units held by all Limited Partners.

“Contributed Property” means each property, partnership interest, contract right or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner, including any interest in any successor partnership occurring as a result of a termination of the Partnership pursuant to Section 708 of Code.

“Conversion Factor” means 1.00(1), provided that in the event that the Company (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that if the Company shall merge, consolidate or combine with any entity other than an Affiliate of the Company (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination.  Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the Company receives a Notice of Redemption after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the Company had received the Notice of Redemption immediately prior to the record date for such dividend, distribution, subdivision or combination.

“Defaulting Limited Partner” means a Limited Partner that has failed to pay any amount owed to the Partnership under a Partnership Loan within 15 days after demand for payment thereof is made by the Partnership.

“Depreciation” means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided further, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such

(1)  This presumes that the Conversion Factor is already applied to all Units.

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fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

“Distributable Amount” has the meaning set forth in Section 5.02(c) hereof.

“Event of Bankruptcy” as to any Person means (i) the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978, as amended, or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); (ii) the insolvency or bankruptcy of such Person as finally determined by a court proceeding; (iii) the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; or (iv) the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning set forth in the Recitals of this Agreement.

“General Partner Interest” means the Partnership Interest held by the General Partner in its capacity as the general partner of the Partnership, which Partnership Interest is an interest, as a general partner under the Act.  The General Partner Interest may be expressed as a number of Partnership Units.

“General Partner Loan” means a loan extended by the General Partner to a Defaulting Limited Partner in the form of a payment on a Partnership Loan by the General Partner to the Partnership on behalf of the Defaulting Limited Partner.

“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                  the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;

(b)                                 if the General Partner determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

(i)                                     Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest;

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(ii)                                  the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase or redemption of a Partnership Interest;

(iii)                               the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(iv)                              at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2 (including the grant of an interest in the Partnership to an existing or new Partner acting in a partner capacity or in anticipation of becoming a Partner as consideration for the provision of services by such Partner to or for the benefit of the Partnership);

(c)                                  the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the General Partner as of the date of distribution, provided, however, that if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by an appraisal; and

(d)                                 the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Section 5.01(c)(vi)); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the Company, (B) the General Partner or (C) a director, officer, employee, manager or member of the Company, the Partnership or the General Partner, and (ii) such other Persons (including Affiliates of the Company, General Partner or the Partnership) as the General Partner or the Company may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Common Put Window” has the meaning set forth in Section 8.04(a) hereof.

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“Initial Limited Partner” means American Realty Capital Advisors, LLC, a Delaware limited liability company.

“Initial Preferred Put Window” has the meaning set forth in Section 8.05(a) hereof.

“Liability Shortfall” has the meaning set forth in Section 5.01(e)(iv).

“Limited Partner” means any Person named as a Limited Partner on Exhibit A attached hereto, as it may be amended or restated from time to time, and any Person who becomes a Substitute Limited Partner or any Additional Limited Partner, in such Person’s capacity as a limited partner in the Partnership.

“Limited Partnership Interest” means a Partnership Interest held by a Limited Partner at any particular time representing a fractional part of the Partnership Interest of all Limited Partners, and includes any and all benefits to which the holder of such a Limited Partnership Interest may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of the Act.  Limited Partnership Interests may be expressed as a number of Class A Common Units, Class B Common Units, Preferred Units or other Partnership Units.

“Liquidating Gain” means net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of the Partnership assets under Code Section 704(b) made pursuant to the definition of Gross Asset Value.

“LTIP Units” has the meaning set forth in the Recitals of this Agreement.

“Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows:

(a)                                  by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;

(b)                                 by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;

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(c)                                  by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;

(d)                                 by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

(e)                                  in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(f)                                    by not taking into account in computing Net Income or Net Loss items specially allocated to the Partners pursuant to Sections 5.01(b), 5.01(c) and 5.01(d).

“Net Property Gain” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s net taxable gain for such year or period from the disposition of Property.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Notice of Redemption” means the Notice of Exercise of Common Unit Redemption Right substantially in the form attached as Exhibit B-1 hereto or the Notice of Exercise of Preferred Unit Redemption Right substantially in the form attached as Exhibit B-2 hereto.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in Section 7.02(a) hereof.

“OP Units” has the meaning set forth in the Recitals of this Agreement.

“Ownership Limit” has the meaning set forth in the Charter.

“Partner” means the General Partner or any Limited Partner, and “Partners” means the General Partner and the Limited Partners.  “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i).  A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).

“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations, and the amount of Partner Nonrecourse Deductions with respect to a

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Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(i)(2) of the Regulations.

“Partnership” means Tau Operating Partnership, L.P., a limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement and in the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement and of the Act.  A Partnership Interest may be expressed as a number of Class A Common Units, Class B Common Units, Preferred Units or other Partnership Units.

“Partnership Loan” means a loan from the Partnership to the Partner on the day the Partnership pays over the excess of the Withheld Amount over the Distributable Amount to a taxing authority.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(d).  In accordance with Regulations Section 1.704- 2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains.  A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).

“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.02 hereof, which record date shall be the same as the record date established by the Company for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, and includes Class A Common Units, Class B Common Units, Preferred Units and any other class or series of Partnership Units that may be established after the date hereof.  The number of Partnership Units outstanding and the Percentage Interests represented by such Partnership Units are set forth on Exhibit A hereto, as it may be amended or restated from time to time.  The ownership of Partnership Units may be evidenced by a certificate in a form approved by the General Partner.

“Percentage Interest” means the percentage determined by dividing the number of Partnership Units of a Partner by the sum of the number of Partnership Units of all Partners.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust or other entity.

“Precontribution Gain” has the meaning set forth in Section 5.01(e)(iii).

“Preferred Call Window” has the meaning set forth in Section 8.06(b).

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“Preferred Cash Amount” means the sum of (a) the Preferred Liquidation Preference for each Preferred Unit plus (b)(i) the Preferred Return Per Preferred Unit for each such Preferred Unit, less (ii) the aggregate amount previously distributed with respect to such Preferred Units pursuant to Section 5.02(a)(i).

“Preferred Liquidation Preference” means $1,000 per Preferred Unit.

“Preferred Return Per Class A Unit” means, with respect to each Class A Common Unit outstanding on a specified Partnership Record Date, an amount initially equal to zero, and increased cumulatively on each Partnership Record Date by an amount equal to the product of (i) the cash dividend per REIT Share declared by the Company for holders of REIT Shares on such Partnership Record Date multiplied by (ii) the Conversion Factor in effect on such Partnership Record Date; provided, however, that, for each Class A Common Unit, the increase that shall occur in accordance with the foregoing on the first Partnership Record Date that occurs on or after the date on which such Partnership Unit was first issued shall be the foregoing product of (i) and (ii) above, multiplied by a fraction, the numerator of which shall be the number of days that such Class A Common Unit was outstanding up to and including such first Partnership Record Date, and the denominator of which shall be the total number of days in the period from but excluding the immediately preceding Partnership Record Date (or, if none, the Effective Date) to and including such first Partnership Record Date.

“Preferred Return Per Preferred Unit” means, with respect to each Preferred Unit outstanding on a specified Partnership Record Date,  an amount initially equal to zero, and increased cumulatively by an annualized, non-compounded return on each Preferred Unit equal to two percent (2%) of the Preferred Liquidation Preference per Preferred Unit beginning on the Effective Date.

“Preferred Unit” has the meaning set forth in Section 4.04(a).

“Preferred Unit Redemption Amount” means the Preferred Cash Amount.

“Preferred Unit Redemption Right” has the meaning set forth in Section 8.05(a) hereof.

“Previous General Partner” has the meaning set forth in the Recitals of this Agreement.

“Property” means any property or other investment in which the Partnership, directly or indirectly, holds an ownership interest.

“Redeeming Common Limited Partner” has the meaning set forth in Section 8.04(a) hereof.

“Redeeming Preferred Limited Partner” has the meaning set forth in Section 8.05(a) hereof.

“Regulations” means the Federal Income Tax Regulations issued under the Code, as amended and as hereafter amended from time to time.  Reference to any particular provision of

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the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.

“Regulatory Allocations” has the meaning set forth in Section 5.01(c)(viii) hereof.

“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Requirements” has the meaning set forth in Section 6.01(a)(xxiv) hereof.

“REIT Share” means one share of common stock, par value $0.01 per share, of the Company (or Successor Entity, as the case may be).

“Restriction Notice” has the meaning set forth in Section 8.04(f) hereof.

“Rights” has the meaning set forth in the definition of “Common REIT Shares Amount” contained herein.

“Safe Harbor” has the meaning set forth in Section 10.05(e) hereof.

“Safe Harbor Election” has the meaning set forth in Section 10.05(e) hereof.

“Safe Harbor Interest” has the meaning set forth in Section 10.05(e) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Service” means the Internal Revenue Service.

“Specified Redemption Date” means (i) in the case of a redemption pursuant to Sections 8.04(a) or 8.04(b), the first business day of the month that is at least [60] calendar days after the receipt by the General Partner of a Notice of Redemption and (ii) in the case of the delivery of a Call Notice pursuant to Section 8.06(a) or 8.06(b), the first business day of the month that is at least [10] calendar days after the mailing to the applicable holder of Class A Common Units or Preferred Units of a Call Notice.

“Subordinated Incentive Listing Note” means the promissory note that may be co-issued by the General Partner and the Partnership in favor of AR Capital, LLC, a Delaware limited liability company and the sole member of the Initial Limited Partner, on or about October 9, 2012, in accordance with the terms of that certain Incentive Listing Fee Note Agreement, to be entered into by and among the Partnership, the General Partner and AR Capital, LLC.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Subsidiary Partnership” means any partnership or limited liability company in which the Company, the Partnership or a wholly owned subsidiary of the Company or the Partnership owns a partnership or limited liability company interest.

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“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.03 hereof.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” contained herein.

“Survivor” has the meaning set forth in Section 7.02(b) hereof.

“Tax Items” has the meaning set forth in Section 5.01(e)(i).

“Tax Matters Partner” has the meaning set forth within Section 6231(a)(7) of the Code.

“Trading Day” means a day on which the principal national securities exchange on which a security is listed or admitted to trading is open for the transaction of business or, if a security is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transaction” has the meaning set forth in Section 7.02(a) hereof.

“Transfer” has the meaning set forth in Section 9.02(a) hereof.

“TRS” means a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the General Partner.

“Value” means, with respect to any security, the average of the daily market price of such security for the ten consecutive Trading Days immediately preceding the date of such valuation.  The market price for each such Trading Day shall be: (i) if the security is listed or admitted to trading on the NYSE or any national securities exchange, the last reported sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (ii) if the security is not listed or admitted to trading on the NYSE or any national securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if the security is not listed or admitted to trading on the NYSE or any national securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the value of the security shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.  In the event the security includes any additional rights, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

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“Withheld Amount” means any amount required to be withheld by the Partnership to pay over to any taxing authority as a result of any allocation or distribution of income to a Partner.

ARTICLE II.
FORMATION OF PARTNERSHIP

2.01                        Formation of the Partnership.  The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and administration and termination of the Partnership shall be governed by the Act.  The Partnership Interest of each Partner shall be personal property for all purposes.

2.02                        Name.  The Name of the Partnership shall be “Tau Operating Partnership, L.P.” and the Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof.  The words “Limited Partnership,” “LP,” “L.P.” or “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.  The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication by the Partnership to the Partners.  Notwithstanding any provision in this Agreement and without the consent of any Limited Partner or other Person, the General Partner may amend this Agreement and the Certificate of Limited Partnership of the Partnership to reflect any change in the name of the Partnership.

2.03                        Registered Office and Agent; Principal Office.  The address of the registered office of the Partnership in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such address is the Corporation Service Company, a Delaware corporation.  The General Partner may, from time to time, designate a new registered agent and/or registered office for the Partnership and, notwithstanding any provision in this Agreement, may amend this Agreement and the Certificate of Limited Partnership of the Partnership to reflect such designation without the consent of the Limited Partners or any other Person.  The principal office of the Partnership is located at: c/o Realty Income Corporation, 600 La Terraza Boulevard, Escondido, California  92025-3873 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places as the General Partner deems necessary or desirable.

2.04                        Term and Dissolution.

(a)                                  The term of the Partnership shall continue in full force and effect until the Partnership is dissolved and its affairs are wound up upon the first to occur of any of the following events:

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(i)                                     the occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner or any other event that results in the General Partner ceasing to be a general partner of the Partnership under the Act unless (A) the business of the Partnership is continued pursuant to Section 7.04(b) hereof, or (B) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership;

(ii)                                  the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such installment obligations are paid in full);

(iii)                               the redemption of all Limited Partnership Interests, unless the General Partner determines to continue the Partnership by the admission of one or more Additional Limited Partners effective as of such redemption;

(iv)                              the election in writing by the General Partner that the Partnership should be dissolved;

(v)                                 at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; or

(vi)                              the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act.

(b)                                 Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.04(b) hereof), the General Partner (or, if dissolution of the Partnership should occur by reason of Section 2.04(a)(i) or the General Partner is unable to act as liquidator, a liquidating trustee of the Partnership or other representative designated by the Consent of the Class A Limited Partners) shall proceed to wind up the affairs of the Partnership, liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.06 hereof.  Notwithstanding the foregoing, the General Partner or the liquidating trustee, as the case may be, may, subject to the Act, either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.

(c)                                  The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed to the Partners in the manner provided for in this Agreement and (ii) the Certificate of Limited Partnership of the Partnership shall have been canceled in the manner required by the Act.

2.05                        Filing of Certificate and Perfection of Limited Partnership.  The General Partner shall execute, acknowledge, record and file at the expense of the Partnership any

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Certificate (including the Certificate of Limited Partnership of the Partnership) and any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.

2.06                        Certificates Describing Partnership Units.  The Partnership Interests shall not be evidenced by certificates unless requested by a Partner.  At the request of a Partner, the General Partner, at its option, may issue a certificate evidencing such Partner’s Partnership Interests, including the class or series and number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate.  Any such certificate (i) shall be in form and substance as determined by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:

THIS CERTIFICATE IS NOT NEGOTIABLE.  THE PARTNERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY AND TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT OF LIMITED PARTNERSHIP OF TAU OPERATING PARTNERSHIP, L.P., AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME.

Each certificate evidencing Partnership Interests shall be executed by manual or facsimile signature of the General Partner on behalf of the Partnership.  The Partnership shall maintain books for the purpose of registering the transfer of Partnership Interests.  In connection with a Partner’s transfer in accordance with this Agreement of any Partnership Interests, the certificate(s) evidencing the Partnership Interests, if any, shall be delivered to the Partnership for cancellation, and the Partnership shall thereupon issue a new certificate to the transferee evidencing the Partnership Interests that were transferred and, if applicable, the Partnership shall issue a new certificate to the transferor evidencing any Partnership Interests registered in the name of the transferor that were not transferred.

Each Partnership Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

ARTICLE III.
BUSINESS OF THE PARTNERSHIP

3.01                        General Purpose.  The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, (ii) to enter into any partnership, joint venture or other similar arrangement for the purpose of engaging in any of the foregoing or the ownership and disposition of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing; provided, however, that any business to be conducted by

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the Partnership shall be limited to and conducted in such a manner as to permit the Company at all times to qualify as a REIT, unless the Company otherwise ceases to, or the Board of Directors determines that the Company shall no longer, qualify as a REIT.  In connection with the foregoing, and without limiting the Company’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the Company has elected REIT status and the avoidance of income and excise taxes on the Company inures to the benefit of all the Partners.  Notwithstanding the foregoing, the Partners agree that the Company may terminate or revoke its status as a REIT under the Code at any time.  The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Code.

ARTICLE IV.
CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.01                        Capital Contributions.  The General Partner and each Limited Partner has made (or shall be deemed to have made) a Capital Contribution to the Partnership in exchange for the Partnership Units set forth opposite such Partner’s name on Exhibit A hereto, as it may be amended or restated from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s ownership of Partnership Units.

4.02                        Additional Capital Contributions and Issuances of Additional Partnership Units.  Except as provided in this Section 4.02 or in Section 4.05 hereof, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership.  The General Partner may contribute additional capital to the Partnership in its sole discretion, from time to time, and receive additional Partnership Interests, in the form of Class B Common Units, in respect thereof, as determined by the General Partner.

4.03                        Additional Limited Partners.  With the Consent of the Class A Limited Partners, the General Partner may admit one or more Additional Limited Partners to the Partnership from time to time, on terms and conditions and for such Capital Contributions as may be established by the General Partner.  As a condition to being admitted to the Partnership, each Additional Limited Partner shall execute an agreement to be bound by the terms and conditions of this Agreement in form and substance reasonably acceptable to the General Partner.

4.04                        Partnership Units.

(a)                                  Generally.  Partnership Interests shall be represented by Partnership Units.  Initially, following the Effective Date all Partnership Units shall be designated as either “Class A Common Units” (“Class A Common Units”), Class B Common Units (“Class B Common Units”) or “Preferred Units” (“Preferred Units”).  Except as expressly provided herein, Class A Common Units and Class B Common Units shall entitle the holders thereof to equal rights under this Agreement.  Notwithstanding anything to the contrary in this Agreement, any Partnership Units issued to the General Partner, the Partnership or any Affiliate of the General Partner shall

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be Class B Common Units, and any Partnership Units acquired by the General Partner, the Partnership or any Affiliate of the General Partner from any Limited Partner pursuant to Sections 8.04, 8.05 or 8.06 hereof or otherwise, shall automatically be converted from a Class A Common Unit or Preferred Unit to a Class B Common Unit.

(b)                                 Conversion of Certain Partnership Interests upon Effective Date. As of the Effective Date, the outstanding OP Units and LTIP Units will be converted as follows(2):

(i)                                     6 OP Units held by ARCA will be converted into 6 Class A Common Units;

(ii)                                  305,984 LTIP Units held by AREP will be converted into 305,984 Class A Common Units;

(iii)                               18,908 OP Units held by AREP will be converted into 18,908 Class A Common Units;

(iv)                              131,760 LTIP Units held by Schorsch will be converted into 5,275 Preferred Units;

(v)                                 36,843 LTIP Units held by Kahane will be converted into 1,475 Preferred Units; and

(vi)                              45,546,772 OP Units held by the Previous General Partner will be converted into 45,546,772 Class B Common Units.

(c)                                  Additional Partnership Units.  Subject to the terms and conditions of Section 4.03 and Section 4.04(a) hereof, the General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other Persons (i) Class A Common Units, Class B Common Units or Preferred Units, or (ii) additional Partnership Units in one or more new classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, rights, powers and duties senior to the Limited Partners, approved by the Consent of the Class A Limited Partners.  No Person, including, without limitation, any Partner or a transferee of any Partner, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Units.

4.05                        Additional Funding.  If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner, the Company or any of their Affiliates provide such Additional Funds to the Partnership through loans or otherwise.

4.06                        Capital Accounts.  A separate Capital Account shall be established and maintained for each Partner.

(2)  Numbers here to presume that the Conversion Factor is applied.

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4.07                        Percentage Interests.  If the number of outstanding Common Units, Preferred Units or other class or series of Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Class A Common Units, Class B Common Units, Preferred Units or other class or series of Partnership Units held by such Partner divided by the aggregate number of Class A Common Units, Class B Common Units, Preferred Units or other class or series of Partnership Units, as applicable, outstanding after giving effect to such increase or decrease.  If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.07, the Net Income and Net Loss for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the effective date of such adjustment and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part.  The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Net Income and Net Loss for the taxable year in which the adjustment occurs.  The allocation of Net Income and Net Loss for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Net Income and Net Loss for the later part shall be based on the adjusted Percentage Interests.

4.08                        No Interest on Contributions.  No Partner shall be entitled to interest on its Capital Contribution.

4.09                        Return of Capital Contributions.  No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement.  Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

4.10                        No Third-Party Beneficiary.  Except as provided in Section 5.06(d)(ii) with respect to amounts contributed to restore a deficit Capital Account balance following liquidation of the Partnership, no creditor or other third party (other than an Indemnitee) having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto, Indemnitees and their respective successors and assigns.  To the fullest extent permitted by law, none of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.  In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall, to the fullest extent permitted by law, be the obligation of such Limited Partner and not of the General Partner.  Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.

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ARTICLE V.

PROFITS AND LOSSES; DISTRIBUTIONS

5.01        Allocation of Net Income and Net Loss.  Except as otherwise provided in this Agreement, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction, of the Partnership shall be allocated among the Partners in accordance with this Section 5.01.

(a)           Allocation of Net Income.  Except as provided in Sections 5.01(c) and (d), Net Income for any Partnership year or other period shall be allocated in the following manner and order of priority.

(i)            First, 100% to the holders of Preferred Units in accordance with their respective Percentage Interests in an amount equal to the excess of such holder’s Preferred Return Per Preferred Unit to the last day of the current Partnership Year or other period, or to the date of redemption or exchange with the General Partner to the extent such units are redeemed or exchanged during such period over the cumulative Net Income previously allocated to such holder;

(ii)           Second, 100% to the holders of Class A Common Units in accordance with their respective Percentage Interests in an amount equal to the excess of such holder’s cumulative distributions pursuant to Section 5.02(a)(ii) to the last day of the current Partnership year or other period, or to the date of redemption or exchange with the General Partner to the extent such units are redeemed or exchanged during such period, over the Cumulative Net Income previously allocated to such holder;

(iii)          Third, 100% to the holders of Class B Common Units in accordance with their respective Percentage Interests.

(b)           Allocation of Net Loss.  Except as provided in Section 5.01(c), Net Loss for any Partnership year or other period shall be allocated to the holders of Class B Common Units in accordance with their Percentage Interests.

(c)           Regulatory Allocations.

(i)            Minimum Gain Chargeback (Nonrecourse Liabilities).  Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations.  This Section 5.01(c)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this Section 5.01(c)(i) shall be

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made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(ii)           Partnership Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations or in Section 5.01(c)(i) hereof, if there is a net decrease in Partnership Minimum Gain attributable to Partner Nonrecourse Debt Minimum Gain during any fiscal year, each Partner who has a share of the Partnership Minimum Gain attributable to such Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partnership Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Regulations.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations.  This Section 5.01(c)(ii) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in Section 1.704-2(i) of the Regulations and shall be interpreted consistently therewith.  Allocations pursuant to this Section 5.01(c)(ii) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(iii)          Qualified Income Offset.  If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated, in accordance with Section 1.704-1(b)(2)(ii)(d) of the Regulations, to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations.  This Section 5.01(c)(iii) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(iv)          Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(v)           Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations)

(vi)          Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital

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Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(vii)         Capital Account Deficits.  If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period, such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.01(c)(vii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been made as if Section 5.01(c)(iii) and this Section 5.01(c)(vii) were not in this Agreement.

(viii)        Curative Allocations.  The allocations set forth in Sections 5.01(c)(i), (ii), (iii), (iv), (v), (vi) and (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding the provisions of Sections 5.01(a) and 5.01(b) hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

(d)           Special Allocation of Liquidating Gain and Net Property Gain.  After giving effect to the special allocations in Section 5.01(c) but prior to the allocations set forth in Section 5.01(a) and (b), Liquidating Gain, and starting with the first January after the fifth anniversary of the Effective Date, Net Property Gain shall be allocated to AREP in respect of its Class A Common Units until AREP has a Capital Account balance of $13 million.

(e)           Allocations Between Transferor and Transferee.  If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Net Income and Net Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners.  The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Net Income and Net Loss between the transferor and the transferee Partner.

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(f)            Tax Allocations.

(i)            Items of Income or Loss.  Except as is otherwise provided in this Section 5.01, an allocation of Partnership Net Income, Net Loss, Liquidating Gain or Net Property Gain to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income, Net Loss, Liquidating Gain or Net Property Gain.

(ii)           Section 1245/1250 Recapture.  Subject to Section 5.01(f)(iii) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated.  This Section 5.01(f)(ii) shall not alter the amount of Net Income, Liquidating Gain or Net Property Gain (or items thereof) allocated among the Partners, but merely the character of such Net Income, Liquidating Gain or Net Property Gain (or items thereof).  For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income, Net Loss, Liquidating Gain and Net Property Gain for such respective period.

(iii)          Precontribution Gain, Revaluations.  With respect to any Contributed Property, the Partnership shall use the traditional method contained in the Regulations promulgated under Section 704(c) of the Code, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”).  Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s federal income tax return in a manner consistent with the method used by the Partnership.  If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder.  The intent of this Section 5.01(f)(iii) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain.  This Section 5.01(f)(iii) is to be interpreted consistently with such intent.

(iv)          Excess Nonrecourse Liability Safe Harbor.  Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (as defined in Section 1.752-3(a)(3) of the Regulations), the Partners’

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respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”).  If there is an insufficient amount of nonrecourse liabilities to be able to allocate to each Partner nonrecourse liabilities equal to the Liability Shortfall, nonrecourse liabilities shall be allocated to each Partner in pro rata in accordance with each such Partner’s Liability Shortfall.

5.02        Distribution of Cash.

(a)           Distributions Generally.  Subject to the other provisions of this Section 5.02 and to the provisions of Section 5.06 hereof, the Partnership shall distribute cash at such times and in such amounts as are, subject to the terms and conditions of this Agreement, determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such month (or other distribution period) on the Partnership Record Date in the following order of priority:

(i)            first, to the holders of Preferred Units in accordance with each such holder’s Preferred Return Per Preferred Unit with respect to all Preferred Units held by such holder, less that aggregate amount previously distributed with respect to such holder’s Preferred Units pursuant to this Section 5.02(a)(i);

(ii)           Second, to the holders of Class A Common Units in accordance with each such holder’s Preferred Return Per Class A Unit with respect to all Class A Common Units held by such holder, less the aggregate amount previously distributed with respect to such holder’s Class A Common Units pursuant to this Section 5.02(a)(ii); and

(iii)          Third, to the holders of Class B Common Units in proportion to the total number of Partnership Units held by them on the Partnership Record Date.

(b)           Reserved.

(c)           Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to a Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner (the “Distributable Amount”) equals or exceeds the Withheld Amount, the entire Distributable Amount shall be treated as a distribution of cash to such Partner, or (ii) if the Distributable Amount is less than the Withheld Amount, the excess of

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the Withheld Amount over the Distributable Amount shall be treated as a Partnership Loan from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority.  A Partner shall repay a Partnership Loan upon the demand of the Partnership or, alternatively, through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee.  In the event that a Limited Partner fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner.  In such event, on the date of payment, the General Partner shall be deemed to have extended a General Partner Loan to the Defaulting Limited Partner in the amount of the payment made by the General Partner and the General Partner shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount.  Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.

Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.02(c) shall bear interest at the lesser of (i) 300 basis points above the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.

(d)           In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash dividend as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be redeemed.

5.03        Reserved.

5.04        No Right to Distributions in Kind.  No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.  Notwithstanding anything to the contrary in this Agreement, the General Partner shall have the right to make distributions in kind to the General Partner.

5.05        Limitations on Distributions.  Notwithstanding any of the provisions of this Agreement, no Partner shall have the right to receive, and the Partnership and the General Partner shall not have the right to make, a distribution that violates the Act or other applicable law.

5.06        Distributions Upon Liquidation.

(a)           Upon liquidation of the Partnership any remaining assets of the Partnership shall be distributed in the following order:

(i)            First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

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(ii)           Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(iii)          The balance to all Partners with positive Capital Accounts pro rata in accordance with their respective positive Capital Account balances.

(b)           For purposes of Section 5.06(a) hereof, the Capital Account of each Partner shall be determined after making all adjustments in accordance with Sections 5.01 and 5.02 hereof resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.

(c)           Any distributions pursuant to this Section 5.06 shall be made within a reasonable time as determined by the General Partner in its sole discretion.  To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to satisfy any contingent debts or obligations of the Partnership.

(d)           If the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, (i) distributions shall be made to the Partners who have positive Capital Accounts in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations, (ii) if the Initial Limited Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during with such liquidation occurs), such Initial Limited Partner shall restore and contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero, but not to exceed $[ • ](3) in compliance with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations and (iii) if AREP’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during with such liquidation occurs), AREP shall restore and contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero but not to exceed the Partnership’s deduction attributable to the subordinated incentive listing fee (the amount of such fee to be equal to the principal amount of the Subordinated Incentive Listing Note), which restoration and contribution shall be before the later to occur of (x) the end of the taxable year in which the Partnership (or such Limited Partner’s interest) is liquidated, or (y) ninety (90) days after the date of the liquidation of the Partnership (or such Limited Partner’s interest), which amount shall be paid to creditors of the Partnership or, if the amount contributed exceeds the amount due to creditors, shall be distributed to the Partners with positive Capital Account balances.  If any Partner (other than AREP) has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during with such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.  Consistent with Section 1.704-1(b)(2)(iv)(l) of the Regulations, a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code shall not result in a liquidation of the Partnership for purposes of this Section 5.06(d).

(3)  Remaining DRO obligation to be obtained from the Partnership’s accountants.

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5.07        Substantial Economic Effect.  It is the intent of the Partners that the allocations of Net Income and Net Loss under the Agreement have “substantial economic effect” (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto.  Article V and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

ARTICLE VI.

RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER

6.01        Management of the Partnership.

(a)           Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership.  Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:

(i)            to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to, notes and mortgages that the General Partner determines are necessary or appropriate in the business of the Partnership;

(ii)           to construct buildings and make other improvements on the properties owned or leased by the Partnership;

(iii)          to authorize, issue, sell, redeem or otherwise purchase any Partnership Units or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Units, or Rights relating to any class or series of Partnership Units) of the Partnership;

(iv)          to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(v)           to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(vi)          to guarantee or become a co-maker of indebtedness of the Company and any Subsidiary of the Company, including the General Partner or the Partnership, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or

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indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(vii)         to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all operating costs and general and administrative expenses of the General Partner, the Company, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;

(viii)        to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(ix)           to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership or the Partnership’s assets;

(x)            to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership’s business;

(xi)           to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xii)          to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xiii)         to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(xiv)        to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers and such other persons as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;

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(xv)         to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xvi)        to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii)       to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xviii)      to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xix)         to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xx)          to establish Partnership reserves for working capital, capital expenditures, contingent liabilities or any other valid Partnership purpose;

(xxi)         to merge, consolidate or combine the Partnership with or into another Person;

(xxii)        to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code;

(xxiii)       to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership and to possess and enjoy all of the rights and powers of a general partner as provided by the Act; and

(xxiv)       to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the Company or the General Partner deems necessary or appropriate such that the Company shall continue to satisfy the requirements for qualification as a REIT under the Code and Regulations (“REIT Requirements”) and avoid any federal income or excise tax liability; provided, however, the General Partner shall not be bound to comply with this covenant to the extent any distributions required to be made in order to satisfy the REIT Requirements would violate the Act or other applicable law or contravene the terms of any notes, mortgages or other types of debt obligations to which the Partnership may be subject in conjunction with borrowed funds.

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(b)           Except as otherwise provided herein or in the Act, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.02        Delegation of Authority.  The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

6.03        Indemnification and Exculpation of Indemnitees.

(a)           To the fullest extent permitted by law, the Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.  The parties hereto agree, that the termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 6.03(a).  The parties hereto agree, that the termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 6.03(a).  Any indemnification pursuant to this Section 6.03 shall be made only out of the assets of the Partnership.

(b)           The Partnership shall reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.03 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)           The indemnification provided by this Section 6.03 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

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(d)           The Partnership may purchase and maintain insurance, as an expense of the Partnership, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)           For purposes of this Section 6.03, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.03; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is not opposed to the best interests of the Partnership.

(f)            In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)           An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.03 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)           The provisions of this Section 6.03 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)            Any amendment, modification or repeal of this Section 6.03 or any provision hereof shall be prospective only and shall not in any way affect the indemnification of an Indemnitee by the Partnership under this Section 6.03 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.04        Liability of the General Partner.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission if any such party acted in good faith.  Notwithstanding any provision of this Agreement or otherwise applicable provision of law or equity, the General Partner shall not be in breach of any duty (fiduciary or otherwise) that the General Partner may owe to the Limited Partners or the Partnership or any other Persons bound by this Agreement provided the General Partner, acting in good faith, abides by the terms of this Agreement.

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(b)           Notwithstanding any provision of this Agreement or otherwise applicable provision of law or equity, the Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and the Company’s stockholders collectively, and that, to the fullest extent permitted by law, the General Partner has no duty (fiduciary or otherwise) and is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions.  In the event of a conflict between the interests of the stockholders of the Company on the one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either the stockholders of the Company or the Limited Partners; provided, however, that for so long as the General Partner owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either the stockholders of the Company or the Limited Partners shall be resolved in favor of the stockholders of the Company.  The General Partner shall not be liable to the Partners or the Partnership for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Limited Partners or the Partnership in connection with such decisions.

(c)           Subject to its obligations and duties as General Partner set forth in Section 6.01 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents.  The General Partner shall not be responsible or liable to the Limited Partners or the Partnership for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d)           Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT or (ii) to prevent the Company from incurring any taxes under Section 857, Section 4981 or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e)           Any amendment, modification or repeal of this Section 6.04 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s or any of its officer’s, director’s, agent’s or employee’s liability to the Partnership and the Limited Partners under this Section 6.04 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.05        Partnership Obligations.

(a)           Except as provided in this Section 6.05 and elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and

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allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)           All Administrative Expenses shall be obligations of the Partnership, and the General Partner and the Company shall be entitled to reimbursement by the Partnership for any expenditure (including Administrative Expenses) incurred on behalf of the Partnership that shall be made other than out of the funds of the Partnership.

6.06        Outside Activities.  Subject to Section 6.08 hereof, the Charter and any agreements entered into by the General Partner, the Company or any of their respective Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or stockholders of the Company, the General Partner and the Company shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to such business interest or activities.  Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interest or activities.  None of the Limited Partners nor any other Person bound by this Agreement shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner and the Company, (i) shall have no duty or obligation (fiduciary or otherwise) pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character that, if presented to the Partnership or any Limited Partner, could be taken by such Person, and (ii) shall not be liable to the Partnership or to the Limited Partners for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that the General Partner or the Company pursues or acquires for, or directs such business ventures, interests or activities to another Person or does not communicate such opportunity or information to the Partnership.

6.07        Employment or Retention of Affiliates.

(a)           Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price or other payment therefor that the General Partner determines to be fair and reasonable.

(b)           The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner.  The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(c)           The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement and applicable law.

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6.08        Company and General Partner Activities.  Consistent with Section 6.06, the Limited Partners understand and agree that, generally, all business activities of the General Partner and the Company, including activities pertaining to the acquisition, development, ownership of or investment in single tenant freestanding commercial real estate and related assets, have not been and will not be conducted through the Partnership or one or more Subsidiary Partnerships.

6.09        Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.  The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

ARTICLE VII.
CHANGES IN THE COMPANY OR THE GENERAL PARTNER

7.01        Transfer of the General Partner’s Partnership Interest.

(a)           The General Partner shall not transfer all or any portion of its General Partner Interests, and the General Partner shall not withdraw as General Partner, except as provided in or in connection with a transaction contemplated by Section 7.01(c) hereof.

(b)           The General Partner agrees that its General Partner Interest will at all times be in the aggregate at least 0.1% of the Partnership Interests.

(c)           Notwithstanding anything in this Section 7.01, the General Partner may transfer all or any portion of its General Partner Interest to the Company or any wholly owned Subsidiary of the Company, and following a transfer of all of its General Partner Interest, may withdraw as General Partner.  In the event that the General Partner transfers its entire General Partner Interest and the transferee is admitted to the Partnership as a substitute General Partner in accordance with this Agreement, such transferee shall be deemed admitted to the Partnership as a General Partner immediately prior to the transfer and such transferee shall continue the business of the Partnership without dissolution.

7.02        Merger of Company.

(a)           Except as otherwise provided in Section 7.02(b) or (c) hereof, the Company shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets (other than in connection with a change in the Company’s state of incorporation or organizational form), in each case which

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results in a Change of Control of the Company (a “Transaction”), unless at least one of the following conditions is met:

(i)            the Consent of the Class A Limited Partners is obtained;

(ii)           as a result of such Transaction, (x) all Limited Partners holding Class A Common Units will receive, or have the right to receive, for each such Class A Common Unit held by such Limited Partners an amount of cash, securities or other property equal in value to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share in consideration of one REIT Share, provided that if, in connection with such Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Class A Common Units (other than the General Partner and any Subsidiary of the General Partner) shall be given the option to exchange its Class A Common Units for the greatest amount of cash, securities or other property that such Limited Partner would have received had it (A) exercised its Common Unit Redemption Right pursuant to Section 8.04 hereof and (B) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Common Unit Redemption Right immediately prior to the expiration of the Offer and (y) all Limited Partners holding Preferred Units have the option of receiving per Preferred Unit a cash amount equal to the Preferred Cash Amount; or

(iii)          the General Partner or the Company is the surviving entity in the Transaction and (x) either (A) the holders of REIT Shares do not receive cash, securities or other property in the Transaction or (B) all Limited Partners holding Class A Common Units receive for each Class A Common Unit held by such Limited Partners an amount of cash, securities or other property (expressed as an amount per REIT Share) that is no less in value than the product of the Conversion Factor and the greatest amount of cash, securities or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares and (y) all Limited Partners holding Preferred Units have the option of receiving per Preferred Unit a cash amount equal to the Preferred Cash Amount.

(b)           Notwithstanding Section 7.02(a) hereof, the General Partner or the Company may merge with or into or consolidate with another entity, or sell substantially all of its assets to another entity, if immediately after such merger, consolidation or sale, the surviving or acquiring entity (the “Survivor”) expressly agrees to assume all obligations of the General Partner and the Company hereunder.  Notwithstanding any provision of this Agreement and without the consent of any other person, upon such assumption, (i) for all purposes of this Agreement, if the General Partner or the Company is not the Survivor, the Survivor, shall be deemed to be the “General Partner” hereunder and shall be deemed to be admitted as the general partner of the Partnership, upon its execution of a counterpart to this Agreement, effective simultaneously with the merger or consolidation, (ii) the Survivor shall continue the business of the Partnership without dissolution, and (iii) the Survivor shall have the right and duty to amend

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this Agreement as set forth in this Section 7.02(b) or in any other manner, if applicable, to reflect the change in the general partner of the Partnership.  The Survivor shall in good faith arrive at a new method for the calculation of the Common Cash Amount, the Common REIT Shares Amount and Conversion Factor for a Class A Common Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible.  Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and which a holder of Class A Common Units could have acquired had such Class A Common Units been exchanged immediately prior to such merger or consolidation.  Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor.  The Survivor also shall in good faith modify the definition of REIT Shares and make such amendments to Section 8.04 or Section 8.05 hereof so as to approximate the existing rights and obligations set forth in Section 8.04 or Section 8.05 hereof as closely as reasonably possible.  The above provisions of this Section 7.02(b) shall similarly apply to successive mergers or consolidations permitted hereunder.

Notwithstanding anything in this Section 7.02, the General Partner or the Company may engage in a transaction required by law or by the rules of any national securities exchange or over-the-counter interdealer quotation system on which the REIT Shares are listed or traded.

7.03        Admission of a Substitute or Additional General Partner.  A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:

(a)           the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart hereof, and an amendment to the Certificate of Limited Partnership of the Partnership evidencing the admission of such Person as a General Partner shall have been filed with the office of the Secretary of State of the State of Delaware;

(b)           if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c)           counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, or (ii) the loss of any Limited Partner’s limited liability.

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7.04        Effect of Bankruptcy, Withdrawal, Death or Dissolution of General Partner.

(a)           Upon the occurrence of an Event of Bankruptcy as to the General Partner (and its removal pursuant to Section 7.05(a) hereof) or the withdrawal, removal or dissolution of the General Partner or any other event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, the Partnership shall be dissolved and its affairs wound up unless the business of the Partnership is continued pursuant to Section 7.04(b) hereof.  Notwithstanding anything in this Agreement to the contrary, any successor to the General Partner by merger or consolidation in compliance with Section 7.02(b) shall, without further act of any Person, be the General Partner hereunder, and such merger or consolidation shall not constitute a transfer for purposes of this Agreement and the Partnership shall continue without dissolution.

(b)           Following the occurrence of an Event of Bankruptcy as to the General Partner (and its removal pursuant to Section 7.05(a) hereof) or the withdrawal, removal or dissolution of the General Partner or any other event that resulting the General Partner ceasing to be a general partner of the Partnership under the Act, the Partnership shall not be dissolved or wound up if the Limited Partners, within 90 days after such occurrence, elect to continue the business of the Partnership for the balance of the term specified in Section 2.04 hereof by selecting effective as of such occurrence, subject to Section 7.03 hereof in writing or vote, a substitute General Partner by the Consent of the Class A Limited Partners.  Any substitute General Partner selected by the Limited Partners in accordance with this Section 7.05(b) and admitted to the Partnership in accordance with Section 7.03, shall be deemed admitted to the Partnership effective simultaneously with the occurrence of the event that caused the General Partner to cease to be a general partner of the Partnership.  If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.05        Removal of General Partner.

(a)           Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, the General Partner, the General Partner shall be deemed to be removed automatically.  To the fullest extent permitted by law, the Limited Partners may not remove the General Partner, with or without cause.

(b)           If the General Partner has been removed pursuant to this Section 7.05 and the Partnership is continued pursuant to Section 7.04 hereof, the General Partner shall promptly transfer and assign its General Partner Interest in the Partnership to the substitute General Partner approved by the Consent of the Class A Limited Partners in accordance with Section 7.04(b) hereof and otherwise be admitted to the Partnership in accordance with Section 7.03 hereof.  At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partner Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner.  Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and the Class A Limited Partners (exercised through the Consent of the Class A Limited Partners) within ten days following the removal of the General Partner.  In the event that the parties are unable to agree upon an appraiser, the removed General Partner and the Class A Limited Partners (exercised through the Consent of the Class A Limited Partners) each shall select an appraiser.  Each such appraiser shall complete an appraisal of the fair market value of

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the removed General Partner’s General Partner Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partner Interest no later than 60 days after the removal of the General Partner.  In such case, the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals closest in value.

(c)           The General Partner Interest of a removed General Partner, during the time after default until transfer under Section 7.05(b) hereof, shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners.  Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.05(b) hereof.

(d)           All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section 7.05.

ARTICLE VIII.
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

8.01        Management of the Partnership.  The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.  Notwithstanding anything to the contrary contained in this Agreement, none of the actions taken by any of the Limited Partners hereunder shall constitute participation in the control of the business of the Partnership within the meaning of the Act.

8.02        Power of Attorney.  Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, including duly adapted amendments hereto, which power of attorney is coupled with an interest and shall survive and not be affected by the subsequent death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.  This power of attorney may be exercised by such attorney-in-fact for all Limited Partners (or any of them) by a single signature of the General Partner acting as attorney-in-fact with or without listing all of the Limited Partners executing an instrument.

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8.03        Limitation on Liability of Limited Partners.  No Limited Partner, in its capacity as such, shall be liable for any debts, liabilities, contracts or obligations of the Partnership.  Except as otherwise provided in this Agreement or under the Act, a Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder.  After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act or as otherwise provided for herein, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

8.04        Common Unit Redemption Right.

(a)           Subject to Sections 8.04(b), (c), (d), (e) and (f) hereof and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Class A Common Units held by them, each holder of Class A Common Units shall have the right (the “Common Unit Redemption Right”), for a period of 90 days beginning 30 days after the Chargeback Allocation has occurred in full (the “Initial Common Put Window”) or any time beginning one year after the expiration of the Common Call Window if the General Partner has not delivered a Call Notice pursuant to Section 8.06(a), to require the Company to convert on a Specified Redemption Date all of the Class A Common Units held by such Limited Partner at a redemption price equal to and in the form of the Common Unit Redemption Amount to be paid by the Company.  The Common Unit Redemption Right shall be exercised pursuant to a Notice of Exercise of Redemption Right in substantially the form attached hereto as Exhibit B-1 delivered to the Company (with a copy to the General Partner) by the Limited Partner who is exercising the Common Unit Redemption Right (the “Redeeming Common Limited Partner”); provided, however, that the Company shall, in its sole and absolute discretion, have the option to deliver either the Common Cash Amount or the Common REIT Shares Amount; provided, further, that the Company shall not be obligated to satisfy such Common Unit Redemption Right if the Company elects to purchase the Class A Common Units subject to the Notice of Redemption.  The Redeeming Common Limited Partner shall have no right, with respect to any Class A Common Units so redeemed, to receive any distribution paid with respect to Class A Common Units if the record date for such distribution is on or after the Specified Redemption Date.

(b)           Notwithstanding the provisions of Section 8.04(a) hereof, a Limited Partner that exercises the Common Unit Redemption Right shall be deemed to have offered to sell the Class A Common Units described in the Notice of Redemption to the Company, and the Company may, in its sole and absolute discretion, elect to purchase directly and acquire such Class A Common Units by paying to the Redeeming Common Limited Partner either the Common Cash Amount or the Common REIT Shares Amount, as elected by the Company (in its sole and absolute discretion), on the Specified Redemption Date, whereupon the Company shall acquire the Class A Common Units offered for redemption by the Redeeming Common Limited Partner and shall be treated for all purposes of this Agreement as the owner of such Class A Common Units.  If the Company shall elect to exercise its right to purchase Class A Common Units under this Section 8.04(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Common Limited Partner within five business days after the receipt by the Company of such Notice of Redemption.

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In the event the General Partner shall exercise its right to purchase Class A Common Units with respect to the exercise of a Common Unit Redemption Right, the Partnership shall have no obligation to pay any amount to the Redeeming Common Limited Partner with respect to such Redeeming Common Limited Partner’s exercise of such Common Unit Redemption Right, and each of the Redeeming Common Limited Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Common Limited Partner for federal income tax purposes as a sale of the Redeeming Common Limited Partner’s Class A Common Units to the General Partner.  Each Redeeming Common Limited Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Common Unit Redemption Right.

(c)           Notwithstanding the provisions of Section 8.04(a) and 8.04(b) hereof, a Limited Partner shall not be entitled to exercise the Common Unit Redemption Right if the delivery of REIT Shares to such Limited Partner on the Specified Redemption Date by the Company pursuant to Section 8.04(b) hereof (regardless of whether or not the Company would in fact exercise its rights under Section 8.04(b) hereof) would (i) result in such Limited Partner or any other Person (as defined in the Charter) owning, directly or indirectly, REIT Shares in excess of the Ownership Limit and calculated in accordance therewith, except as provided in the Charter, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of the Company’s, the Partnership’s or a Subsidiary Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (v) otherwise cause the Company to fail to qualify as a REIT under the Code, or (vi) cause the acquisition of REIT Shares by such Limited Partner to be “integrated” with any other distribution of REIT Shares or Class A Common Units for purposes of complying with the registration provisions of the Securities Act.  The Company agrees to maintain an effective registration statement for the issuance or resale of REIT Shares.  The General Partner, in its sole and absolute discretion and without the consent of any other Partner or Person, may waive the restriction on redemption set forth in this Section 8.04(c).

(d)           Any Common Cash Amount to be paid to a Redeeming Common Limited Partner pursuant to this Section 8.04 shall be paid on the Specified Redemption Date.

(e)           Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Common Limited Partner’s exercise of the Common Unit Redemption Right.  If a Redeeming Common Limited Partner believes that it is exempt from such withholding upon the exercise of the Common Unit Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in substantially the form attached hereto as Exhibit C-1 or Exhibit C-2.  If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Common Limited Partner’s exercise of the Common Unit Redemption Right and if the Common Unit Redemption Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by such Partner in redemption of its Class A

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Common Units.  If, however, the Common Unit Redemption Amount is less than the Withheld Amount, the Redeeming Common Limited Partner shall not receive any portion of the Common Unit Redemption Amount, the Common Unit Redemption Amount shall be treated as an amount received by such Partner in redemption of its Class A Common Units, and the Partner shall contribute the excess of the Withheld Amount over the Common Unit Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.

(f)            Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Common Unit Redemption Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.  If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, restrictions are necessary in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

8.05        Preferred Unit Redemption Right.

(a)           Subject to Sections 8.05(b), (c), (d) and (e) hereof and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Preferred Units held by them, for a period of 90 days beginning April 1, 2014 (the “Initial Preferred Put Window”) or any time beginning one year after the expiration of the Preferred Call Window if the General Partner has not delivered a Call Notice pursuant to Section 8.06(b), each holder of Preferred Units shall have the right (the “Preferred Unit Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all of the Preferred Units held by such Limited Partner at a redemption price equal to and in the form of the Preferred Unit Redemption Amount to be paid by the Partnership.  The Preferred Unit Redemption Right shall be exercised pursuant to a Notice of Exercise of Redemption Right in substantially the form attached hereto as Exhibit B-2 delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Preferred Unit Redemption Right (the “Redeeming Preferred Limited Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Preferred Unit Redemption Right if the General Partner elects to purchase the Preferred Units subject to the Notice of Redemption.  The Redeeming Preferred Limited Partner shall have no right, with respect to any Preferred Units so redeemed, to receive any distribution paid with respect to Preferred Units if the record date for such distribution is on or after the Specified Redemption Date.

(b)           Notwithstanding the provisions of Section 8.05(a) hereof, a Limited Partner that exercises the Preferred Unit Redemption Right shall be deemed to have offered to sell the Preferred Units described in the Notice of Redemption to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Preferred Units by paying to the Redeeming Preferred Limited Partner the Preferred Cash Amount on the Specified Redemption Date, whereupon the General Partner shall acquire the Preferred Units offered for redemption by the Redeeming Preferred Limited Partner and shall be treated for all purposes of this Agreement as the owner of such Preferred Units.  If the General

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Partner shall elect to exercise its right to purchase Preferred Units under this Section 8.05(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Preferred Limited Partner within five business days after the receipt by the General Partner of such Notice of Redemption.

In the event the General Partner shall exercise its right to purchase Preferred Units with respect to the exercise of a Preferred Unit Redemption Right, the Partnership shall have no obligation to pay any amount to the Redeeming Preferred Limited Partner with respect to such Redeeming Preferred Limited Partner’s exercise of such Preferred Unit Redemption Right, and each of the Redeeming Preferred Limited Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Preferred Limited Partner for federal income tax purposes as a sale of the Redeeming Preferred Limited Partner’s Preferred Units to the General Partner.

(c)           Any Preferred Cash Amount to be paid to a Redeeming Preferred Limited Partner pursuant to this Section 8.05 shall be paid on the Specified Redemption Date.

(d)           Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Preferred Limited Partner’s exercise of the Preferred Unit Redemption Right.  If a Redeeming Preferred Limited Partner believes that it is exempt from such withholding upon the exercise of the Preferred Unit Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in substantially the form attached hereto as Exhibit C-1 or Exhibit C-2.  If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Preferred Limited Partner’s exercise of the Preferred Unit Redemption Right and if the Preferred Unit Redemption Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by such Partner in redemption of its Preferred Units.  If, however, the Preferred Unit Redemption Amount is less than the Withheld Amount, the Redeeming Preferred Limited Partner shall not receive any portion of the Preferred Unit Redemption Amount, the Preferred Unit Redemption Amount shall be treated as an amount received by such Partner in redemption of its Preferred Units, and the Partner shall contribute the excess of the Withheld Amount over the Preferred Unit Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.

(e)           Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Preferred Unit Redemption Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.  If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give a Restriction Notice to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, restrictions are necessary in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

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8.06                        Redemption of Units at General Partner’s Option.

(a)                                  Notwithstanding anything in this Agreement to the contrary, for a period of 30 days beginning one year after the expiration of the Initial Common Put Window (the “Common Call Window”), the General Partner may, in its sole and absolute discretion, require any holder of Class A Common Units (by delivering a Call Notice to such holder of Class A Common Units) to tender all of its Class A Common Units to the General Partner in exchange for, at the election of and in the sole and absolute discretion of the General Partner, either the Common Cash Amount or a number of REIT Shares equal to the Common REIT Shares Amount payable on the Specified Redemption Date and otherwise in accordance with the procedures and provisions set forth in 8.04(a) and 8.04(b).

(b)                                 Notwithstanding anything in this Agreement to the contrary, for a period of 30 days beginning one year after the expiration of the Initial Preferred Put Window (the “Preferred Call Window”), the General Partner may, in its sole and absolute discretion, require any holder of Preferred Units (by delivering a Call Notice to such holder of Preferred Units) to tender all of its Preferred Units outstanding to the General Partner in exchange for the Preferred Cash Amount payable on the Specified Redemption Date and otherwise in accordance with the procedures and provisions set forth in 8.05(a) and 8.05(b).

ARTICLE IX.
TRANSFERS OF PARTNERSHIP INTERESTS

9.01                        Purchase for Investment.

(a)                                  Each Limited Partner, by its signature below or by its subsequent admission to the Partnership, hereby represents and warrants to the General Partner and to the Partnership that the acquisition of such Limited Partner’s Partnership Units is made for investment purposes only and not with a view to the resale or distribution of such Partnership Units.

(b)                                 Subject to the provisions of Section 9.02 hereof, each Limited Partner agrees that such Limited Partner will not Transfer such Limited Partner’s Partnership Units or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.01(a) hereof.

9.02                        Restrictions on Transfer of Partnership Units.

(a)                                  Except as provided herein and subject to the provisions of Sections 9.02(b), (c) and (d) hereof, to the fullest extent permitted by law, no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of such Limited Partner’s Partnership Units, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion.  The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

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(b)                                 No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.05 hereof) of all of such Limited Partner’s Partnership Units pursuant to this Article IX or pursuant to a redemption of all of such Limited Partner’s Class A Common Units and Preferred Units pursuant to Sections 8.04 and 8.05 hereof.  Upon the permitted Transfer or redemption of all of a Limited Partner’s Partnership Units, such Limited Partner shall cease to be a Limited Partner.

(c)                                  Subject to Sections 9.02(d), (e) and (f) hereof, a Limited Partner may Transfer, with the consent of the General Partner, all or a portion of such Limited Partner’s Partnership Units to such Limited Partner’s (i) parent or parent’s spouse, (ii) spouse, (iii) natural or adopted descendant or descendants, (iv) spouse of such Limited Partner’s descendant, (v) brother or sister, (vi) trust created by such Limited Partner for the primary benefit of such Limited Partner and/or any such Person(s) described in (i) through (v) above, of which trust such Limited Partner or any such Person(s) or bank or other commercial entity in the business of acting as a fiduciary in its ordinary course of business and having an equity capitalization of at least $100,000,000 is a trustee, (vii) a corporation, partnership or limited liability company controlled by such Limited Partner and/or a Person or Persons named in (i) through (v) above, or (viii) if the Limited Partner is an entity, its beneficial owners.

(d)                                 No Limited Partner may effect a Transfer of its Partnership Units, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Partnership Units under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

(e)                                  No Transfer by a Limited Partner of its Partnership Units, in whole or in part, may be made to any Person if the General Partner determine, in their commercially reasonable discretion, that (i) such Transfer would result in the Partnership being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) it would adversely affect the ability of the Company to continue to qualify as a REIT or subject the Company to any additional taxes under Section 857 or Section 4981 of the Code or (iii) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; provided, that if the General Partner secures an opinion of nationally recognized United States tax counsel that the Partnership would, if such Transfer were completed, satisfy one or more provisions under Section 7704 of the Code and the Regulations promulgated thereunder such that the Partnership would not be treated as a “publicly traded partnership” for U.S. federal income tax purposes, then such Transfer shall not be prohibited by this Section 9.02(e).

(f)                                    To the fullest extent permitted by law, any purported Transfer in contravention of any of the provisions of this Article IX shall be void ab initio and ineffectual and shall not be binding upon, or recognized by, the General Partner or the Partnership.

46

(g)                                 Prior to the consummation of any Transfer under this Article IX, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

(h)                                 Notwithstanding anything to the contrary in this Agreement, AREP shall not Transfer any of its Class A Common Units until the Chargeback Allocation has occurred in full.

9.03                        Admission of Substitute Limited Partner.

(a)                                  Subject to the other provisions of this Article IX, an assignee of the Partnership Units of a Limited Partner (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Partnership Units) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion, and upon the satisfactory completion of the following:

(i)                                     The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.

(ii)                                  The assignee shall have delivered a letter containing the representation set forth in Section 9.01(a) hereof and the representations and warranties set forth in Section 9.01(b) hereof.

(iii)                               If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.

(iv)                              The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.02 hereof.

(v)                                 The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.

(vi)                              The assignee shall have obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.

(b)                                 For the purpose of allocating Net Income and Net Loss and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Limited Partner on the later of the date

47

specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c)                                  The General Partner and the Substitute Limited Partner shall cooperate with each other by preparing the documentation required by this Section 9.03 and making all official filings and publications.  The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article IX to the admission of such Person as a Limited Partner of the Partnership.

9.04                        Rights of Assignees of Partnership Units.

(a)                                  Subject to the provisions of Sections 9.01 and 9.02 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Units until the Partnership has received notice thereof.

(b)                                 Any Person who is the assignee of all or any portion of a Limited Partner’s Partnership Units, but does not become a Substitute Limited Partner and desires to make a further assignment of such Partnership Units, shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Partnership Units.

9.05                        Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner.  To the fullest extent permitted by law, the occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not, in and of itself, cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue, and such Limited Partner’s personal representative (as defined in the Act) shall have the rights of such Limited Partner for the purpose of settling or managing such Limited Partner’s estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of such Limited Partner’s Partnership Units and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

9.06                        Joint Ownership of Partnership Units.  A Partnership Unit may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common.  The written consent or vote of both owners of any such jointly held Partnership Unit shall be required to constitute the action of the owners of such Partnership Unit; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners.  Upon the death of one owner of a Partnership Unit held in a joint tenancy with a right of survivorship, the Partnership Unit shall become owned solely by the survivor as a Limited Partner and not as an assignee.  The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Unit until it shall have received notice of such death.  Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Unit to be divided into

48

two equal Partnership Units, which shall thereafter be owned separately by each of the former owners.

ARTICLE X.
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

10.01                 Books and Records.  At all times during the continuance of the Partnership, the General Partner shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership of the Partnership and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act.  Any Limited Partner or its duly authorized representative, for any purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.

10.02                 Custody of Partnership Funds; Bank Accounts.

(a)                                  All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b)                                 All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner.  The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.02(b).

10.03                 Fiscal and Taxable Year.  The fiscal and taxable year of the Partnership shall be the calendar year unless otherwise required by the Code.

10.04                 Annual Tax Information and Report.  Within 75 days after the end of each fiscal year of the Partnership, or as soon as practicable thereafter, the General Partner shall furnish to each Person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.

10.05                 Tax Matters Partner; Tax Elections; Special Basis Adjustments.

(a)                                  The General Partner shall be the Tax Matters Partner of the Partnership.  As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner.  The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General

49

Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses.  In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.

(b)                                 All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

(c)                                  In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties.  Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement.  Each Partner will furnish the Partnership with all information necessary to give effect to such election.

(d)                                 In the event that the General Partner shall be removed or replaced pursuant to any provision of this Agreement, the successor to the General Partner shall assume the obligations of this Section 10.05.

(e)                                  The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”).  The Tax Matters Partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners.  The Partnership and the Partners (including any Person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance.  The Partnership is also authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation § 1.83-3, including amending this Agreement.

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10.06                 Reports to Limited Partners.

(a)                                  If the Company is required to furnish an annual report to its stockholders containing financial statements of the Company, the Company will, at the same time and in the same manner, furnish such annual report to each Limited Partner.

(b)                                 Any Partner shall further have the right to a private audit of the books and records of the Partnership, provided that such audit is made for Partnership purposes, at the sole expense of the Partner desiring it and is made during normal business hours.

ARTICLE XI.
AMENDMENT OF AGREEMENT; MERGER

11.01                 Amendment of Agreement.

Except as otherwise provided herein, the General Partner’s written consent shall be required for any amendment to this Agreement.  Except as otherwise provided herein, the General Partner, without the consent of the Limited Partners or any other Person, may amend this Agreement in any respect; provided, however, that the following amendments shall require both (i) the Consent of the Class A Limited Partners and (ii) the Limited Partners holding more than a majority of the Preferred Units:

(a)                                  any amendment affecting the operation of the Conversion Factor or the Common Unit Redemption Right or Preferred Unit Redemption Right (except as otherwise provided herein) in a manner that adversely affects the Limited Partners benefitting from those provisions in any material respect;

(b)                                 any amendment that would adversely affect the rights of the Limited Partners in any material respect to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;

(c)                                  any amendment that would alter the Partnership’s allocations of Net Income and Net Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;

(d)                                 any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership; or

(e)                                  any amendment to this Article XI.

11.02                 Merger of Partnership.

Notwithstanding any provision of this Agreement, the General Partner, without the consent of the Limited Partners or any other Person, may (i) merge or consolidate the Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company, corporation or other Person or (ii) sell all or substantially all of the assets of the Partnership in a transaction pursuant to Section 7.02(a) or (b) hereof and may amend this Agreement in any manner or adopt a new limited partnership agreement for the Partnership in connection with any such transaction consistent with the provisions of this Article XI.

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ARTICLE XII.
GENERAL PROVISIONS

12.01                 Notices.  All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto, as it may be amended or restated from time to time; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address.  Notices to the General Partner and the Partnership shall be delivered at or mailed to the Partnership’s office address set forth in Section 2.03 hereof.  The General Partner and the Partnership may specify a different address by notifying the Limited Partners in writing of such different address.

12.02                 Survival of Rights.  Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

12.03                 Additional Documents.  Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.

12.04                 Severability.  If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

12.05                 Entire Agreement.  This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.  In furtherance of the foregoing, the Partners acknowledge that the First Restated Agreement is hereby superseded in its entirety and this Agreement amends and restates any prior agreement of limited partnership of the Partnership.

12.06                 Pronouns and Plurals.  When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

12.07                 Headings.  The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

12.08                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

12.09                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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ARTICLE XIII.
GUARANTEE BY REALTY INCOME

13.01                 Guarantee.  The Company hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the payment and performance of all obligations of the General Partner under Sections 8.05 and 8.06 of this Agreement (the “Guaranteed Obligations”).

13.02                 Certain Waivers.  To the fullest extent permitted by applicable law, the Company waives presentment to, demand of payment from and protest to each Limited Partner, and also waives notice of acceptance of the guarantee pursuant to this Article XIII and notice of protest for non-payment.  To the fullest extent permitted by applicable law, the obligations of the Company hereunder shall not be affected by the failure of any Limited Partner to assert any claim or demand or to exercise or enforce any right or remedy against the General Partner under the provisions of this Agreement or otherwise.

13.03                 Guarantee Absolute.  The Company agrees that the guarantee pursuant to this Article XIII constitutes an absolute, unconditional, present and continuing guarantee of payment and not of collection, and waives any right to require that any resort be had by any Limited Partner (a) against the General Partner or any other Person for the Guaranteed Obligations or (b) against any other right or remedy available to any Limited Partner by contract, applicable law or otherwise.  It is the intent of the guarantee pursuant to this Article XIII that each Limited Partner shall have resort to the Company without asserting or resorting to any remedy against the General Partner or any other Person and without demand to it, as though the Company was primarily liable for any Guaranteed Obligations.

13.04                 Additional Waivers.  Without limiting the foregoing, the Company hereby waives and relinquishes all rights and remedies now or hereafter accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provision, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require any Limited Partner to proceed against the General Partner or any other Person or to proceed against or exhaust any security held by any Limited Partner at any time or to pursue any other remedy in such Limited Partner’s power before proceeding against the Company; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of the General Partner or any other Person, or any defect in the formation of the General Partner or any other Person; (c) any defense that may arise by reason of the Incapacity, lack of authority, insolvency, bankruptcy, death or disability of the General Partner or  any other guarantor or other Person or the failure of any Limited Partner to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the General Partner or any other guarantor or other Person; (d) notice of the existence, creation or incurring of any new or additional indebtedness or obligation of the General Partner under this Agreement or of any action or non-action on the part of the General Partner under this Agreement or in connection with any Guaranteed Obligation; (e) any defense based upon an election of remedies by any Limited Partner which destroys or otherwise impairs any subrogation rights of the Company or any right of the Company to proceed against the General Partner or any other Person for reimbursement, or both; (f) any defense based upon any statute or

53

rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (g) any duty on the part of any Limited Partner to disclose to the Company any facts any Limited Partner may now or hereafter know about the General Partner, regardless of whether any Limited Partner has reason to believe that any such fact materially increases the risk beyond that which the Company intends to assume or has reason to believe that any such fact is unknown to the Company or has a reasonable opportunity to communicate such fact to the Company, it being understood and agreed that the Company is fully responsible for being and keeping informed of the financial condition of the General Partner and of all circumstances bearing on the risk of nonpayment or non-performance of any Guaranteed Obligation; (h) any defense arising because of any Limited Partner’s election, in any proceeding instituted under the federal Bankruptcy Code; (i) any defense based upon the validity or enforceability of this Agreement; (j) any defense or rights arising under any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law or requirement, which may delay, prevent or otherwise affect the performance by the Company of any of the Guaranteed Obligations; (k) diligence, presentment and demand; (l) any requirement to mitigate any damages resulting from any default under this Agreement; and (m) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code.

13.05                 No Waiver by Limited Partner.  This Article XIII and any right of any Limited Partner hereunder may be waived in whole or in part, and the Company may be released from its obligations hereunder, only with the Consent of the Class A Limited Partners.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Amended and Restated Agreement of Limited Partnership, all as of the [ • ] day of [ • ], 201[ • ].

GENERAL PARTNER:

[ • ]

By:
Name:
Title:

55

LIMITED PARTNERS:

American Realty Capital Advisors, LLC

By:
Name:
Title:

ARC Real Estate Partners, LLC

By:
Name:
Title:

By:
Name:
Title:

56

EXHIBIT A

(2)                                  (As of [ • ], 2012)(4)

Partner	Cash Contribution		Agreed Value of non- cash Capital Contribution			Class A Common Units	Class B Common Units	Preferred Units	Percentage Interest
General Partner:
[ • ]. Address: c/o Realty Income Corporation 600 La Terraza Blvd. Escondido, California 92025-3873	$	[ • ]	$	[0	]	[ • ]		[ • ]	[ • ]	%
Limited Partners:
American Realty Capital Advisors, LLC Address: 405 Park Avenue New York, New York 10022	$	[ • ]	$	[0	]	[ • ]		[ • ]	[ • ]	%
ARC Real Estate Partners, LLC Address: 405 Park Avenue New York, New York 10022	$	[ • ]	$	[0	]	[ • ]		[ • ]	[ • ]	%
Nicholas S. Schorsch								[ • ]
William M. Kahane								[ • ]
TOTALS	[ • ]		[ • ]			[ • ]		[ • ]	100%

(4)  To be Updated

A-1

EXHIBIT B-1

NOTICE OF EXERCISE OF COMMON UNIT REDEMPTION RIGHT

In accordance with Section 8.04 of the Amended and Restated Agreement of Limited Partnership (as amended, the “Agreement”) of Tau Operating Partnership, L.P., the undersigned hereby irrevocably (i) presents for redemption                        Class A Common Units in Tau Operating Partnership, L.P.  in accordance with the terms of the Agreement and the Common Unit Redemption Right referred to in Section 8.04 thereof, (ii) surrenders such Common Units and all right, title and interest therein and (iii) directs that the Common Cash Amount or Common REIT Shares Amount (as defined in the Agreement) as determined by the Partnership deliverable upon exercise of the Common Unit Redemption Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

Dated:
Name of Limited Partner:

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:
Please insert social security or identifying number:
Name:

B-1-1

EXHIBIT B-2

NOTICE OF EXERCISE OF PREFERRED UNIT REDEMPTION RIGHT

In accordance with Section 8.05 of the Amended and Restated Agreement of Limited Partnership (as amended, the “Agreement”) of Tau Operating Partnership, L.P., the undersigned hereby irrevocably (i) presents for redemption                        Preferred Units in Tau Operating Partnership, L.P.  in accordance with the terms of the Agreement and the Preferred Unit Redemption Right referred to in Section 8.05 thereof, (ii) surrenders such Preferred Units and all right, title and interest therein and (iii) directs that the Preferred Cash Amount deliverable upon exercise of the Preferred Unit Redemption Right be delivered to the address specified below.

Dated:
Name of Limited Partner:

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:
Please insert social security or identifying number:
Name:

B-2-1

EXHIBIT C-1

CERTIFICATION OF NON-FOREIGN STATUS
(FOR REDEEMING LIMITED PARTNERS THAT ARE ENTITIES)

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 10% of the amount realized by the non-U.S. person upon the disposition.  To inform [ • ] (the “General Partner”) and Tau Operating Partnership, L.P.  (the “Partnership”) that no withholding is required with respect to the redemption by                        (“Partner”) of its Partnership Units in the Partnership, the undersigned hereby certifies the following on behalf of Partner:

1.                                       Partner is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Code and the Treasury regulations thereunder.

2.                                       Partner is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

3.                                       The U.S. employer identification number of Partner is                          .

4.                                       The principal business address of Partner is:                               ,                                and Partner’s place of incorporation is                                          .

5.                                       Partner agrees to inform the General Partner if it becomes a foreign person at any time during the three-year period immediately following the date of this notice.

6.                                       Partner understands that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

PARTNER:

By:
Name:
Title:

C-1-1

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Partner.

Date:

Name:

Title:

C-1-2

EXHIBIT C-2

CERTIFICATION OF NON-FOREIGN STATUS  (FOR REDEEMING LIMITED PARTNERS THAT ARE INDIVIDUALS)

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in Section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 10% of the amount realized by the non-U.S. person upon the disposition.  To inform [ • ] (the “General Partner”) and Tau Operating Partnership, L.P.  (the “Partnership”) that no withholding is required with respect to my redemption of my Partnership Units in the Partnership, I,                                , hereby certify the following:

1.                                       I am not a nonresident alien for purposes of U.S. income taxation.

2.                                       My U.S. taxpayer identification number (social security number) is                             .

3.                                       My home address is:                                                                  .

4.                                       I agree to inform the General Partner promptly if I become a nonresident alien at any time during the three-year period immediately following the date of this notice.

5.                                       I understand that this certification may be disclosed to the Internal Revenue Service by the General Partner and that any false statement contained herein could be punished by fine, imprisonment, or both.

Name:

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete.

Name:

Title:

C-2-1

EXHIBIT E

Form of Section 368 Opinion

Realty Income Corporation

600 La Terraza Blvd.

Escondido, CA 92025

Re:                               Agreement and Plan of Merger dated as of September 6, 2012

Ladies and Gentlemen:

We have acted as special counsel to Realty Income Corporation, a Maryland corporation (“Realty Income”), in connection with the proposed merger (the “Merger”) of American Realty Capital Trust, Inc., a Maryland corporation (“ARCT”), with and into Tau Acquisition LLC, a Delaware limited liability company (“Merger Sub”), a wholly owned subsidiary of Realty Income, with Merger Sub surviving.  The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of September 6, 2012 (the “Merger Agreement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In acting as counsel to Realty Income in connection with the Merger, we have participated in the preparation of the Merger Agreement, and pursuant to Section 7.2(f) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts, representations and assumptions set forth herein, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the respective tax representation letters of Realty Income and Merger Sub and of ARCT delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.                                      Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.                                       The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Maryland;

3.                                       All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.                                       Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification; and

5.                                       The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.                                       This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.                                       No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered only to you in connection with the Merger and pursuant to the requirements of Section 7.2(f) of the Merger Agreement and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission.  In addition, this opinion letter may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent.

Very truly yours,

EXHIBIT F

Form of Section 368 Opinion

American Realty Capital Trust, Inc.

405 Park Avenue

14th Floor

New York, NY 10022

Re:                               Agreement and Plan of Merger dated as of September 6, 2012

Ladies and Gentlemen:

We have acted as special counsel to American Realty Capital Trust, Inc., a Maryland corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company, with and into Tau Acquisition LLC, a Delaware limited liability company (“Merger Sub”), and a wholly owned subsidiary of Realty Income Corporation, a Maryland corporation (“RIC”), with Merger Sub surviving.  The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of September 6, 2012 (the “Merger Agreement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In acting as counsel to the Company in connection with the Merger, we have participated in the preparation of the Merger Agreement, and pursuant to Section 7.3(f) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts, representations and assumptions set forth herein, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the respective tax representation letters of the Company and of RIC and Merger Sub delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.                                      Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.                                       The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Maryland and the State of Delaware;

3.                                       All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.                                       Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification; and

5.                                       The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.                                       This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.                                       No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered only to you in connection with the Merger and pursuant to the requirements of Section 7.3(f) of the Merger Agreement and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission.  In addition, this opinion letter may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent.

Very truly yours,